Exhibit 4.1

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

10 July 2015

HOLCIM LTD

LAFARGE S.A.

CRH INTERNATIONAL

CRH FÜNFTE VERMÖGENSVERWALTUNGS GMBH

and

CRH PLC

AMENDED AND RESTATED AGREEMENT

for the sale and purchase of the

PROJECT CITIES SHARES AND

HOLCIM US ASSETS

(The following schedules to the agreement have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules to the Commission supplementally upon request.)

SCHEDULE 1	HOLCIM LOCAL SCHEDULE – BRAZIL
SCHEDULE 2	HOLCIM LOCAL SCHEDULE – CANADA
SCHEDULE 3	HOLCIM LOCAL SCHEDULE – FRANCE
SCHEDULE 4	HOLCIM LOCAL SCHEDULE – HUNGARY
SCHEDULE 5	HOLCIM LOCAL SCHEDULE – SERBIA
SCHEDULE 6	HOLCIM LOCAL SCHEDULE – SLOVAKIA
SCHEDULE 7	LAFARGE LOCAL SCHEDULE – BRAZIL
SCHEDULE 8A	LAFARGE LOCAL SCHEDULE – FRANCE (KERCIM)
SCHEDULE 8B	LAFARGE LOCAL SCHEDULE – GERMANY
SCHEDULE 9	LAFARGE LOCAL SCHEDULE – LA REUNION
SCHEDULE 10	LAFARGE LOCAL SCHEDULE – ROMANIA
SCHEDULE 11	LAFARGE LOCAL SCHEDULE – UNITED KINGDOM
SCHEDULE 12	HOLCIM PRICE ALLOCATION
SCHEDULE 13	LAFARGE PRICE ALLOCATION
SCHEDULE 14	LAFARGE-TARMAC
SCHEDULE 15	ACCOUNTING PRINCIPLES
SCHEDULE 16	SAMPLE CALCULATIONS OF ACCOUNTING ITEMS
SCHEDULE 17	BRAZIL
SCHEDULE 18	MATERIAL CONTRACTS
SCHEDULE 19	CLAUSE 9.24 MATERIAL CONTRACTS
SCHEDULE 20	TRANSACTION DOCUMENTS
SCHEDULE 21	LAFARGE SUPPLY AGREEMENTS
SCHEDULE 22	HOLCIM NON-CONTROLLING INTERESTS
SCHEDULE 23	LAFARGE NON-CONTROLLING INTERESTS
SCHEDULE 24	HOLCIM SUBSIDIARIES
SCHEDULE 25	LAFARGE SUBSIDIARIES
SCHEDULE 26	DIVESTITURE TRUSTEE MANDATES
SCHEDULE 27	ANTIRUST DISCLOSURES
SCHEDULE 28	HOLCIM SUPPLY AGREEMENTS

AGREEMENT

dated 10 July 2015

BETWEEN:

1.	HOLCIM LTD of Zürcherstrasse 156, 8645 Jona, Switzerland (Holcim);

2.	LAFARGE S.A. of 61, rue des Belles Feuilles, 75116 Paris, France (Lafarge and with Holcim, each a Seller and together, acting severally and not jointly for the purposes of this Agreement, the Sellers);

3.	CRH INTERNATIONAL of Belgard Castle, Clondalkin, Co. Dublin, Ireland (the Purchaser);

4.	CRH FÜNFTE VERMÖGENSVERWALTUNGS GMBH of Theodorstraße 297, 40472 Düsseldorf, Germany (the German Local Purchaser); and

5.	CRH PLC of 42 Fitzwilliam Square, Dublin 2, Ireland (CRH)

(each a Party and together the Parties).

WHEREAS:

(A)	On 7 April 2014, the Sellers announced their intention to merge their businesses (the Merger), such merger to be implemented by a tender offer by Holcim for the shares of Lafarge (the Tender Offer).

(B)	In order to obtain the regulatory clearances necessary to complete the Merger, the Sellers must agree to divest certain of their businesses.

(C)	On 31 January 2015, the Purchaser made a binding irrevocable offer to acquire from the Sellers the Holcim Sale Companies Shares, the Lafarge Sale Companies Shares and the Holcim US Assets on the terms of the Binding Offer Letter and Original SPA. The Binding Offer Letter was accepted by the Sellers on 26 May 2015 at which point the Original SPA came into effect. This Agreement amends, restates and supersedes the Original SPA.

(D)	On 19 March 2015, the CRH Shareholders have passed the Resolution at the CRH Shareholders Meeting.

(E)	The Sellers have accordingly agreed to sell (through the Holcim Designated Sellers and the Lafarge Share Sellers respectively), and the Purchaser has agreed to purchase (through the Designated Purchasers), the Holcim Sale Companies Shares, the Lafarge Sale Companies Shares and the Holcim US Assets respectively on the terms set out in this Agreement.

(F)	CRH is a Party to this Agreement only for the purposes of the guarantee of the Purchaser’s obligations set out in clause 2.8 and shall be deemed to be a “Party” only in the context of those provisions.

IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounting Principles has the meaning given in clause 4.4;

Additional Consideration has the meaning given in clause 18.11;

Affiliate means, in relation to any person, any other person that directly or indirectly Controls, or is under common Control with, or is Controlled by such person, it being specified that when used in relation to a fund, portfolio companies held or managed by or on behalf of such fund shall not be deemed to be an Affiliate;

Agreed Form means, in relation to a document, the form of that document as initialled, or otherwise identified in a manner agreed by the Parties, on the date of the Binding Offer Letter or on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as are expressly permitted by this Agreement or otherwise as may be agreed in writing by the Sellers and the Purchaser);

Ancillary Agreements means the US APA and any ancillary agreements related thereto, the Transitional Services Agreement, the Deed of Tax Covenant, the Holcim IP Licence, the Lafarge Supply Agreements, the Holcim Supply Agreements, the Lafarge IP Licence, the Configuration Rights Letter and the Configuration Rights Agreement;

Anti-Bribery Law means (i) the UK Bribery Act 2010, (ii) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, and (iii) any other applicable Law that relates to bribery or corruption, in each case as amended or replaced from time to time;

Antitrust Claim means any Antitrust Warranty Claim or Antitrust Indemnity Claim;

Antitrust Clearances means the EU Antitrust Clearance, the Canada Antitrust Clearance, the Serbian Antitrust Clearance and the US Antitrust Clearance;

Antitrust Damages means:

(a)	any administrative fine, or equivalent penalty under applicable law, imposed on any Target Companies by any antitrust authority of competent jurisdiction or court of competent jurisdiction and directly relating to any Infringement; and

(b)	any external costs and expenses actually and reasonably incurred by any Target Company in connection with any order, decision, ruling, decree or judgment in any proceeding or any investigation initiated or performed by the Relevant Antitrust Authority, in relation to any Infringement;

Antitrust Indemnity has the meaning given in clause 10.3;

Antitrust Indemnity Claim means any Claim under the Antitrust Indemnity;

Antitrust Warranty Claim means any Claim relating to antitrust matters under or for breach of the Warranties;

Benefit Plan means each employee pension benefit plan and each long term employee benefit plan (including Jubilee plans, early retirement plans, retirement indemnity plans and deferred compensation plans) currently maintained or contributed to, or required to be maintained or contributed to, by any Target Company for the benefit of any present or former officers or employees of any Target Company;

Best Practice Guidelines means Best Practice Guidelines: the Commission’s Model Texts for Divestiture Commitments and the Trustee Mandate under the EU Merger Regulation, issued by the European Commission on 5 December 2013;

Binding Offer Letter means the binding offer letter dated 31 January 2015 from the Purchaser to the Sellers pursuant to which the Purchaser made a binding and irrevocable offer to acquire the Holcim Sale Companies Shares, the Lafarge Sale Companies Shares and the Holcim US Assets, which was accepted by the Sellers on 26 May 2015;

Brazil Commitments means the commitments given by the Sellers to CADE dated 10 December 2014, as amended from time to time;

[***]

[***]

[***]

[***]

Business Day means:

(a)	for all purposes other than the date of Closing, a day other than a Saturday or Sunday or public holiday in England, Switzerland or France on which banks are open in London, Zurich and Paris for general commercial business; and

(b)	for purposes of the date of Closing, a day other than a Saturday or Sunday or public holiday in any jurisdiction in which the Sellers and the Purchaser and a Target Company is incorporated on which banks are open in each such jurisdiction for general commercial business;

CADE means the Brazilian Administrative Council for Economic Defense;

Canada Antitrust Clearance means, with respect to the Proposed Transactions, the expiry, waiver or termination of any applicable waiting period under Part IX of the Competition Act (Canada) provided that no order is in place that would prevent the consummation of the Proposed Transactions;

Canada Commitments means the commitments to be given by the Sellers and agreed with the Canadian Competition Bureau in its consent agreement, all as amended from time to time;

Cash means, as at the Closing Date, the aggregate of the “cash and cash equivalents” and “short term financial assets” items as defined for purposes of the preparation of the Transaction Perimeter Financial Information, including, for the avoidance of doubt, Inter-

Company Non-Trading Receivables, of the Holcim Target Companies or, as the case may be, the Lafarge Target Companies, in each case on a combined basis consistent with the Transaction Perimeter Financial Information, a sample calculation of which is set out in Schedule 16;

[***]

Circular means the shareholder circular posted by CRH to CRH Shareholders in connection with the CRH Shareholders Meeting, which incorporated the CRH Recommendation and the notice of the CRH Shareholders Meeting containing the Resolution;

Claim means any claim under or for breach of this Agreement (including any claim under clause 13), the US APA or the Deed of Tax Covenant;

Claimant Party has the meaning given in clause 11.23(b);

Clearances means the Antitrust Clearances and any other consents, approvals or actions of any Governmental Entity required to consummate the Proposed Transactions (including the Purchaser Competition Approvals);

Clearance Date means the date on which the last of the Clearances occurs;

Closing means, as applicable, the completion of the sale and purchase of the Shares and the Holcim US Assets (subject to clauses 7.1(a) and 7.1(b)), in each case in accordance with the provisions of this Agreement;

Closing Date means in relation to the transfer of the Shares and/or the transfer of the Holcim US Assets, the Main Closing Date provided that if the US Delayed Closing Trigger occurs, Closing Date shall mean, in relation to the Holcim US Assets, the relevant US Delayed Closing Date and, in relation to the Holcim Sale Company based in Canada the Main Closing Date or, as applicable, the relevant US Delayed Closing Date;

Closing Statements means the Holcim Closing Statement and Lafarge Closing Statement and each of them, a Closing Statement;

Closing Statement Notice has the meaning given in clause 4.8;

Commitments means the Brazil Commitments, the Canada Commitments, the Serbian Commitments and the EU Commitments;

Conditions means the conditions to Closing set out in clause 5.1, and Condition means any of them;

Confidential Information has the meaning given in clause 23.1(a);

Configuration Rights Letter means the letter dated 10 July 2015 from Holcim and Lafarge to the Purchaser, setting out core principles in relation to the provision and licensing to the Purchaser and the Target Companies of the rights (and associated documentation and know-how) required to implement a “Clone & Go” methodology for the IT Systems of the Target Companies and to use such IT Systems from Closing;

Configuration Rights Agreement means an agreement between the Sellers and the Purchaser, following the principles outlined in the Configuration Rights Letter, to be negotiated in good faith prior to Closing based on the Letter and executed at Closing;

Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that Party or any of its Affiliates including, on the part of the Purchaser after the Closing Date, the Target Companies;

Consent Order means the Decision and Order contained in the Consent Agreement dated April 16, 2015 entered by the US Federal Trade Commission in relation to the proposed acquisition by Holcim Ltd. of certain voting securities of Lafarge S.A.;

Contamination means (i) the presence of Hazardous Substances in the soil or groundwater at or under any Real Estate or Purchaser Indemnified Property at or prior to the Closing Date and (ii) the presence of Hazardous Substances prior to, at or after Completion to the extent resulting from migration through soil or groundwater of Hazardous Substances identified in (i) above from any Real Estate or Purchaser Indemnified Property;

Contamination Losses means any Losses relating to Contamination;

Contamination Proceeding means the receipt after the Closing Date by any relevant Target Company of a formal written notice from any Environmental Authority or a formal written notice from any other person (except any member of the Purchaser Group, any Relevant Person and/or any person associated or affiliated with any member of the Purchaser Group) of the commencement of or an intention to commence, civil, regulatory or criminal proceedings in respect of Contamination;

Control, including with its correlative meanings, Controlled by and under common Control with, means, when used in respect of a person, the power and authority to manage such person, whether directly or indirectly, through the holding of equity interests, through a contract or otherwise; it being specified that when used in respect of a fund, Control, including with its correlative meanings, Controlled by and under common Control with, means the power to advise or manage such fund;

Conversion Rate means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg at 11:00 am GMT on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

Cookstown Cement Plant has the meaning given to that term in Schedule 14;

Corporate Marks means the Holcim Corporate Marks and the Lafarge Corporate Marks;

CPC means the Commission for Protection of Competition of the Republic of Serbia;

CRH Board means the board of directors of CRH from time to time;

CRH Board Commitments means the commitment entered into by each member of the CRH Board holding shares in CRH on or around the date of the Binding Offer Letter;

CRH Income Shares means the unlisted shares of €0.02 each in the capital of CRH issued with and tied to each ordinary share of €0.32 each in the capital of CRH;

CRH Recommendation means the recommendation by the CRH Board of the Proposed Transactions substantially in the form set out below:

“The CRH Board, which has received financial advice from [•], considers the terms of the Proposed Transactions to be fair and reasonable. In providing such financial advice to the CRH Board, [•] has taken into account the CRH Board’s commercial assessment of the Proposed Transactions.

The CRH Board believes the Proposed Transactions and the Resolution to be in the best interests of the CRH Shareholders as a whole and, accordingly, unanimously recommends that the CRH Shareholders vote in favour of the Resolution to be proposed at the CRH Shareholders Meeting, as each member of the CRH Board intends to do in respect of their own beneficial holdings of, in aggregate, [•] CRH Shares, representing approximately [•] per cent. of the issued and outstanding share capital of CRH as at [•] 2015, being the last practicable day before the publication of this document.”;

CRH Shareholders means the holders of CRH Shares from time to time;

CRH Shareholders Meeting means the general meeting of CRH Shareholders at which the Resolution was approved;

CRH Shares means the ordinary shares of €0.32 each in the capital of CRH, including, where the context so admits, the CRH Income Shares;

Current Assets means, as at the Closing Date for each Target Company and/or, with respect only to Holcim, attributable to the Holcim US Assets, the aggregate of the items entitled “accounts receivables”, “inventories” and “prepaid expenses and other current assets” as defined for purposes of the preparation of the Transaction Perimeter Financial Information and calculated in accordance with the same principles, provided that, for the avoidance of doubt Cash is not included in Current Assets, a sample calculation of which is set out in Schedule 16;

Current Liabilities means, as at the Closing Date for each Target Company and/or, with respect only to Holcim, attributable to the Holcim US Assets, the aggregate of the items entitled “trade account payables”, “current income tax liabilities” and “other current liabilities” as defined for purposes of the preparation of the Transaction Perimeter Financial Information and calculated in accordance with the same principles, provided that, for the avoidance of doubt, Debts are not included in Current Liabilities, a sample calculation of which is set out in Schedule 16;

Data Room means the data room comprising (a) the documents and information made available to the Purchaser (i) from 12 November 2014 until 27 January 2015 (the Initial Disclosure); (ii) from 27 January until 31 January 2015 (the Additional Disclosure); and (iii) from 12 February 2015 to 30 June 2015 (the US Assets Disclosure) and (b) the questions submitted by the Purchaser and its advisers via that data room and responses to those questions provided by Holcim and Lafarge and their advisers (the Q&A):

(a)	which has been copied, with respect to the Initial Disclosure, onto four (4) exact copies in the form of four (4) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which:

(i)	one copy will be retained by Holcim;

(ii)	one copy will be retained by Lafarge; and

(iii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being confirmed that promptly after the date of the Binding Letter Offer, Intralinks issued a certificate relating to the preparation and contents of the Data Room relating to the Initial Disclosure;

(b)	which has been copied, with respect to the Q&A, onto four (4) exact copies in the form of four (4) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which:

(i)	one copy will be retained by Holcim;

(ii)	one copy will be retained by Lafarge; and

(iii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being confirmed that promptly after the date of the Binding Letter Offer, Intralinks issued a certificate relating to the preparation and contents of the Data Room relating to the Q&A; and

(c)	which has been copied, with respect to the Additional Disclosure, onto four (4) exact copies in the form of four (4) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which;

(i)	one copy will be retained by Holcim;

(ii)	one copy will be retained by Lafarge; and

(iii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being confirmed that, promptly after the date of the Binding Letter Offer, Intralinks issued a certificate relating to the preparation and contents of the Data Room relating to the Additional Disclosure;

(d)	which has been copied, with respect to the US Assets Disclosure, onto four (4) exact copies in the form of four (4) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which:

(i)	one copy will be retained by Holcim;

(ii)	one copy will be retained by Lafarge; and

(iii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement in Agreed Form,

it being specified that promptly after the date hereof, Intralinks shall issue a certificate relating to the preparation and contents of the Data Room relating to the US Assets Disclosure;

Debt means, as at the Closing Date, the aggregate of the “long term financial liabilities” and the “current financial liabilities” items as defined for purposes of the preparation of the Transaction Perimeter Financial Information, including, for the avoidance of doubt, Inter-Company Non-Trading Payables, of the Holcim Target Companies or, as the case may be, the Lafarge Target Companies, in each case on a combined basis consistent with the Transaction Perimeter Financial Information, a sample calculation of which is set out in Schedule 16;

Deed of Tax Covenant means the deed of Tax Covenant in the Agreed Form to be entered into on the Main Closing Date among the Sellers and the Purchaser;

Default Interest means interest at [***];

Defendant Party has the meaning given in clause 11.23(b);

Designated Purchasers means the Share Purchasers and any member of the Purchaser Group established as the purchaser of the Holcim US Assets pursuant to the US APA or clause 7.4, and Designated Purchaser means any one of them;

Designated Sellers means the Holcim Designated Sellers and the Lafarge Share Sellers, and Designated Seller means any one of them;

Detroit Terminal Site means 101 N. Forman, Detroit, MI 48209, United States;

Disposal means any sale by the Divestiture Trustee of one or more Holcim Target Companies or Lafarge Target Companies, as the case may be, or in each case all of the assets thereof, or the Holcim US Assets, in accordance with clause 7.14;

Divestiture Trustee means one or more natural or legal person(s) to be approved by (a) CADE, (b) the Canadian Competition Bureau, (c) the CPC, (d) the European Commission and (e) the US Federal Trade Commission, as required, and appointed by the Sellers and who has/have received from the Sellers the exclusive Divestiture Trustee Mandate(s);

Divestiture Trustee Mandate(s) has the meaning given in clause 7.14(c);

Divestiture Trustee Trigger has the meaning given in clause 7.1;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, easement, covenant or any other security agreement or arrangement, or any agreement to create any of the above, in each case excluding any licence of Intellectual Property Rights;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water, land and soil;

Environmental Authority means any Governmental Entity with enforcement powers to require Remedial Action;

Environmental Claim means any Environmental Warranty Claim or Environmental Indemnity Claim;

Environmental Consents means any material permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the business of the relevant Target Companies at Closing;

Environmental Indemnity has the meaning given in clause 10.10;

Environmental Indemnity Claim means any Claim under the Environmental Indemnity;

Environmental Laws means all Laws to the extent they relate to Environmental Matters;

Environmental Losses means any Losses relating to Contamination or other Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment;

Environmental Proceeding means the receipt after the Closing Date by any Target Company of notice from any Environmental Authority or a formal written notice from any other person (except any member of the Purchaser Group, any Relevant Person and/or any person associated or affiliated with any member of the Purchaser Group) of the commencement of or an intention to commence, civil, regulatory or criminal proceedings in respect of Environmental Matters;

Environmental Warranty Claim means any Claim under or for breach of the Warranties set out in clauses 9.31 and 9.32;

ERM Report means the final overview report dated 24 October 2013 produced by Environmental Resources Management Limited, provided as document 18.17.22 in the UK section of the Data Room;

Estimated Cash means, in respect of each Seller, that Seller’s estimate of what the Cash attributable to that Seller’s Target Companies (including the Estimated Inter-Company Non-Trading Receivables) will be as at the Closing Date;

Estimated Debt means, in respect of each Seller, that Seller’s estimate of what the Debt (including the Estimated Inter-Company Non-Trading Payables) attributable to that Seller’s Target Companies will be as at the Closing Date;

Estimated Inter-Company Non-Trading Payables means, in respect of each Seller, that Seller’s estimate of what the Inter-Company Non-Trading Payables attributable to that Seller’s Target Companies will be as at the Closing Date;

Estimated Inter-Company Non-Trading Receivables means, in respect of each Seller, that Seller’s estimate of what the Inter-Company Non-Trading Receivables attributable to that Seller’s Target Companies will be as at the Closing Date;

Estimated Price means, in relation to Holcim, the Holcim Estimated Price and, in relation to Lafarge, the Lafarge Estimated Price;

Estimated Working Capital means, in respect of each Seller, that Seller’s estimate of what the Working Capital attributable to that Seller’s Target Companies and/or, with respect only to Holcim, the Holcim US Assets will be as at the Closing Date;

Estimated Working Capital Adjustment means, in respect of the Target Companies of the relevant Seller and/or, with respect only to Holcim, the Holcim US Assets, that Seller’s estimate of the Working Capital Adjustment;

EU Antitrust Clearance means, in so far as the Proposed Transactions:

(A) constitute a concentration with a European Union dimension within the scope of the EU Merger Regulation, the:

(a)	issuance of a decision by the European Commission declaring the Proposed Transactions compatible with the common market pursuant to Article 6(1)(b) of the EU Merger Regulation; or

(b)	expiry of the deadlines to issue a decision with the consequence that the Proposed Transactions are being deemed compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation; or

(c)	in the event that the Proposed Transactions are referred pursuant to Article 9(3)(b) of the EU Merger Regulation or deemed to have been referred pursuant to Article 9(5) of the EU Merger Regulation, referral:

(i)	to one or more national competition authorities where the Proposed Transactions may be consummated before clearance is obtained according to the applicable national Law, including but not limited to the United Kingdom (Voluntary Regime), the European Commission indicating that it intends to refer the Proposed Transactions to any Voluntary Regime in accordance with Article 9(3) of the Regulation and, where applicable, the European Commission granting (or being deemed to grant) clearance in respect of the part of the Proposed Transactions not being referred declaring the Proposed Transactions compatible with the common market pursuant to Article 6(1)(b) of the EU Merger Regulation;

(ii)	to one or more national competition authorities where the Proposed Transactions must not be consummated before clearance is obtained according to the applicable national Law, such national competition authority(ies) clearing the whole or relevant part of the Proposed Transactions as the case may be and, where applicable, the European Commission granting (or being deemed to grant) clearance in respect of the part of the Proposed Transactions not being referred declaring the Proposed Transactions compatible with the common market pursuant to Article 6(1)(b) of the EU Merger Regulation; or

(iii)	to one or more of the national competition authority/authorities mentioned in paragraph (ii) above not issuing a decision within the required deadlines with the consequence that the Proposed Transactions are being deemed approved according to local competition Laws, and, where applicable, the European Commission granting (or being deemed to grant) clearance in respect of the part of the Proposed Transactions not being referred declaring the Proposed Transactions compatible with the common market pursuant to Article 6(1)(b) of the EU Merger Regulation; or

(B) do not constitute a concentration with a European Union dimension within the scope of the EU Merger Regulation, but do, however, require clearance from the national competition authorities of one or more EU Member States prior to consummation:

(a)	the issuance of a clearance decision by such national competition authority(ies) declaring the Proposed Transactions compatible with its/their national Law; or

(b)	the expiry of the deadlines to issue such a decision with the consequence that the Proposed Transactions are being deemed compatible with its/their national Law; or

(c)	in the event of a request for a referral to the European Commission pursuant to Article 22(2) of the EU Merger Regulation to review all of part of the Proposed Transactions and such a request being accepted or in the event of a reasoned submission for a referral to the European Commission pursuant to Article 4(5) of the EU Merger Regulation (which shall be filed only if agreed upon by the Sellers) and no competent EU Member State having expressed its disagreement with such submission in accordance with Article 4(5) of the EU Merger Regulation:

(i)	the issuance of a decision by the European Commission declaring the Proposed Transactions compatible with the common market pursuant to Article 6(1)(b) of the EU Merger Regulation applied directly or pursuant to Article 22(4) subparagraph 1 of the EU Merger Regulation in respect of all parts of the Proposed Transactions which were the subject of such a request; or

(ii)	expiry of the deadlines to issue a decision with the consequence that the Proposed Transactions are being deemed compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation; or

(iii)	all parts of the Proposed Transactions which were the subject of the request having been deemed compatible with the common market pursuant to Article 10(6) of the EU Merger Regulation applied directly or pursuant to Article 22(4) subparagraph 1 of the EU Merger Regulation;

EU Commitments means the commitments given by the Sellers to the European Commission dated 27 October 2014, as amended from time to time;

EU Merger Regulation means Council Regulation (EC) No 139/2004, as amended or replaced from time to time;

EURIBOR means the Euro interbank offered rate per annum for deposits in EUR for a period of three months which is quoted on Bloomberg at 11.00 a.m. GMT on the Relevant Date;

Excluded Assets means (in each case, for the avoidance of doubt, excluding the Holcim US Assets):

(a)	an asset which, at or before Closing, constituted part of or was used principally or wholly in respect of the business of a Seller or its Affiliates (for the avoidance of doubt, excluding the business of any Target Company);

(b)	the Holcim Corporate Product Marks, any Intellectual Property Rights for or containing the mark HOLCIM (or any other Holcim Corporate Mark), the Holcim French Patents, the Holcim Slovakia Patents, the Brazil Local Licensed Marks, the Holcim Software, any mark that is not a Holcim Local Mark or any other mark designated as the subject of a “licence” in any Annex to the Holcim IP Licence, in each case as such terms are defined in the Holcim IP Licence;

(c)	the Lafarge Corporate Product Marks, any Intellectual Property Rights for or containing the mark LAFARGE (or any other Lafarge Corporate Mark), the Lafarge Patents, the Lafarge Software and Lafarge’s co-ownership interest in the Lafarge-Tarmac Co-Owned Marks, in each case as such terms are defined in the Lafarge IP Licence;

(d)	all Intellectual Property Rights licensed by Lafarge to a Lafarge Target Company immediately prior to Closing pursuant to the Lafarge Licenses and Services Agreements; and

(e)	all Intellectual Property Rights other than those Intellectual Property Rights comprised in the Included Assets;

Fairly Disclosed means, in respect of any fact, matter or circumstance, fairly disclosed in a manner such that a prudent buyer would be reasonably likely to identify the nature and extent of the matter disclosed taking into consideration the fact that:

(a)	the Purchaser undertakes the same business as, and is a competitor of, the Target Companies; and

(b)	the documents contained in the Data Room were accessible continuously for inspection by the Purchaser and its advisers (i) between 12 November 2014 and 27 January 2015 with respect to the Initial Disclosure (as defined in the definition of Data Room); (ii) between 27 January 2015 and 31 January 2015 with respect to the Additional Disclosure (as defined in the definition of Data Room); and (iii) between 12 February 2015 and 30 June 2015 with respect to the US Assets Disclosure (as defined in the definition of Data Room).

Final Price means in respect of Holcim the amount which results from taking the Holcim Estimated Price, and in respect of Lafarge the amount which results from taking the Lafarge Estimated Price, and in each case as adjusted in accordance with clauses 4.16 to 4.19;

Financial Information Date means:

(a)	31 December 2013, in respect of the balance sheet and income statement for Holcim Brazil as set out in document 2.3.2 in the Global exchange in the Data Room and the balance sheet and income statement for Lafarge Brazil as set out in document 2.3.2 in the Global exchange in the Data Room; and

(b)	30 September 2014, in respect of all the other financial information set out in the definition of “Transaction Perimeter Financial Information” in this clause 1;

Financing has the meaning given in clause 6.6;

Firm has the meaning given in clause 4.11;

FTC Assets has the meaning given in the US Antitrust Clearance definition;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

HAB means [***];

Hazardous Substances means any substance or material (whether liquid, solid or gas) which in the particular circumstances in which it is present is an actual or likely cause of significant harm or damage to or adverse interference with the Environment;

Holcim Bank Account means the bank account of Holcim, details of which Holcim shall notify to the Purchaser in writing no later than 3 Business Days prior to the Main Closing Date (and/or such other account(s) as Holcim and the Purchaser may agree in writing);

Holcim Brazil Franchise Agreement means the franchising agreement between Holcim Technology and Holcim (BRASIL) S.A. dated 10 June 2009;

Holcim Canada Franchise Agreement means the franchising agreement between Holcim Technology and Holcim (Canada) Inc. dated 13 November 2012;

Holcim Closing Statement has the meaning given in clause 4.6;

Holcim Corporate Marks has the meaning given in the Holcim IP Licence;

Holcim Designated Sellers means (i) the Holcim Share Sellers and/or (iii) any member of the Holcim Group established as the seller of the Holcim US Assets pursuant to the US APA or clause 7.3;

Holcim Designated Seller means any one of the Holcim Designated Sellers, and for the avoidance of doubt any reference to a “Holcim Share Seller” in connection with this Agreement or any Ancillary Agreement shall be deemed to refer to “Holcim Designated Seller”;

Holcim Disposal Proceeds means the consideration receivable by the Divestiture Trustee on behalf of Holcim for any divestment of the Holcim US Assets or a Holcim Target Company or all of the assets of a Holcim Target Company pursuant to a Divestiture Trustee Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Trustee or any of the Holcim Target Companies with respect to that Disposal;

Holcim Estimated Price has the meaning given in clause 4.1;

Holcim France Franchise Agreement means the franchising agreement between Holcim Technology and Holcim (France) S.A.S. dated 8 November 2012;

Holcim Franchise Agreements means the Holcim Brazil Franchise Agreement, the Holcim Canada Franchise Agreement, the Holcim France Franchise Agreement, the Holcim Hungary Franchise Agreement, the Holcim Serbia Franchise Agreement and the Holcim Slovakia Franchise Agreement;

Holcim Group means Holcim and its Affiliates from time to time but excluding the Target Companies and any member of the Lafarge Group;

Holcim Hungary Franchise Agreement means the franchising agreement between Holcim Technology and Holcim Magyarország Kft. dated 3 October 2012;

Holcim IP Licence means the intellectual property licence between Holcim, Holcim Technology, Holcim (Belgique) S.A., Holcim (Brasil) S.A. and a member (to be agreed by the

Parties) of the Purchaser Group (including the Target Companies) to be negotiated in good faith prior to Closing based on the term sheet in the Agreed Form and executed at Closing;

Holcim Local Schedules means Schedule 1 to Schedule 6;

Holcim Price has the meaning given in clause 3.1;

Holcim Sale Company Based in Canada means Holcim (Canada) Inc.;

Holcim Sale Companies means the companies the shares of which shall be transferred pursuant to the Proposed Transactions and which are listed in column 2 of Part A of each of the Holcim Local Schedules;

Holcim Sale Companies Shares means the shares of the Holcim Sale Companies that are owned by a member of the Holcim Group;

Holcim Secured Price means the amount of the Holcim Price allocated pursuant to clause 3.4 to the Holcim Target Companies or the Holcim US Assets in respect of which any Clearance has not been obtained, as shall be deposited into the Holcim Security Account on the Long Stop Date or other applicable date if clause 7.14 applies;

Holcim Secured Price Allocation means the portion of the Holcim Secured Price allocated (pursuant to clause 3.4) to the Holcim US Assets or to the Holcim Target Companies (or the assets thereof) that are the subject of a Disposal;

Holcim Security Account has the meaning given in the definition of Security Account in this clause 1;

Holcim Serbia Franchise Agreement means the franchising agreement between Holcim Technology and Holcim (Srbija) d.o.o. dated 29 August 2012;

Holcim Share Sellers means the members of the Holcim Group set out in column 1 of Part A of each of the Holcim Local Schedules and/or any member of the Holcim Group established as a Holcim Share Seller of any Holcim Sale Companies Shares pursuant to clause 7.3, and Holcim Share Seller means any one of them;

Holcim Slovakia Franchise Agreement means the franchising agreement between Holcim Technology and Holcim (Slovensko) dated 19 July 2012;

[***]

Holcim Supply Agreements means the supply agreements listed in Schedule 28 which will have been entered into by the Closing Date;

Holcim Supply Term Sheet means the term sheet in the Agreed Form which sets out the principles according to which Holcim and its Affiliates, on the one hand, and the Purchaser and its Affiliates (including, after Closing, the Target Companies), on the other hand, intended to implement certain supply arrangements;

Holcim Target Companies means: (i) the Holcim Sale Companies; and (ii) each of the Subsidiaries of such companies, and Holcim Target Company means any of them;

Holcim Technology means Holcim Technology Ltd;

Holcim Termination Fee means an amount equal to 50 per cent. of the Purchaser Termination Fee;

Holcim US Assets means the Purchased Assets (as defined in the US APA) and those Affected Employees (as defined in the US APA) who agree to employment with the Purchaser (as defined in the US APA) as of the US Assets Closing;

Holcim US Terminals at Grandville and Elmira means (i) the cement operations terminal, including all land, buildings, improvements and equipment, located at 8649 Parameter Road, Elmira, Michigan, consisting of approximately thirty-four (34) acres of land; and (ii) cement operations terminal, including all land, buildings, improvements and equipment, located at 3443 Viaduct Street South West, Grandville, Michigan, consisting of approximately six (6) acres of land;

Included Assets means:

(a)	the Holcim Local Marks designated for “transfer” in the Holcim IP Licence;

(b)	the Romania Product Mark and the Brazil Product Marks, as such term is defined in the Lafarge IP Term Sheet;

(c)	Lafarge-Tarmac’s co-ownership interest in the Lafarge-Tarmac Co-Owned Marks, as such term is defined in the Lafarge IP Licence; and

(d)	any unregistered Intellectual Property Rights (other than copyright in software) used exclusively by a Target Company in the 12 months prior to Closing;

Indemnified Issue means:

(a)	[***]

(b)	[***];

(c)	[***];

Indemnities means the indemnities set out in clause 10 of this Agreement;

Indemnity Claim means any Antitrust Indemnity Claim, Environmental Indemnity Claim and any Claim under any of the other Indemnities;

Infringement means [***]

Insolvency Proceedings means proceedings under any applicable insolvency, reorganisation or similar Laws in any jurisdiction;

Intellectual Property Rights means patents (including supplementary protection certificates), trademarks, service marks, registered designs, utility models, design rights, topography rights, copyrights (including copyright in computer programs) database rights, rights in inventions, rights in know-how, business or trade names, get-up, domain names, and all other intellectual property and neighbouring rights and rights of a similar or corresponding character (including all associated goodwill), enforceable anywhere in the world (whether or not the same are registered or capable of registration) and all applications for, or for the protection of, any of the foregoing;

Inter-Company Non-Trading Amounts means any Inter-Company Non-Trading Payables and any Inter-Company Non-Trading Receivables;

Inter-Company Non-Trading Payables means, as at the Closing Date and in relation to each Target Company, all current and non-current financing payables and loans due by it to any member of its Seller Group as disclosed in the Transaction Perimeter Financial Information as part of the line items “Long-term financial liabilities” and/or “current financial liabilities”;

Inter-Company Non-Trading Receivables means, as at the Closing Date and in relation to each Target Company, any short and long term financial assets and receivables due to it by any member of its Seller Group as disclosed in the Transaction Perimeter Financial Information;

Inter-Company Trading Amounts means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between any Target Company and any member of its Seller Group as at Closing in respect of inter-company trading activities and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Amounts:

(a)	includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training or management services (pursuant to the Holcim Franchise Agreements and/or Lafarge Licenses and Services Agreements or otherwise) provided between them up to Closing, and any other inter-company payables and receivables that are not Inter-Company Non-Trading Amounts; but

(b)	excludes amounts due in respect of matters which would in the ordinary course of business of the relevant Target Companies remain outstanding or otherwise have the characteristics of an intra-group loan, and also excludes any amounts in respect of tax or any surrender;

Interim Financial Statements means the unaudited consolidated interim income statements, balance sheets and cash flow statements as set out in documents 4.2, 4.4, 4.7, 4.10 and 4.15 in the Global exchange in the Data Room in each case prepared as at the Financial Information Date or, as the case may be, for the period from 1 January 2014 to the Financial Information Date for the purpose of the financial reporting of the group consolidation of Holcim or, as the case may be, Lafarge as at the same date or relating to the same period;

Investigative Works means inspection, investigation, sampling or monitoring;

IT Systems means the material information and communications technologies used by the Target Companies;

Knowledge of Seller means, [***]:

(a)	[***]

(b)	[***],

[***];

Lafarge Bank Account means the bank account of Lafarge, details of which Lafarge shall notify to the Purchaser in writing no later than 3 Business Days prior to the Main Closing Date (and/or such other account(s) as Lafarge and the Purchaser may agree in writing);

Lafarge Closing Statement has the meaning given in clause 4.6;

Lafarge Corporate Marks has the meaning given in the Lafarge IP Licence;

Lafarge Disposal Proceeds means the consideration receivable by the Divestiture Trustee on behalf of Lafarge for any divestment of a Lafarge Target Company or all of the assets of a Lafarge Target Company pursuant to a Divestiture Trustee Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Trustee or any of the Lafarge Target Companies with respect to that Disposal;

Lafarge Estimated Price has the meaning given in clause 4.1;

Lafarge Group means Lafarge and its Affiliates from time to time but excluding the Target Companies and any member of the Holcim Group;

Lafarge IP Licence means the intellectual property licence between any member(s) of the Lafarge Group and a member (to be agreed by the Parties) of the Purchaser Group (including the Target Companies) to be negotiated in good faith prior to Closing based on the Lafarge IP Term Sheet and executed at Closing;

Lafarge IP Term Sheet means the term sheet in the Agreed Form which sets out the principles according to which Lafarge and its Affiliates, on the one hand, and the Purchaser and its Affiliates (including, after Closing, the Target Companies), on the other hand, will own and use certain Intellectual Property Rights;

Lafarge Licenses and Services Agreements means:

(a)	in respect of Brazil:

(i)	the industrial technology agreement between Lafarge, Lafarge Brasil S.A. and Companhia de Cimento Portland Lacim dated 20 December 2010;

(ii)	the IT services agreement between Lafarge Canada Inc. and Lafarge Brasil S.A. dated 28 August 2014;

(iii)	the transfer of technology agreement between Lafarge and Lafarge Brasil S.A. dated 15 February 2011; and

(iv)	the trademark licence agreement between Lafarge and Companhia de Cimento Portland Lacim dated 1 January 2011;

(b)	in respect of Germany:

(i)	the services agreements between Lafarge and Lafarge Beton GmbH and between Lafarge and Lafarge Zement GmbH effective as from 1 January 2011;

(ii)	the master brand agreements between Lafarge and Lafarge Beton GmbH and between Lafarge and Lafarge Zement GmbH effective as from 1 January 2011; and

(iii)	the intellectual property licence agreements between Lafarge and Lafarge Beton GmbH and between Lafarge and Lafarge Zement GmbH effective as from 1 January 2011;

(c)	in respect of Romania:

(i)	the engineering services agreement between Lafarge and Lafarge Ciment (Romania) dated 9 November 2011;

(ii)	the master brand agreement between Lafarge and Lafarge Ciment (Romania) dated 9 November 2011; and

(iii)	the intellectual property licence agreement between Lafarge and Lafarge Ciment (Romania) dated 9 November 2011; and

(d)	in respect of the UK:

(i)	the industrial license agreement between Lafarge and Lafarge-Tarmac dated 7 January 2013;

(ii)	the master branding agreement between Lafarge and Lafarge-Tarmac dated 7 January 2013;

(iii)	the framework consultancy agreement between Lafarge and Lafarge-Tarmac dated 7 January 2013; and

(iv)	the transitional services agreement between Lafarge UK Holdings Limited and TL One Limited (now Lafarge-Tarmac) entered into in 2011;

Lafarge Local Schedules means Schedule 7 to Schedule 11;

Lafarge Price has the meaning given in clause 3.2;

Lafarge Sale Companies means the companies the shares of which shall be transferred pursuant to the Proposed Transactions and which are listed in column 2 of Part A of each of the Lafarge Local Schedules;

Lafarge Sale Companies Shares means the shares of the Lafarge Sale Companies that are owned by a member of the Lafarge Group;

Lafarge Supply Agreements means the supply agreements between any member(s) of the Lafarge Group and any member(s) of the Purchaser Group (including the Target Companies) in respect of those supplies identified in the indicative list in Schedule 21 to be negotiated in good faith prior to Closing on terms equivalent to the current terms and conditions for such supply, and executed at Closing;

Lafarge Secured Price means the amount of the Lafarge Price allocated (pursuant to clause 3.5) to the Lafarge Target Companies in respect of which any Clearance has not been obtained, as shall be deposited into the Lafarge Security Account on the Long Stop Date if clause 7.14 applies;

Lafarge Secured Price Allocation means the portion of the Lafarge Secured Price allocated (pursuant to clause 3.5) to the Lafarge Target Companies (or the assets thereof) the subject of a Disposal;

Lafarge Security Account has the meaning given in the definition of Security Account in this clause 1;

Lafarge Share Sellers means the members of the Lafarge Group set out in column 1 of Part A of each of the Lafarge Local Schedules and/or any member of the Lafarge Group established as a Lafarge Share Seller of any Lafarge Sale Companies Shares pursuant to clause 7.3, and Lafarge Share Seller means any one of them;

Lafarge Target Companies means: (i) the Lafarge Sale Companies; and (ii) each of the Subsidiaries of such companies, and Lafarge Target Company means any of them;

Lafarge-Tarmac means LAFARGE TARMAC HOLDINGS LIMITED, a company incorporated in England and Wales with registered number 07533961 whose registered office is at Portland House, Bickenhill Lane, Solihull, Birmingham B37 7BQ;

Lafarge-Tarmac Perimeter Assets has the meaning given to that term in Schedule 14;

Lafarge Termination Fee means an amount equal to 50 per cent. of the Purchaser Termination Fee;

Law means, with respect to any person, any binding supranational, federal, state, national or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment or, decree, or other requirement of any Governmental Entity applicable to such person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such person or any of its Affiliates);

Listing Rules means the listing rules made by the UKLA under Part VI of the Financial Services and Markets Act 2000;

Local Agreements means the local sale and purchase agreements referred to in clause 7.5, and Local Agreement means any one of them;

Local Closing Deliverables means any of items to be delivered at Closing as set out in Part F of each of the Local Schedules;

Local Currency means:

(a)	for Holcim, the currencies set out in paragraph (a) of the definition of “Reference Working Capital”; and

(b)	for Lafarge, the currencies set out in paragraph (b) of the definition of “Reference Working Capital”;

Local Reorganisations means the reorganisations described in the Local Reorganisation Conditions;

Local Reorganisation Conditions means the condition(s) to completion of the transfer of any Set of Shares, as set out in Part E of each of the Local Schedules, which for the avoidance of doubt shall exclude any clearance or other authorisation or formality with any Governmental Entity in connection with the completion by the Purchaser (directly or through its Share Purchasers) of the transactions contemplated in this Agreement;

Local Reorganisation Key Documents means each of the documents referred to in the Local Reorganisation Conditions which, subject to clause 5.9, shall be entered into:

(a)	for Hungary and Brazil, substantially in the form set out in (i) documents 10.1.1 to 10.1.8 and (ii) documents 10.8.1.1.1.1 to 10.8.1.1.1.11 in the Global section of the Data Room; and

(b)	for France, substantially in the Agreed Form;

Local Schedules means the Lafarge Local Schedules and the Holcim Local Schedules;

Local Steps Plans means:

(a)	for the reorganisation steps plans in respect of (i) the Holcim businesses in Brazil and Hungary and (ii) the Lafarge businesses in Brazil , in each case in the forms set out in documents 8.1.3 to 8.1.6 in the Global section of the Data Room; and

(b)	for the reorganisation steps plan in respect of the Holcim business in France, substantially in the Agreed Form;

Long Stop Date means the earlier of (i) the day which is 3 months following the date on which Settlement occurs or (ii) 31 December 2015, but in any case no earlier than 31 August 2015;

Loss means:

(a)	in respect of any Antitrust Indemnity Claim, the Antitrust Damages;

(b)	[***]; [***]

(c)	[***]

[***];

Main Closing Date has the meaning given in clause 7.1;

Material Contract means any of the following contracts to which any Target Company is a party or by which any Target Company is bound as of the date of the Binding Offer Letter:

(a)	written contracts with key customers and suppliers as identified in Schedule 18;

(b)	any long-term partnership or joint venture agreement relating to a company or business producing annual EBITDA in excess of [***] (on the basis of the latest available annual financial statements); and

(c)	any contract under which the relevant Target Company has outstanding payment obligations or has outstanding rights to receive payments, in each case over the remainder of the current term of the contract, in excess of [***];

Material Real Estate means:

(a)	any real property occupied by a Holcim Target Company or a Lafarge Target Company on which is located a cement plant operated by the relevant Target Company or a quarry that supplies such a cement plant;

(b)	any real property occupied by a Holcim Target Company or a Lafarge Target Company which is recorded in the books of the relevant Target Company for a book value greater than [***];

(c)	any real property occupied by a Holcim Target Company or a Lafarge Target Company which is material to the business of any Target Company; or

(d)	in respect of the Holcim US Assets, the Real Property (as defined in the US APA);

Merger has the meaning given in Recital (A);

[***]

Monitoring Trustee means one or more natural or legal persons, independent from the Parties, who is approved by CADE, the Canadian Competition Bureau, the CPC and/or the European Commission, as applicable, and appointed by the Sellers, and who has the duty to monitor the Sellers’ compliance with the Commitments and/or, any person or entity appointed by the U.S. Federal Trade Commission pursuant to Paragraph IV of the U.S. Federal Trade Commission’s final Decision and Order issued June 11, 2015, to act as a monitor, or the Person approved by the U.S. Federal Trade Commission to serve as a Hold Separate Monitor pursuant to the Hold Separate Order issued by the U.S. Federal Trade Commission on May 4, 2015, with respect to the combination of Holcim and Lafarge;

No Disposal Period has the meaning given in clause 18.10;

Non-Controlling Interests means the joint venture and minority interests referred to in Part D of each of the Local Schedules;

Non-US Clearance Date means the date on which the last of the Clearances, other than the US Antitrust Clearance, occurs;

Non-Wholly-Owned Target Company means any Target Company the entire issued share capital of which is not wholly-owned by either another Target Company or any member of either Seller Group;

Original SPA means the form of Share Purchase Agreement appended to the Binding Offer Letter;

Permitted Encumbrances means:

(a)	Encumbrances arising in the ordinary course of business or by operation of Law including Encumbrances for Taxes and other governmental charges;

(b)	survey exceptions, easement and other customary charges or Encumbrances on title to real property if such Encumbrance would not reasonably be expected to be material to any of the Target Companies; and

(c)	Encumbrances that will be released at or prior to Closing;

Phase-Out Period has the meaning given in clause 16.1;

Policies means all policies of insurance maintained by the Target Companies or by either of the Sellers (or its Seller Group) in relation to its Target Companies and their businesses (whether under polices maintained with third party insurers or other members of its Seller Group);

Press Release means the press announcements to be made (i) immediately following execution of this Agreement, and (ii) immediately following Closing, in each case in a form to be agreed by the Parties;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Purchased Assets has the meaning given in the US APA.

Purchaser Competition Approvals means the approval of the terms of the Transaction Documents and of the identity of the Purchaser by each of (a) CADE pursuant to the Brazil Commitments, (b) the Canadian Competition Bureau pursuant to the Canada Commitments, (c) the CPC pursuant to the Serbian Commitments, (d) the European Commission pursuant to the EU Commitments, and (e) the US Federal Trade Commission pursuant to the Consent Order;

Purchaser Financing Agreement means the term facilities agreement dated on or about the date of the Binding Offer Letter between CRH Finance Limited and CRH Belgard Limited as Original Borrowers, CRH plc as Guarantor, CRH Finance Limited as CRH Agent, Bank of America Merrill Lynch International Limited, J.P. Morgan Limited and UBS Limited as the Arrangers, Bank of America Merrill Lynch International Limited as Agent and Bank of America, N.A., JPMorgan Chase Bank, N.A., London Branch and UBS AG, London Branch as Original Lenders;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Purchaser Obligation means any representation, warranty or covenant to pay given by the Purchaser to the Sellers or obligation of the Purchaser to pay damages to the Sellers for a breach of any of its obligations, in each case under this Agreement or the US APA;

Purchaser’s Bank Account means the bank account of the Purchaser, details of which the Purchaser shall notify to the Sellers in writing no later than 3 Business Days prior to the Main Closing Date (and/or such other account(s) as the Sellers and the Purchaser may agree in writing);

Purchaser Indemnified Property means [***];

Purchaser’s Relief has the meaning set out in the Deed of Tax Covenant;

Purchaser Termination Fee means €157,800,000;

Real Estate means any real property owned or occupied by a Holcim Target Company or a Lafarge Target Company and, in respect of Holcim US Assets, the Real Property (as defined in the US APA);

Records has the meaning given in clause 17.1(a);

Reference Working Capital means:

(a)	in relation to the Holcim Target Companies, the aggregate of the following :

(i)	in the case of Holcim Target Companies based in France, [***];

(ii)	in the case of Holcim Target Companies based in Serbia, [***];

(iii)	in the case of Holcim Target Companies based in Slovakia, [***];

(iv)	in the case of the Holcim Sale Company based in Canada and its Subsidiaries, [***];

(v)	in the case of the Holcim US Assets, [***];

(vi)	in the case of Holcim Target Companies based in Brazil, [***]; and

(vii)	in the case of Holcim Target Companies based in Hungary, [***]; and

(b)	in relation to the Lafarge Target Companies, the aggregate of the following:

(i)	in the case of Lafarge Target Companies based in France, [***];

(ii)	in the case of Lafarge Target Companies based in the United Kingdom, [***];

(iii)	in the case of Lafarge Target Companies based in Germany, [***];

(iv)	in the case of Lafarge Target Companies based in Romania, [***];

(v)	in the case of Lafarge Target Companies based in La Reunion, [***]; and

(vi)	in the case of Lafarge Target Companies based in Brazil, [***];

Relevant Antitrust Authority means the European Commission and the German antitrust authority;

Relevant Currency means Euro (€) and CAD in the case of Holcim and Euro (€), CAD and Pound Sterling (£) in the case of Lafarge;

Relevant Date means the date on which a payment or an assessment is to be made, and for the following purposes shall mean:

(a)	for the purposes of converting Local Currencies into Relevant Currencies for the calculation of Estimated Cash, Estimated Working Capital Adjustment and Estimated Debt in the Holcim Estimated Price and Lafarge Estimated Price, respectively, the date on which the Sellers shall notify to the Purchaser the Holcim Estimated Price and the Lafarge Estimated Price pursuant to clause 4.1;

(b)	for the purposes of converting Local Currencies into Relevant Currencies for the calculation of Cash, Working Capital Adjustment and Debt in the Holcim Final Price and the Lafarge Final Price, respectively, the Closing Date;

(c)	for the purposes of clause 6.1, the date of the Binding Offer Letter;

(d)	for the purposes of converting Local Currencies into EUR, as the case may be, to determine whether the amount of any Loss exceeds a relevant threshold set out in clause 9 in respect of any Warranty (including, for the purposes of the Warranties in clauses 9.22, 9.24, 9.25, 9.31, 9.37, 9.42 and 9.43), the date on which the relevant Claim is notified to the Sellers pursuant to clause 11.2;

(e)	for the purposes of converting Local Currencies into EUR, as the case may be, for the calculation of the amount of any Loss that is the subject of a Claim under this Agreement, the date on which the relevant Claim is made; and

(f)	for the purposes of Schedule 12 and Schedule 13 in relation to the conversion of the relevant proportion of the Holcim Price or Lafarge Price (as the case may be) from the Relevant Currencies into the relevant Local Currencies, the Closing Date;

Relevant Person means any Purchaser, its Affiliates or any of its or their directors, officers, employees or successors in title;

Relief includes, unless the context otherwise requires, any allowance, credit, rebate, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any saving, refund, or repayment of Tax (including any interest, fines and penalties in respect of Tax);

Remedial Action means those measures necessary to remove, remedy, abate, contain, control, treat or ameliorate Contamination or the impacts of the Contamination;

Representatives has the meaning given in clause 23.1(b);

Required Works means Works that do not exceed such Works as are the minimum necessary to comply with relevant Environmental Laws or if applicable the final decision of a Governmental Entity in relation to relevant Contamination Proceedings;

Resolution means the ordinary resolution of CRH Shareholders which approved the Proposed Transactions;

[***];

Sale Companies means the Holcim Sale Companies and Lafarge Sale Companies, and Sale Company means any one of them;

[***]

[***];

Secured Price means the sum of the Holcim Secured Price and the Lafarge Secured Price;

Secured Price Allocation means a Holcim Secured Price Allocation or a Lafarge Secured Price Allocation;

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Security Accounts means the interest-bearing accounts:

(a)	in the Relevant Currencies opened in the name of Holcim (the Holcim Security Account) and in the name of Lafarge (the Lafarge Security Account), respectively, with a bank of international repute not located in the United Kingdom;

(b)	which are identified in a letter between the Sellers and the Purchaser as being the Security Accounts;

(c)	which are subject to Security in favour of the Purchaser which Security is in the form of the Security Documents; and

(d)	from which no withdrawals may be made by any person except as contemplated by this Agreement or as otherwise agreed in writing by the Parties to this Agreement;

Security Account Interest has the meaning given in clause 7.15(f);

Security Documents mean charges dated on or about the Long Stop Date or the US Long Stop Date, as applicable, between the Purchaser and the Sellers, and in form and substance reasonably satisfactory to the Sellers and the Purchaser, pursuant to which each of the Sellers agrees, inter alia, to grant certain rights over its Security Account in favour of the Purchaser, as security for its undertakings under clause 7.14(e);

Seller Group means:

(a)	in respect of Holcim or a Holcim Target Company, the Holcim Group; and

(b)	in respect of Lafarge or a Lafarge Target Company, the Lafarge Group;

Seller Obligation means, in respect of each Seller, any warranty or covenant to pay given by that Seller to the Purchaser or obligation of the Seller to pay damages to the Purchaser for a breach of any of its obligations, in each case under this Agreement or the US APA, and includes the undertaking to pay in clause 4;

Senior Manager means any employee engaged by a Target Company or a member of a Seller Group (as applicable) who is a member of the executive committee (or equivalent) of a Target Company or any member of a Seller Group (as applicable);

Serbian Antitrust Clearance means, in so far as the Proposed Transactions constitute qualifying transactions under the Law on the Protection of Competition of 1 November 2009, as amended:

(a)	the issuance of a decision by the Serbian Commission for the Protection of Competition clearing the Proposed Transactions in summary proceedings (Phase I) after the submission of a complete notification; or

(b)	if the Serbian Commission for the Protection of Competition does not take a decision within one month after the submission of a complete notification and the Proposed Transactions are deemed cleared by application of law;

Serbian Commitments means the commitments given by the Sellers to the CPC dated 17 December 2014, as amended from time to time;

Set of Shares means, in relation to a Share Seller, the shares comprising issued share capital of any particular Sale Company which are to be sold by that Share Seller under this Agreement;

Settlement has the meaning given in clause 5.1(b);

[***];

Share Purchasers means any member of the Purchaser Group established as a Share Purchaser of any Shares pursuant to clause 7.4, and Share Purchaser means any one of them;

Share Sellers means the Holcim Share Sellers and the Lafarge Share Sellers, and Share Seller means any one of them;

Shares means the Holcim Sale Companies Shares and the Lafarge Sale Companies Shares;

[***];

[***]

Subsidiaries means the companies details of which are referred to in Part C of each Local Schedule and Subsidiary means any one of them;

Surviving Provisions means clauses 1 (Definitions and Interpretation), 5.19 to 5.22 (Termination Fees) 6.7 and 6.8 (Pre-Closing Undertakings), 22 (Announcements), 23 (Confidentiality), 24 (Assignment), 28 (Costs), 29 (Notices), 30 (Conflict with other Agreements), 31 (Whole Agreement), 32 (Waivers, Rights and Remedies), 34 (Variations), 35 (Invalidity), 36 (No Third Party Enforcement Rights), and 38 (Governing Law and Arbitration);

Target Companies means the Holcim Target Companies and the Lafarge Target Companies, and Target Company means any of them;

Target Percentage means, in respect of any Non-Wholly-Owned Subsidiary, the percentage of the issued share capital of that Non-Wholly-Owned Subsidiary that is directly held by either another Target Company or any member of either Seller Group;

Target Sub-Group means in relation to any Sale Company, that Sale Company and all Subsidiaries of that Sale Company at Closing;

Tax or Taxes has the meaning set out in the Deed of Tax Covenant;

Tax Authority means, with respect to any Tax, the Governmental Entity in charge of imposing and/or collecting any Tax;

Tax Claim means a Tax Warranty Claim or a Tax Deed Claim;

Tax Consolidation Exit Agreements means the tax consolidation exit agreements, a form of which has been posted in the Data Room, to be entered into, before the Closing Date, between Holcim (Investments France) SAS, a French société par actions simplifiée whose registered office is located in Levallois Perret (92300) – 49 avenue Georges Pompidou, incorporated with the Companies and Commercial Registry of Paris under number 945 651 891, on the one hand and (i) Holcim France S.A.S., a French société par actions simplifiée whose registered office is located in Levallois Perret (92300) – 49 avenue Georges Pompidou, incorporated with the Companies and Commercial Registry of Paris under number 377 917 067, (ii) Holcim Granulats France, a French société par actions simplifiée whose registered office is located in Levallois Perret (92300) – 49 avenue Georges Pompidou, incorporated with the Companies and Commercial Registry of Paris under number 333 892 610, (iii) Holcim Bétons France, a French société par actions simplifiée whose registered office is located in Levallois Perret (92300) – 49 avenue Georges Pompidou, incorporated with the Companies and Commercial Registry of Paris under number 945 550 549, (iv) Holcim Bétons (Ouest), a French société par actions simplifiée whose registered office is located in Levallois Perret (92300) – 49 avenue Georges Pompidou, incorporated with the Companies and Commercial Registry of Paris under number 507 885 507 and (v) VDN, a French société par actions simplifiée whose registered office is located in Levallois Perret (92300) – 49 avenue Georges Pompidou, incorporated with the Companies and Commercial Registry of Paris under number 434 385 456, on the other hand;

Tax Deed Claim means a claim under or for breach of the Deed of Tax Covenant;

Tax Liability means a liability of any Target Company to make or suffer an actual payment of Tax;

Tax Returns means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes;

Tax Warranties means the warranties set out in clauses 9.26 to 9.28 (inclusive);

Tax Warranty Claim means a claim under or for breach of any Tax Warranties;

Tender Offer has the meaning given in Recital (A);

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given: (i) to a third party by a Target Company in respect of any obligation of a member of its Seller Group; and/or (as the context may require); and (ii) to a third party by a member of its Seller Group in respect of any obligation of a Target Company;

Third Party Claim has the meaning given in clause 11.20;

Third Party Consideration has the meaning given in clause 18.11;

Third Party Disposal has the meaning given in clause 18.10;

Title Claim means a claim for a breach of any of the Title Warranties;

Title Warranties means the warranties set out in clauses 9.3 to 9.12 (inclusive) and 9.44;

Transaction Documents means this Agreement, the Local Agreements, the Ancillary Agreements and the Tax Consolidation Exit Agreements;

Transaction Perimeter Financial Information means the following financial information prepared in each case as at the Financial Information Date:

(a)	the combined statements of income, statements of financial position, cash flow statements and selected notes of the “Holcim European Business Proposed for Divestment” as set out, and more fully described, in document 4.3 in the Global exchange in the Data Room;

(b)	the combined statements of income, statements of financial position, cash flow statements and selected notes of the “Lafarge Continental Europe Divested Businesses” as set out, and more fully described, in document 4.1 in the Global exchange in the Data Room;

(c)	the combined statements of income, statements of financial position, cash flow statements and selected notes of the “Holcim Canadian Business Proposed for Divestment” as set out, and more fully described, in document 4.6 in the Global exchange in the Data Room;

(d)	the consolidated income statement, consolidated balance sheet and consolidated cash flow statement of Lafarge-Tarmac as set out in document 4.9 in the Global exchange in the Data Room;

(e)	the balance sheet and income statement for Holcim Brazil as set out in document 2.3.2 in the Global exchange in the Data Room;

(f)	the balance sheet and income statement for Lafarge Brazil as set out in document 2.3.2 in the Global exchange in the Data Room; and

(g)	the combined statements of income, statements of financial position, cash flow statements and selected notes of “Lafarge La Réunion” as set out, and more fully described, in document 3.2.4.1 in the Global exchange in the Data Room;

Transfer Tax or Transfer Taxes means any stamp duty, registration duty or other transfer or transaction duty or Tax (including interest, fines and penalties);

Transferred Employees means the employees (i) of any of the Target Companies as at the Closing Date or (ii) whose employment is transferred to the Purchaser or any Designated Purchaser in connection with or by reason of this Agreement, the US APA or pursuant to applicable Law or (iii) those employees who are employed by a member of a Seller Group other than a Target Company but whose professional time is dedicated in all material respects to the Target Companies as at the date of the Binding Offer Letter;

Transitional Services Agreement means the transitional services agreement between any member of a Seller Group and any member of the Purchaser Group (including the Target Companies) to be negotiated in good faith prior to Closing based on the term sheet in the Agreed Form and executed at Closing;

Trident Plant means the assets of the Trident cement plant located in Montana, USA whose actual address is Trident Plant 4070 Trident Road, Three Forks, Montana, 59752 United States;

Trigger Event means (i) in relation to an Environmental Indemnity Claim, [***] to claim under the Environmental Indemnity, and (ii) in relation to an Environmental Warranty Claim that relates to [***];

UKLA means the United Kingdom Financial Conduct Authority acting in its capacity as the competent authority for listing in the United Kingdom for the purposes of Part VI of the Financial Services and Markets Act 2000;

Unconditional Date has the meaning given in clause 5.17;

US Antitrust Clearance means the publication by the US Federal Trade Commission of a letter approving Holcim’s proposed divestiture of the (i) Holcim US Assets; (ii) the cement plant located in Mississauga, Ontario, Canada; and (iii) the terminals located in the province of Alberta, Canada, ((i), (ii) and (iii) being defined together as the FTC Assets), to CRH as set forth in Holcim’s application to the US Federal Trade Commission;

US APA means the asset purchase agreement dated on or around the date of this Agreement between Holcim, CRH, the relevant Holcim Designated Seller and the relevant Designated Purchaser in respect of the Holcim US Assets;

US Assets Closing has the meaning given in the US APA;

US Clearance Date means the date on which the last of the Clearances relating to the Holcim US Assets, the cement plant located in Mississauga, Ontario, Canada and the terminals located in the province of Alberta, Canada, including the US Antitrust Clearance, occurs;

US Delayed Closing Date has the meaning given in clause 7.16 and clause 7.17. In the circumstances outlined in clause 7.17, there shall be two separate US Delayed Closing Dates, first in time relating to the Holcim Sale Company based in Canada and the second in time relating to the Holcim US Assets;

US Delayed Closing Trigger has the meaning given in clause 7.1(b)(i);

US Divestiture Trustee Trigger has the meaning given in 7.1(b)(ii);

US Long Stop Date has the meaning given in the US APA;

US Unconditional Date has the meaning given in the US APA;

VAT means value added tax and any similar sales or turnover tax;

Warranties means the warranties set out in clauses 9.3 to 9.44 (inclusive), including the Tax Warranties;

Warranty Claim means any claim under or for breach of the Warranties;

Working Capital means, as at the Closing Date, the aggregate of the Current Assets less the aggregate of the Current Liabilities of the Holcim Target Companies and/or, with respect only to Holcim, attributable to Holcim US Assets or, as the case may be, the Lafarge Target Companies, in each case on a combined basis consistent with the Transaction Perimeter Financial Information less the agreed adjustments to the Working Capital set out in Schedule 15 and a sample calculation of which is set out in Schedule 16;

Working Capital Adjustment means, in respect to the Target Companies of the relevant Seller and/or, with respect only to Holcim, the Holcim US Assets, the amount of the difference between the Working Capital and the Reference Working Capital, calculated in accordance with clause 4, and, if the Working Capital is greater than the Reference Working Capital, such amount shall be expressed as a positive number (or, if the Working Capital is less than the Reference Working Capital, such amount shall be expressed as a negative number);

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day; and

Works means (a) Investigative Works and (b) the carrying out of any Remedial Action.

1.2	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references in respect of a Seller to “its Shares”, “its Target Companies”, “its Share Sellers”, “or “its Seller Group” or any similar expression means:

(i)	where the Seller is Holcim, the Holcim Sale Companies Shares, the Holcim Target Companies, the Holcim Share Sellers and the Holcim Group respectively; and

(ii)	where the Seller is Lafarge, the Lafarge Sale Companies Shares, the Lafarge Target Companies, the Lafarge Share Sellers and the Lafarge Group respectively;

(b)	references in respect of a Seller to “its Designated Seller” or any similar expression means:

(i)	where the Seller is Holcim, the Holcim Designated Sellers; and

(ii)	where the Seller is Lafarge, the Lafarge Share Sellers;

(c)	references in respect of a Target Company to “its Seller”, “its Shares”, its Share Sellers” or “its Seller Group” or any similar expression means:

(i)	where the Target Company is a Holcim Target Company, Holcim, the Holcim Sale Companies Shares, the Holcim Share Sellers and the Holcim Group respectively; and

(ii)	where the Target Company is a Lafarge Target Company, Lafarge, the Lafarge Sale Companies Shares, the Lafarge Share Sellers and the Lafarge Group respectively;

(d)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state, any Governmental Entity or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(e)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(f)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(g)	references to compliance (or, as the case may be, non-compliance) with any Law, including any Environmental Law, “in all material respects” or “in any material respect” (or any similar expression) shall be construed with reference to industry standards and practices in the relevant market and to practice within the relevant Target Companies; and

(h)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	Currency. In this Agreement:

(a)	references to Pounds sterling or £ are references to the lawful currency from time to time of the United Kingdom;

(b)	references to Euro, EUR or € are references to the lawful currency from time to time of the member states of the European Union;

(c)	references to Canadian dollars or CAD are references to the lawful currency from time to time of Canada; and

(d)	references to USD or $ are references to the lawful currency from time to time of the United States of America.

1.4 No contra-preferentum. This Agreement has been negotiated and reviewed by the Parties and their respective counsel and professional advisers. Accordingly, in interpreting this Agreement, no regard shall be had to which Party or its counsel drafted any provision being interpreted.

1.5 Calculation of time. In this Agreement:

(a)	where a period expressed in days, weeks, months or years is to be calculated from the moment at which an event occurs or an action takes place, the day during which that event occurs or that action takes place shall not be counted as falling within the period in question; and

(b)	a period expressed in weeks, months or years shall end with the expiry of whichever day in the last week, month or year (as applicable) of such period is the same day of the week (in the case of weeks), or falls on the same date (in the case of months or years), as the day on which the event or action from which the period is to be calculated occurred or took place. If, for a given period expressed in months, the last day of such period does not fall during the last month expressed to be in such period, such period shall end on the last day of that month.

1.6 Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

2. SALE AND PURCHASE

2.1 Holcim (directly and through its Designated Sellers) shall sell, and the Purchaser (directly and through its Designated Purchasers) shall purchase, the Holcim Sale Companies Shares identified in Part A of each of the relevant Local Schedules and the Holcim US Assets with full title guarantee and on the terms set out in this Agreement.

2.2 Lafarge (directly and through its Share Sellers) shall sell, and the Purchaser (directly and through its Designated Purchasers) shall purchase the Lafarge Sale Companies Shares identified in Part A of each of the relevant Local Schedules with full title guarantee and on the terms set out in this Agreement. For the Lafarge Gips Share and the Lafarge Zement Share (as defined in the German Local Agreement), the Share Purchaser shall be the German Local Purchaser. For the avoidance of doubt, the German Local Purchaser is a party to this Agreement solely for the purposes of agreeing to acquire the Lafarge Gips Share and the Lafarge Zement Share, and the Parties acknowledge that the German Local Purchaser shall have no other rights or obligations under this Agreement.

2.3 Any undertaking or agreement given by a Seller under this Agreement (including any Seller Obligation) is given, and any undertaking or agreement given by the Purchaser under this Agreement (including any Purchaser Obligation) is received, by that Seller as principal and, to the extent that the relevant undertaking or agreement relates to a particular Set of Shares (or its Target Sub-Group) or, in the case of Holcim, the Holcim US Assets, being sold by one of its Designated Sellers, as agent for the Designated Seller which is selling that particular Set of Shares or the Holcim US Assets, as applicable.

2.4 Any undertaking or agreement given by the Purchaser under this Agreement (including any Purchaser Obligation) is given, and any undertaking or agreement given by a Seller under this Agreement (including any Seller Obligation) is received, by the Purchaser as principal and, to the extent that the relevant undertaking or agreement relates to a particular Set of Shares (or its Target Sub-Group) or the Holcim US Assets, as agent for the Designated Purchaser which is acquiring that particular Set of Shares or the Holcim US Assets, as applicable.

2.5 Notwithstanding any other provisions of this Agreement, the obligations of each Seller under this Agreement are several (not joint or joint and several). In particular:

(a)	Holcim assumes no responsibility or liability whatsoever in respect of any obligations of Lafarge or any matter concerning the Lafarge Sale Companies Shares, the Lafarge Group, the Lafarge Target Companies or the Lafarge Share Sellers and gives no commitment, undertaking, warranty or indemnity regarding the same; and

(b)	Lafarge assumes no responsibility or liability whatsoever in respect of any obligations of Holcim or any matter concerning the Holcim Sale Companies Shares, the Holcim US Assets, the Holcim Group, the Holcim Target Companies or the Holcim Designated Sellers and gives no commitment, undertaking, warranty or indemnity regarding the same.

2.6 Subject to Closing having taken place, Holcim shall irrevocably and unconditionally guarantee, as primary obligor, Lafarge’s obligations and liabilities under this Agreement or any other Transaction Document where Lafarge is dissolved or becomes the subject of any administrative, winding up or similar order or if Lafarge’s net assets are reduced below €5 billion following the Merger.

2.7 Subject to Closing having taken place, Lafarge shall irrevocably and unconditionally guarantee as primary obligor Holcim’s obligations and liabilities under this Agreement or any other Transaction Document where Holcim is dissolved or becomes the subject of any administrative, winding up or similar order or if Holcim’s net assets are reduced below €5 billion following the Merger.

2.8 CRH hereby irrevocably and unconditionally guarantees, as primary obligor, all of the obligations of the Purchaser under this Agreement or any other Transaction Document.

2.9 Notwithstanding the provisions of clauses 2.1 and 2.2, but subject to clauses 7.1, 7.14, 7.15 and 7.16:

(a)	the Purchaser cannot acquire, and Holcim and the Holcim Designated Sellers cannot sell, the Holcim Sale Companies Shares or the Holcim US Assets unless the Purchaser acquires the Lafarge Sale Companies Shares at the same time; and

(b)	the Purchaser cannot acquire, and Lafarge and the Lafarge Share Sellers cannot sell, the Lafarge Sale Companies Shares unless the Purchaser acquires the Holcim Sale Companies Shares and the Holcim US Assets at the same time.

2.10 This Agreement amends, restates and supersedes the Original SPA.

3. PRICE

Price for the Shares

3.1 The price for the Holcim Sale Companies Shares and the Holcim US Assets shall be:

(a)	[***]; and

(b)	[***].

(the Holcim Price).

3.2 The price for the Lafarge Sale Companies Shares shall be:

(a)	[***];

(b)	[***]; and

(c)	[***].

(the Lafarge Price).

3.3 The Holcim Price and the Lafarge Price will be adjusted:

(a)	before Closing, in accordance with the provisions of clause 4.1, to determine the relevant Estimated Price; and

(b)	after Closing, in accordance with the provisions of clause 4.2, to determine the relevant Final Price.

Price Allocation

3.4 The Holcim Price shall be allocated between the Holcim Sale Companies Shares and the Holcim US Assets listed in Schedule 12 in accordance with the prices set out in such Schedule, such that the aggregate of all such prices shall be the Holcim Price.

3.5 The Lafarge Price shall be allocated between the Lafarge Sale Companies Shares listed in Schedule 13 in accordance with the prices set out in such Schedule, such that the aggregate of all such prices shall be the Lafarge Price.

3.6 The allocations set out above shall be final, non-appealable and binding on the Parties and, except to the extent required under applicable Law, the Parties shall not and shall cause their Affiliates not to take a position inconsistent with such allocation. The Parties agree to consider in good faith the reasonable comments of each other with respect to any audit, controversy or litigation relating to such allocation, including in particular by any Tax Authority, and shall cooperate in good faith in order to preserve the effectiveness of such allocation.

4. PRICE ADJUSTMENT

Estimated Price

4.1 By no later than five (5) Business Days before the Closing Date, the Sellers shall notify to the Purchaser (i) the amounts in Euro (€) and CAD being the Holcim Price provided for in clause 3.1 (together, as adjusted under this clause 4.1, the Holcim Estimated Price), and (ii) the amounts in Euro (€) and Pounds Sterling (£) and CAD (together, as adjusted under this clause 4.1, the Lafarge Estimated Price) being the Lafarge Price provided for in clause 3.2, in each case:

(a)	minus the Estimated Debt (expressed in respect of the Holcim Estimated Price in EUR and in respect of the Lafarge Estimated Price in EUR);

(b)	plus the Estimated Cash (expressed in respect of the Holcim Estimated Price in EUR and in respect of the Lafarge Estimated Price in EUR); and

(c)	plus the Estimated Working Capital Adjustment (which, for the avoidance of doubt, can be a positive or negative number) (expressed in respect of the Holcim Estimated Price in EUR and in respect of the Lafarge Estimated Price in EUR).

The adjustments set out in paragraphs (a), (b) and (c) above shall be imputed:

(d)	first, in the case of Holcim, on that part of the Holcim Estimated Price that is expressed in EUR and, in the case of Lafarge, on that part of the Lafarge Estimated Price that is expressed in EUR; and

(e)	then, in the other Relevant Currencies in the order of declining magnitude in which they comprise the Holcim Price or Lafarge Price (as the case may be).

The notice referred to in this clause 4.1 shall contain two documents in the form, or substantially in the form, of the Holcim Closing Statement and the Lafarge Closing Statement.

On the Closing Date, the Purchaser shall pay the Holcim Estimated Price to Holcim and the Lafarge Estimated Price to Lafarge in accordance with clause 7.8(b), clause 7.8(c) and clause 7.16 respectively.

Final Price

4.2 Each Seller’s Final Price shall be calculated after the Closing Date on the basis set out in clauses 4.3 to 4.19 (inclusive). Any payments required to be made under clauses 4.3 to 4.19 (inclusive) shall be treated as adjusting the Estimated Price to provide the Final Price, and shall be paid:

(a)	in respect of the Holcim Price, in EUR; and

(b)	in respect of the Lafarge Price, in EUR.

The Final Price shall (subject to any further adjustment, if applicable, pursuant to clause 21) be adopted for all Tax reporting purposes.

Adjustments: Preliminary

4.3 In preparing each Closing Statement, the items and amounts to be included in the calculation of Debt, Cash and Working Capital for the purposes of the Closing Statement shall be identified by applying the relevant definition (subject, where applicable, to this clause 4.3 and clauses 4.4 and 4.5).

4.4 In applying the provisions of clause 4.3, this clause 4.4 and clause and 4.5 and determining which items and amounts are to be included in the Closing Statement, the accounting principles, policies, treatments, practices and categorisations set out in Schedule 15 shall apply (the Accounting Principles).

4.5 If any insured event occurs after the date of the Binding Offer Letter but before Closing in relation to any asset (excluding any assets that are part of Cash or Working Capital) of a Target Company and/or, with respect only to Holcim, of the Holcim US Assets, which needs to be replaced or restored in order for the relevant business to continue to be conducted in the ordinary course, then, to the extent that a member of the relevant Seller Group recovers any proceeds or is entitled to a receivable under a policy but the relevant asset is not replaced or restored before Closing, any such proceeds shall for the purposes of the relevant Closing Statement be deducted from Cash and any such receivable shall not be included in Working Capital and, accordingly, shall not, in each case, be included in the Closing Statement.

Adjustments: Closing Statement

4.6 Holcim shall, or shall procure that Holcim’s accountants shall, after the Closing Date (which for the avoidance of doubt shall be the US Delayed Closing Date if the US Delayed Closing Trigger occurs) prepare a draft statement (the Holcim Closing Statement) showing the Debt, Cash and Working Capital and the Working Capital Adjustment relating to the Holcim Target Companies and/or, with respect only to Holcim, attributable to the Holcim US Assets, and the resulting draft Holcim Price. Lafarge shall, or shall procure that Lafarge’s accountants shall, after Closing prepare a draft statement (the Lafarge Closing Statement) showing the Debt, Cash and Working Capital and the Working Capital Adjustment relating to the Lafarge Target Companies and the resulting draft Lafarge Price.

4.7 Each Closing Statement shall be in the form of Schedule 16 showing the calculation of the Working Capital and the Working Capital Adjustment, Cash and Debt. Each Seller shall deliver its Closing Statement to the Purchaser within 45 Business Days of Closing.

4.8 The Purchaser shall notify the Sellers in writing (such notice being a Closing Statements Notice) within 30 Business Days after receipt of the Closing Statements to confirm whether or not it accepts the draft Closing Statements (or either of them) for the purposes of this Agreement. If the Purchaser does not accept the draft Closing Statements (or either of them), the Closing Statements Notice shall set out in detail the Purchaser’s reasons for such non-acceptance and specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Closing Statement (or draft Closing Statements) in order for it (or them) to comply with the requirements of this Agreement. Except for the matters specifically set out in the Closing Statements Notice, the Purchaser shall be deemed to have agreed each draft Closing Statement in full.

4.9 If the Purchaser serves a Closing Statements Notice in accordance with clause 4.8, stating in the Closing Statements Notice that the Purchaser does not accept the Closing Statements (or either of them), the Sellers (or the relevant Seller) and the Purchaser shall use all reasonable efforts to meet and discuss the objections of the Purchaser and to agree the adjustments (if any) required to be made to the draft Closing Statement (or draft Closing Statements), in each case within 10 Business Days after receipt by the Sellers of the Closing Statements Notice.

4.10 If the Purchaser is satisfied with the draft Closing Statements (either as originally submitted or after adjustments agreed between the Sellers and the Purchaser pursuant to clause 4.9) or if the Purchaser fails to give a valid Closing Statements Notice within the 30 Business Day period referred to in clause 4.8, then the draft Closing Statements (incorporating any agreed adjustments) shall constitute the Closing Statements for the purposes of this Agreement.

4.11 If the Sellers and the Purchaser do not reach agreement within 10 Business Days after receipt by the Sellers of the Closing Statements Notice, then the matters in dispute may be referred (on the application of either one of the Sellers, or of the Purchaser) for determination by such independent firm of chartered accountants of international standing (a) as the Seller and the Purchaser shall agree or, (b) failing agreement or if such firm is unable or unwilling to act, within 5 Business Days after the end of the above 10 Business Days period, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within 60 Business Days

(or such later date as the Sellers, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)	the Sellers (or the relevant Seller) and Purchaser shall each prepare a written statement within 15 Business Days after the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the others;

(b)	following delivery of their respective submissions, the Purchaser and the Sellers (or the relevant Seller) shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 15 Business Days after receipt of the other’s submission and, thereafter, the Sellers (or the relevant Seller) and the Purchaser shall not be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other Party(ies) (unless otherwise directed) 15 Business Days to respond to any statements or submission so made);

(c)	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement (or both draft Closing Statements), in respect only of the matters in dispute, in order to comply with the requirements of this Agreement and to determine finally the Closing Statement (or Closing Statements), provided that such determination shall not result in an adjustment that is higher than the higher figure submitted by the Purchaser or the Sellers (or the relevant Seller) and shall not result in an adjustment that is lower than the lower figure submitted by the Purchaser or the Sellers (or the relevant Seller);

(d)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it; and

(e)	in making its determination, the Firm shall apply the Accounting Principles and the definitions provided under this Agreement.

4.12 The Sellers and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statements. The fees and expenses of the Firm shall be borne equally between the Sellers on the one hand and the Purchaser on the other, or in such other proportions as the Firm shall determine.

4.13 To enable each Seller to exercise its rights and meet its obligations under this clause 4, the Purchaser shall provide to each Seller and each Seller’s accountants full access to the books and records, employees and premises of the Target Companies and, where relevant, of the Purchaser for the period from Closing to the date that each draft Closing Statement is agreed or determined. If the Purchaser serves a Closing Statements Notice stating that it does not accept the Closing Statements (or either one of them), it shall ensure that each Seller and each Seller’s accountants shall be given reasonable access to the Purchaser’s and the Purchaser’s accountants’ working papers relating to the adjustments proposed in the Closing Statements Notice and any other submissions by or on behalf of the Purchaser in relation to each Closing Statement. The Purchaser shall co-operate fully with the Sellers and shall permit each Seller and/or each Seller’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Sellers to facilitate the preparation of the Closing Statements.

4.14 When the Closing Statements have been agreed or determined in accordance with the preceding clauses, then the amounts shown in the Closing Statement as Cash, Debt and Working Capital and the Working Capital Adjustment for each Target Company and/or, with respect only to Holcim, attributable to the Holcim US Assets, shall be final and binding for the purposes of this Agreement.

4.15 The Sellers and the Purchaser agree that they shall each engage the separate teams within PwC that have advised them respectively in connection with this Agreement to assist with the processes specified in this clause 4 in order to ensure:

(a)	consistency between the Transaction Perimeter Financial Information, the Holcim Estimated Price and Lafarge Estimated Price, and the finally agreed or determined (as the case may be) Closing Statement; and

(b)	transparency in relation to the calculation of the Holcim Estimated Price and Lafarge Estimated Price, and the finally agreed or determined (as the case may be) Closing Statement.

Adjustments: Financial Adjustments

4.16 When the Closing Statements have been finally agreed or determined in accordance with clauses 4.6 to 4.15 (inclusive), the following adjustments shall be made to each Seller’s Estimated Price:

(a)	in relation to Debt:

(i)	if the Debt relating to the Target Companies of the relevant Seller is less than the corresponding Estimated Debt, then the Purchaser shall owe an amount equal to the difference to the relevant Seller; or

(ii)	if the Debt relating to the Target Companies of the relevant Seller is greater than the corresponding Estimated Debt, then the relevant Seller shall owe an amount equal to the difference to the Purchaser;

(b)	in relation to Cash:

(i)	if the Cash relating to the Target Companies of the relevant Seller is greater than the corresponding Estimated Cash, then the Purchaser shall owe an amount equal to the difference to the relevant Seller; or

(ii)	if the Cash relating to the Target Companies of the relevant Seller is less than the corresponding Estimated Cash, then the relevant Seller shall owe an amount equal to the difference to the Purchaser; and

(c)	in relation to the Working Capital Adjustment:

(i)	if the Working Capital Adjustment relating to the relevant Seller’s Target Companies and/or, with respect only to Holcim, attributable to the Holcim US Assets is a greater amount than the corresponding Estimated Working Capital Adjustment, then the Purchaser shall owe an amount equal to the difference to the relevant Seller; or

(ii)	if the Working Capital Adjustment relating to the relevant Seller’s Target Companies and/or, with respect only to Holcim, attributable to the Holcim US Assets is a lesser amount than the corresponding Estimated Working Capital Adjustment, then the relevant Seller shall owe an amount equal to the difference to the Purchaser.

Adjustments: General

4.17 Any amount payable pursuant to clause 4.16 shall be increased by an amount equivalent to interest on such amount at a rate of [***] for the period from (but excluding) the Closing Date to (and including) the due date for payment of such amount, calculated on a daily basis.

4.18 Each Seller and the Purchaser agrees that, once the Closing Statements have been agreed or determined in accordance with the provisions of clauses 4.6 to 4.15 (inclusive), the sums which each is respectively obliged to pay pursuant to clauses 4.16 shall be aggregated and netted off against each other.

4.19 Whichever of the relevant Seller or Purchaser is then left with any payment obligation under clauses 4.16 shall make the applicable payment(s) within 5 Business Days after the date on which the Closing Statements are agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 20 of this Agreement.

5. CONDITIONS TO CLOSING

5.1 Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)	the agreement between the Sellers dated 7 July 2014 with respect to the Merger not having been terminated pursuant to articles 6.2 to 6.4 thereof;

(b)	successful completion (being evidenced by the settlement (règlement-livraison)) of the Tender Offer in accordance with the General Regulations of the AMF and the Rules of Euronext Paris (the Settlement); and

(c)	subject to clause 5.9, the satisfaction of each of the Local Reorganisation Conditions.

Purchaser and Seller Obligations

5.2 Without prejudice to the obligations of the Seller in clause 5.4, the Purchaser shall, at its own cost, use all reasonable endeavours to obtain all required consents, approvals or actions of any Governmental Entity required by it to consummate the Proposed Transactions promptly after the date of this Agreement.

5.3 The Purchaser shall have primary responsibility for obtaining all such consents, approvals or actions (subject to clause 5.4) and shall take all steps necessary for that purpose (including making pre-notification contacts, appropriate submissions, notifications and filings, as appropriate in light of normal practice, in consultation with, and where necessary and to the extent reasonable with the assistance and cooperation of, each Seller (to the extent not already done) within 15 Business Days after the date of this Agreement). The Purchaser shall, unless expressly prohibited by a Governmental Entity and in respect of clause 5.3(e) only, where permitted by the Governmental Entity, for this purpose:

(a)	provide all information and take all other measures or actions that are required by any such Governmental Entity, including for the purpose of obtaining the Clearances, and comply as promptly as practicable with any reasonable requests for additional information requested by any Governmental Entity;

(b)	promptly notify each Seller (and provide copies or, in the case of non-written communications, details) of any communications from any such Governmental Entity relating to any such consent, approval or action, except that Purchaser is not required to notify either Seller with respect to any such communications with the US Federal Trade Commission;

(c)	except for communications that are administrative or procedural in nature, communicate with any such Governmental Entity only after prior consultation with each Seller and/or its advisers (taking into account their reasonable comments and requests) and provide each Seller (and/or its advisers) with copies of all such submissions, notifications, filings and other communications in the form submitted or sent, except that the Purchaser is not required to consult in advance with either Seller and/or their advisers with respect to any such communications with the US Federal Trade Commission or to provide either Seller with copies of any submissions, notifications, filings or other communications submitted to the US Federal Trade Commission;

(d)	(without limiting paragraph (c) above) provide each Seller (or its advisers) with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow each Seller (or its advisers) a reasonable opportunity to provide comments and for the Purchaser to take account of any reasonable comments of each Seller (or its advisers) on such drafts prior to their submission, except that Purchaser is not required at any time to provide either Seller (or their advisors) with a final draft of any submissions, notifications, filings or other communications submitted to the US Federal Trade Commission or to allow either Seller (or their advisors) an opportunity to provide comment on any such drafts prior to submission to the US Federal Trade Commission;

(e)	allow persons nominated by each Seller to attend all meetings (and participate in all telephone or other conversations, except any conversations that are administrative or procedural in nature) with the Governmental Entity and to make oral submissions at the meetings (or in telephone or other conversations), except that Purchaser is not required to allow either Seller to attend any meetings (or participate in any telephone or other conversations) with the US Federal Trade Commission or to make oral submissions at any meetings (or in telephone or other conversations) with the US Federal Trade Commission; and

(f)	regularly review with each Seller the progress of any notifications or filings (including, where necessary, seeking to identify appropriate commitments to address any concerns identified by any Governmental Entity) and discussing with each Seller the scope, timing and tactics of any such commitments with a view to obtaining clearance from the Governmental Entity at the earliest reasonable opportunity, save that for these purposes the Purchaser shall only be required to provide information of a commercially sensitive nature to Sellers’ counsel on a counsel-to-counsel basis and shall not be required to take any action that would constitute a breach of Law, regulation or contract.

5.4 The Sellers shall use all reasonable endeavours to obtain the Purchaser Competition Approvals as soon as reasonably practicable and shall be responsible for submitting a reasoned proposal, including an executed copy of this Agreement, to relevant Governmental Entities in order to obtain the Purchaser Competition Approvals. The Purchaser acknowledges that, in order to obtain the Purchaser Competition Approvals, the Sellers will need to be able to demonstrate, and the relevant Governmental Entities will need to verify, that the Purchaser meets the relevant purchaser requirements and that, by means of this Agreement, the Shares are sold and the Proposed Transactions are performed in a manner consistent with the Commitments. The Purchaser shall promptly, and in any case by no later than 5 Business Days following the Sellers’ request, provide the Sellers (or the Monitoring Trustee) with any information or documentation relating to the Purchaser and any other assistance (including participation in meetings and phone calls with the Monitoring Trustee) that the Seller may reasonably request or that is required by the relevant Governmental Entity and/or the Monitoring Trustee to make the reasoned proposal and/or to obtain the relevant Purchaser Competition Approval. Following submission of the reasoned proposal, the Sellers shall keep the Purchaser reasonably informed of discussions between the Seller and the relevant Governmental Entities and/or the Monitoring Trustee in relation thereto. The Sellers and the Purchaser shall promptly consult with each other and each use its reasonable efforts to: (i) overcome any obstacle to the making of the reasoned proposal and to the granting of the Purchaser Competition Approvals; and (ii) carry out any appropriate measure in order to procure that the Purchaser Competition Approvals are obtained. In circumstances in which the Purchaser’s compliance with this clause 5.4 requires the Purchaser to provide information of a commercially sensitive nature to the Seller, such information shall be provided to Sellers’ counsel on a counsel-to-counsel basis and the Purchaser shall not be required to take any action that would constitute a breach of Law, regulation or contract. This clause 5.4 is without prejudice to the obligations of the Purchaser in clause 5.7.

5.5 Each Seller shall provide the Purchaser and any Governmental Entity with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity, and shall make any notifications that may be required of the Seller by such Governmental Entity in order to obtain any relevant consents or approvals, save that each Seller shall only be required to provide information of a commercially sensitive nature to the Purchaser’s counsel on a counsel-to-counsel basis and shall not be required to take any action that would constitute a breach of Law, regulation or contract.

5.6 The Purchaser shall not make any filing with any Governmental Entity which is not required without obtaining the prior written consent of each Seller to the making of it and to its form and content.

5.7 If it becomes apparent that any Governmental Entity referred to in this clause 5 indicates that it will only provide any consents or approvals that are necessary to satisfy the obligations set out in this clause 5 and/or obtain the Clearances subject to certain conditions being satisfied or undertakings being made, or if it becomes apparent that any Governmental Entity referred to in this clause 5 will not provide any Clearance on or before the Long Stop Date, or the US Long Stop Date, as applicable, the Purchaser shall:

(a)

structure its acquisition of the Target Companies or the Holcim US Assets so as to comply with the applicable requirements for obtaining the Clearances or offer (and not withdraw) such undertakings to such Governmental Entity as may be deemed necessary by the Sellers to secure such Governmental Entity’s consent or clearance without undue delay and in any event without the need for an in-depth review by such Governmental Entity. For the avoidance of doubt, such undertakings may include any condition, obligation, undertaking or modification relating in any manner whatsoever to: (i) any undertaking, or any business, activities or assets of any undertaking, that is Controlled by any member of the Purchaser’s Group; (ii) any Target Company, or any business, activities or assets of any Target Company or (iii) the Holcim US Assets;

(b)	if such Governmental Entity makes clear that the offer made under clause 5.7(a) above is not sufficient, the Purchaser shall make such further or better offers (and not withdraw such offers) to restructure or divest any or all undertakings, businesses, activities or assets as necessary to satisfy such Governmental Entity, including by way of an up-front buyer or fix-it first remedy, as appropriate; and

(c)	(where the Purchaser cannot structure its acquisition of the Target Companies or the Holcim US Assets so as to obtain the Clearances on or before the Long Stop Date) structure its acquisition of the Target Companies or the Holcim US Assets in such a way as to allow for Closing to occur without obtaining any such Clearance (for illustrative purposes only, including, so as to allow Closing to occur without obtaining the [***], by acquiring at Closing only [***] of the shares of the [***] at Closing and otherwise complying with the obligations in [***]).

5.8 In seeking the approval of any Governmental Entity required in connection with the Proposed Transactions, neither the Purchaser nor any of its Representatives has engaged or will engage in any conduct in breach of any applicable Anti-Bribery Law. The Purchaser shall promptly notify the Sellers of any solicitation, demand or other request for anything of value, by or on behalf of any official, employee or representative of, or any other person acting in an official capacity for or on behalf of any Governmental Entity, relating to the Proposed Transactions including any approval referred to in this clause 5.8.

Local Reorganisations

5.9 Between the date of the Binding Offer Letter and the Closing Date the Sellers shall use reasonable endeavours to implement the Local Reorganisations. If, in the reasonable opinion of the Sellers it is preferable to implement any Local Reorganisation in a manner other than that described in the relevant Local Steps Plan, the Seller may implement the Local Reorganisation in any alternative manner, provided that such alternative reorganisation is economically equivalent for the Purchaser.

5.10 Each Seller shall keep the Purchaser reasonably informed of the progress of the Local Reorganisations and shall provide the Purchaser with draft documents for its review in good time prior to execution and shall provide all executed Local Reorganisation Key Documents to the Purchaser as they become available. The Purchaser may offer suggestions on the draft documents relating to the Local Reorganisations but the Sellers are not obliged to accept any such suggestions.

5.11 If at any time until the date that is 9 months after Closing:

(a)	a Seller or any of its Affiliates holds any asset (including any transferrable permit) that should have been transferred to the relevant Target Company under the terms of the applicable Local Reorganisation, or receives any amount in respect of any such asset, then that Seller shall (or, in the case of a transferrable permit, shall use reasonable endeavours to), as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or asset to the Purchaser or its relevant Affiliate, as the case may be;

(b)	the Purchaser or any Target Company, or any of their respective Affiliates, holds any asset (including any transferrable permit) that should not have been transferred to the relevant Target Company under the terms of the applicable Local Reorganisation, or receives any amount in respect of any such asset, then the Purchaser shall (or, in the case of a transferrable permit, shall use reasonable endeavours to), or the Purchaser shall procure that the relevant Target Company or Affiliate shall (or, in the case of a permit, shall use reasonable endeavours to), as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or asset to the Seller or its relevant Affiliate, as the case may be;

(c)	a Seller or any of its Affiliates is required to make (and effectively makes) any payment in respect of any asset that should have been transferred to the relevant Target Company under the terms of the applicable Local Reorganisation, the Purchaser shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to that Seller or its relevant Affiliate, as the case may be; or

(d)	the Purchaser or any of its Affiliates is required to make (and effectively makes) any payment in respect of any asset that should have not been transferred to the relevant Target Company under the terms of the applicable Local Reorganisation, the relevant Seller shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to the Purchaser or its relevant Affiliate, as the case may be.

5.12 The Sellers shall provide such assistance to the Purchaser as it reasonably requires for the purpose of clause 5.11 and covenants with the Purchaser and each of its Affiliates to pay to the Purchaser or to the relevant Affiliates of such other an amount equal to any and all Losses suffered or incurred by them in relation to the transfer or as a result of holding the relevant interest for the period from Closing until it is so transferred.

5.13 The Purchaser shall provide such assistance to each Seller as each Seller reasonably requires for the purpose of clause 5.11 and covenants with each Seller and each of its Affiliates to pay to the relevant Seller or to the relevant Affiliates of such Seller an amount equal to any and all Losses suffered or incurred by them in relation to the transfer or as a result of holding the relevant interest for the period from Closing until it is so transferred.

5.14 The Purchaser and the Sellers shall ensure that their relevant Affiliates shall comply with the terms of any agreement entered into by such Affiliates for the purposes of implementing any of the Local Reorganisations.

5.15 Notwithstanding anything to the contrary herein, the Purchaser and the Sellers shall, and shall ensure that their relevant Affiliates shall, comply with the provisions of Schedule 14, relating to Lafarge-Tarmac.

General

5.16 The Conditions in clause 5.1(a) and 5.1(b) may be waived by joint notice from the Sellers. The Condition in clause 5.1(c) may only be waived by the written agreement of the Sellers and the Purchaser.

5.17 Each Seller and the Purchaser shall each notify the other promptly upon becoming aware that any of the Conditions have been fulfilled. The first Business Day on or by which all Conditions have been fulfilled (or waived in accordance with clause 5.16) is the Unconditional Date.

5.18 If any of the Conditions has not been satisfied or waived as set forth in clause 5.16 by the Long Stop Date, this Agreement shall automatically terminate (other than the Surviving Provisions).

Termination Fees

5.19 If this Agreement terminates pursuant to clause 5.18 as a result of any of the Conditions set out in clauses 5.1(a) or 5.1(b) not having been satisfied or waived on the Long Stop Date, Holcim shall pay the Purchaser, by way of compensation for any loss suffered, the Holcim Termination Fee and Lafarge shall pay the Purchaser, by way of compensation for any loss suffered, the Lafarge Termination Fee, in each case within 5 Business Days following the date of such termination and in accordance with clause 21.

5.20 Any payment by the Purchaser of the Purchaser Termination Fee to the Sellers shall be without prejudice to (and shall in no way reduce or restrict) the Sellers’ ability to bring a claim for breach of contract against the Purchaser in respect of the breach by the Purchaser of any provision or term of this Agreement or any other Transaction Document.

5.21 Any payment by Holcim or Lafarge of the Holcim Termination Fee or the Lafarge Termination Fee, respectively, to the Purchaser shall be without prejudice to (and shall in no way reduce or restrict) the Purchasers’ ability to bring a claim for breach of contract against the Sellers in respect of the breach by either Seller of any provision or term of this Agreement or any other Transaction Document.

5.22 The Parties anticipate, and shall use all reasonable endeavours to secure, that any Purchaser Termination Fee, Holcim Termination Fee and/or Lafarge Termination Fee is not and will not be treated as consideration for a taxable supply for the purposes of VAT or any equivalent sales tax.

6. PRE-CLOSING UNDERTAKINGS

6.1 From the date of the Binding Offer Letter until Closing, each Seller shall (unless otherwise required or permitted by the terms of any Transaction Document, by applicable Law, or by any Governmental Entity or as part of any Local Reorganisation or in accordance with any Local Steps Plan, or in connection with the implementation of the Merger or as fairly disclosed in documents 5.1.24, 10.3.2 and 10.3.3 in the “Global” exchange of the Data Room or as may be approved by the Purchaser and the other Seller, such approval not to be unreasonably withheld or delayed) ensure (in respect of any of its Non-Wholly-Owned Target Companies, only so far as it is able, taking into account any restrictions in any joint venture or shareholders’ agreements or other similar documents) that the business of its Target Companies is carried on in all material respects only in the ordinary course and that:

(a)	subject to clause 23 and to applicable Law, the Purchaser’s representatives shall be allowed such access as is reasonably requested, upon reasonable notice and at reasonable times, locations and intervals, to (i) the books and records of each of its Target Companies (including all statutory and minute books) and (ii) the premises used by, and management of, each of its Target Companies;

(b)	none of its Target Companies declares or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid-up share capital, save to another Target Company;

(c)	none of its Target Companies issues or agrees to issue or allots any share capital (except to another of its Target Companies);

(d)	none of its Target Companies modifies its by-laws or other equivalent organisational document;

(e)	none of its Target Companies makes any change in the accounting methods or practices other than in the ordinary course of business (other than such changes required by applicable local accounting principles);

(f)	all transactions between any of its Target Companies and any member of its Seller Group (other than another Target Company) take place (i) pursuant to the terms of existing agreements between Target Companies and such member of its Seller Group as disclosed in the Data Room, or (ii) in a manner and on terms consistent with previous practice in the 12 months prior to the date of the Binding Offer Letter;

(g)	none of its Target Companies sells or acquires, or agrees to sell or acquire, any business that is material to its Target Sub-Group and, with respect to the FTC Assets only, the Designated Seller does not sell, transfer, or relocate or agree to sell, transfer or relocate, any related asset or business that is material to (i) the Business (as defined in the US APA) with respect to the Holcim US Assets only, or (ii) the relevant Target Sub-Group with respect the other FTC Assets;

(h)	none of its Target Companies: (i) employs or agrees to employ any new persons, full or part time, in a Senior Manager capacity (other than to fill a vacancy) or (ii) make changes (other than those required by Law) in terms of employment (including pension fund commitments) in each case in circumstances which increases in aggregate the level of staff costs of all its Target Companies by more than [***] per cent. per annum;

(i)	none of its Target Companies incurs capital expenditure in a total aggregate amount in excess of [***] per cent. of the total aggregate amount of capital expenditure for the relevant period set forth in the relevant Target Company’s budget;

(j)	none of its Target Companies creates any Encumbrance over the Shares, the Non-Controlling Interests or the shares or assets of any of its Target Companies other than a Permitted Encumbrance;

(k)	none of those of its Target Companies which, individually or with their respective Affiliates, generated more than [***] of that Seller’s [***] ceases or proposes to cease to carry on its business or be wound up or enter into receivership, or any form of management or administration over its assets;

(l)	none of its Target Companies permits any of its insurances to lapse or do anything which would make any policy of insurance void, null or voidable;

(m)	none of its Target Companies enters into or gives or permits or suffers to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body which if called upon or otherwise exercised by the relevant counterparty would result in a cost to the Target Companies of [***] or more;

(n)	in relation to any Material Real Estate of its Target Companies, none of its Target Companies terminates, or gives a notice to terminate, a lease tenancy or licence;

(o)	none of its Target Companies enters into any partnership or joint venture involving or being likely to involve expenditure by its Seller Group in excess of [***] per annum;

(p)	none of its Target Companies makes any material amendment to any existing collective bargaining agreement;

(q)	each of its Target Companies maintains in all material respects the standards of production that applied to its products in the six months up to the date of the Binding Offer Letter;

(r)	none of its Target Companies settles or compromises any claim or disputes or waives a right in relation to litigation or arbitration proceedings (in each case, save in respect of the collection of debts arising in the ordinary course of business) which could reasonably be expected to result in a payment to or by a Target Company of [***] or more;

(s)	no Target Company shall, and the Sellers shall procure that no Target Company shall, re-file or amend any Tax Return without the express written consent of the Purchaser, except where such re-filing or amendment (i) can reasonably be expected to result in a payment to or by its Target Companies (taken in aggregate only to the extent that similar matters are concerned) of [***] or less or (ii) is required to take into account the consequences of a Tax audit or reassessment or fix an omission or error; and

(t)	no Target Company shall, and the Sellers shall procure that no Target Company shall, amend any policy in respect of Tax except where such amendment is required by applicable Law or to take into account the consequences of a Tax audit or reassessment in effect on or before Closing, in which case, and where such amending of policy in respect of Tax can reasonably be expected to result in a payment to or by its Target Companies (taken in aggregate only to the extent that similar matters are concerned) of [***] or more, the Target Company shall notify the Purchaser before making and applying any such amendment.

6.2 The Purchaser shall not exercise any of its rights pursuant to this clause 6 (including the right to refuse to approve any particular transaction or action) in such a manner as could disrupt unreasonably the efficient operations of any Target Company.

6.3 Subject to applicable Law, each Seller shall use its reasonable endeavours to assist, and shall procure that each of its the Target Companies shall use its reasonable endeavours to assist, the Purchaser to prepare for a smooth transition of the Target Companies to the Purchaser Group.

6.4 To the extent that any Target Company has entered into any agreement which contains a clause pursuant to which the counterparty may exercise a right as a result of the Proposed Transactions the consequences of which are adverse to the relevant Target Company, the relevant Seller and the Purchaser shall cooperate with each other, to ensure that, at the Purchaser’s cost (subject to clause 6.5, if applicable), appropriate steps are taken before Closing to inform such counterparty of the Proposed Transactions and to seek a waiver of the counterparty’s relevant right.

6.5 Notwithstanding anything to the contrary in this Agreement, the relevant Seller shall secure, at its sole cost, consents from any third parties that are necessary to effect the complete transfer of the FTC Assets, and for the Purchaser to operate the FTC Assets in a manner consistent with the purposes of the Consent Order, in each case in accordance with the terms of the Consent Order.

Purchaser Financing

6.6 Each Seller shall (so far as it is able, taking into account any restrictions in any joint venture or shareholders’ agreements or other similar documents in respect of any of its Non-Wholly-Owned Target Companies) ensure that each of its Target Companies and the relevant Holcim Designated Seller in relation to the Holcim US Assets shall use its reasonable efforts to, at the sole expense of the Purchaser, cause the directors, officers, employees, advisers and representatives of its Target Companies and the relevant Holcim Designated Seller in relation to the Holcim US Assets to provide such cooperation in connection with the arrangement of the debt financing required in connection with the Proposed Transactions (the Financing) as may be reasonably requested by the Purchaser upon reasonable notice and at reasonable times, locations and intervals, including:

(a)	participation of senior management in a reasonable number of meetings and presentations to prospective lenders and investors;

(b)	furnishing, or using reasonable efforts to cause third parties to furnish, the Purchaser and its financing sources with financial information regarding the Target Companies and the Holcim US Assets as may be reasonably requested by the Purchaser, provided (for the avoidance of doubt) that any such financial information (including pro forma financial information) shall not include any information relating to the Purchaser or its Affiliates;

(c)	assisting the Purchaser and its financing sources in the finalising of offering documents for the Financing and materials and financial and other information for further rating agency presentations;

(d)	using reasonable efforts to obtain the assistance of its accountants to provide consents for the use of their reports in offering memoranda and other materials related to the Financing,

provided, however, that nothing in this clause 6.6 shall require such cooperation to the extent it would:

(e)	interfere unreasonably with the business or operations of any of the Target Companies and/or the Holcim US Assets;

(f)	require any of the Target Companies or the relevant Holcim Designated Seller in relation to the Holcim US Assets to take any action that would conflict with or violate any Target Companies’ or such Holcim Designated Seller’s organisational documents or any applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which any Target Company or such Holcim Designated Seller is a party;

(g)	require any Target Company or the relevant Holcim Designated Seller in relation to the Holcim US Assets to enter into definitive credit documentation in relation to any financing or purchase agreement for the Financing prior to the Closing Date; or

(h)	result in any officer or director of any Target Company or the relevant Holcim Designated Seller in relation to the Holcim US Assets incurring any personal liability with respect to any matters relating to the Financing.

6.7 The Purchaser covenants with each Target Company and the relevant Holcim Designated Seller in relation to the Holcim US Assets, each Connected Person of the Target Companies and each Seller to pay to the relevant Target Company and the relevant Holcim Designated Seller in relation to the Holcim US Assets, Connected Person or Seller an amount equivalent to any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including actions taken at the request of the Purchaser in accordance with clause 6.6) and any information (other than information furnished by or on behalf of any Target Company) utilised in connection therewith, in each case prior to the Closing Date, except to the extent such liabilities, losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arise out of the wilful misconduct or fraud of the relevant Seller, Target Company or Connected Person.

6.8 The Purchaser shall promptly upon request by any member of a Seller Group or any Target Company, reimburse such member of a Seller Group or Target Company for out-of-pocket costs and expenses incurred by it in connection with its cooperation pursuant to clause 6.6.

7. CLOSING

7.1 Subject to clause 7.18, Closing shall take place at the Freshfields Bruckhaus Deringer LLP Brussels office, the Cleary Gottlieb Steen & Hamilton LLP Brussels office or such other place as the Parties may agree, on the Main Closing Date, being the last Business Day of the month in which the Unconditional Date and the Non-US Clearance Date falls or, if the later of the Unconditional Date and Non-US Clearance Date falls less than 5 Business Days before the last Business Day of that month, on the last Business Day of the following month), or such other date as the Parties may agree in writing provided, however, that:

(a)	if at 5.00 p.m. Central European Time on the day prior to the Long Stop Date the Unconditional Date has occurred, but the Clearance Date has not occurred (the Divestiture Trustee Trigger), Closing shall occur with respect to any Target Companies (subject to clause 7.1(b) with respect to the Holcim Sale Company based in Canada), in each case, in relation to which required Clearances (if any) have been obtained and the provisions of clause 7.14 shall apply with respect to all other Target Companies;

(b)	in relation to the Holcim US Assets and the Holcim Sale Company based in Canada:

(i)

if at 5.00 p.m. Central European Time on the later of the Unconditional Date and the Non-US Clearance Date (a) the US Unconditional Date has not occurred or (b) subject to clause 7.1(b)(ii) the US Unconditional Date has occurred but the US Clearance Date has not occurred the provisions of clauses 7.16 and 7.17 shall apply (the US Delayed Closing Trigger); save that (i) if the US Unconditional Date has not occurred but the US Clearance Date has occurred not less than 5 Business Days before the Main Closing Date, Closing shall occur only with regard to the Holcim Sale Company based in Canada on the Main Closing Date or (ii) if the US Unconditional Date and the US Clearance Date has occurred not less than 5 Business Days before the Main Closing Date, Closing shall occur with regard to the Holcim

US Assets and the Holcim Sale Company based in Canada on the Main Closing Date;

(ii)	if at 5.00 p.m. Central European Time on the day prior to the US Long Stop Date the US Unconditional Date has occurred, but the US Clearance Date has not occurred, (the US Divestiture Trustee Trigger), the provisions of clauses 7.14 and 7.15 shall apply with respect to the Holcim US Assets and the Holcim Sale Company based in Canada mutatis mutandis and any reference in clause 7.14, in any relevant definition and in any other relevant provision to the “Long Stop Date” shall be construed as a reference to the “US Long Stop Date” and any reference in clause 7.14 to the “Divestiture Trustee Trigger” shall be construed as a reference to the “US Divestiture Trustee Trigger”; and

(iii)	if the US APA is terminated in accordance with its terms or rescinded (in which case the Holcim Price shall be reduced by the amount allocated to the Holcim US Assets in Schedule 12 to this Agreement), the Holcim US Assets shall be divested by the relevant Designated Seller in accordance with the Consent Order and, for the avoidance of doubt, the transfer of the Shares shall remain unaffected; or

(c)	if in the opinion of the Sellers, acting reasonably, the Purchaser is required to obtain [***], and those Clearances have not been obtained by 5.00 p.m. [***] time on the day prior to Closing, then the provisions of [***] shall apply in respect of the Shares in the Sale Companies in [***] and shall, to the extent that there is any inconsistency, prevail over all other provisions in this Agreement.

7.2 At Closing each of the Sellers and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates in this clause 7. If clause 7.14 applies under clause 7.1(a), then the Long Stop Date shall be the Closing Date for all relevant purposes hereunder.

Designated Sellers, Designated Purchasers and Local Agreements

7.3 Each Seller may designate additional or alternative wholly-owned (directly or indirectly) subsidiaries of such Seller as Designated Sellers in respect of any particular Set of Shares or, in respect of Holcim, the Holcim US Assets by written notice to the other Parties by no later than 10 Business Days prior to Closing, provided that any such designation shall not result in an increase or decrease of the liabilities of the Parties under this Agreement, nor grant any right against any Party to this Agreement, hereunder or otherwise.

7.4 The Purchaser may designate additional or alternative wholly-owned (directly or indirectly) subsidiaries of CRH as Designated Purchasers in respect of any particular Set of Shares or the Holcim US Assets, except for the Lafarge Gips Share and the Lafarge Zement Share (as defined in the German Local Agreement), by written notice to the other Parties by no later than 60 days from the date of this Agreement, provided that any such designation shall not result in an increase or decrease of the liabilities of the Parties under this Agreement, nor grant any right against any Party to this Agreement, hereunder or otherwise.

7.5 The Parties acknowledge that:

(a)	separate local sale and purchase agreements (Local Agreements) shall be entered into by the relevant Share Seller and Share Purchaser in each jurisdiction for which a Local Agreement is indicated as a Local Closing Deliverable; and

(b)	the US APA shall be entered into by Holcim, CRH, the relevant Designated Seller and the relevant Designated Purchaser in respect of the Holcim US Assets.

7.6 Each Local Agreement shall be in all material respects in the form of the Agreed Form of the local share sale agreement for the relevant jurisdiction, and the US APA shall be in the Agreed Form, and each shall include the price allocated to the relevant Set of Shares or the Holcim US Assets (as the case may be) pursuant to clauses 3.4 or 3.5 as applicable.

Seller Obligations

7.7 On the Closing Date, each Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	a copy of the necessary corporate approvals required for entry into this Agreement and the Ancillary Agreements;

(b)	a copy of each Ancillary Agreement to which it is a Party, duly executed by it;

(c)	a copy of its Tax Consolidation Exit Agreements, duly executed by it, its Affiliates, and/or its Target Companies, as applicable, the provisions of which shall (without prejudice to the ability of the Purchaser to make a Claim against the Sellers under this Agreement) prevail in any case where the provisions of this Agreement conflict with the provisions of the Tax Consolidation Exit Agreements;

(d)	in respect of each of its Sale Companies, the resignation, in a form reasonably acceptable to the Purchaser, of each director of such Sale Company appointed by such Seller or the relevant Share Seller as may be notified by the Purchaser within 60 days after the date of this Agreement but in any case not later than 10 Business Days prior to Closing;

(e)	deliver (or ensure that there is delivered to the Purchaser) each of the Local Closing Deliverables applicable to it;

(f)	evidence of the satisfaction of each of the Conditions applicable to it; and

(g)	evidence of the satisfaction of the closing deliverables applicable to its relevant Designated Seller under the US APA.

Purchaser Obligations

7.8 On the Closing Date, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to each Seller):

(i)	a copy of each Ancillary Agreement to which it is a Party, duly executed by it;

(ii)	evidence of the satisfaction of each of the Conditions applicable to it and a copy of all corresponding decisions from each relevant Governmental Entity; and

(iii)	a copy of the necessary corporate approvals required for entry into this Agreement and the Ancillary Agreements;

(b)	pay to Holcim the Holcim Price as adjusted in accordance with clause 4.1;

(c)	pay to Lafarge the Lafarge Price as adjusted in accordance with clause 4.1;

(d)	deliver (or ensure that there is delivered to each Seller) each of the Local Closing Deliverables applicable to it; and

(e)	evidence of the satisfaction of the closing deliverables applicable to its relevant Designated Purchaser under the US APA.

Inter-Company Debt, Guarantees and other Third Party Assurances

7.9 At Closing, each Seller and the Purchaser shall carry out their respective obligations under clause 8 and under clause 15 required to be performed at Closing.

General

7.10 Each Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of the Binding Offer Letter. On execution of any such Transaction Document, the term sheet in the Agreed Form corresponding to that Transaction Document shall terminate and be replaced in whole by the relevant Transaction Document. Save in respect of the Configuration Rights Agreement, if not so agreed by the Closing Date, any outstanding Transaction Document shall be deemed to take the form of the term sheet in the Agreed Form corresponding to that Transaction Document, and where there is no such term sheet the Transaction Document shall be in the form reasonably specified by the Sellers provided it is consistent with the terms of this Agreement. Schedule 20 sets out a list of all Transaction Documents, including which Transaction Documents are in Agreed Form and which Transaction Documents are not yet in Agreed Form. The Parties acknowledge and agree that the Holcim Supply Term Sheet shall have no effect.

7.11 If any document listed in this clause 7 is required to be notarised, the Parties (or their relevant Affiliates) shall execute such document at a time and in the location notified by the Sellers to the Purchaser at least 2 Business Days before Closing where a notary with the required qualification will be present.

7.12 All documents and items delivered at Closing pursuant to this clause 7 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item);

(b)	receipt of an electronic funds transfer to the Holcim Bank Account in immediately available funds of the Holcim Price; and

(c)	receipt of an electronic funds transfer to the Lafarge Bank Account in immediately available funds of the Lafarge Price,

the documents and items delivered in accordance with this clause 7 shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

7.13 If a Seller or the Purchaser fails to comply with any obligation in this clause 7, the Purchaser (if the defaulting party is a Seller) or the Sellers (if the defaulting party is the Purchaser) shall not be entitled to terminate this Agreement but shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other Parties:

(a)	to require Closing to take place so far as practicable having regard to the defaults which have occurred; or

(b)	to set a new date for Closing (being not more than 20 Business Days after the original date for Closing) in which case the provisions of this clause 7 shall apply to Closing as so deferred but on the basis that such deferral may only occur once.

Divestiture following Divestiture Trustee Trigger

7.14 If the Divestiture Trustee Trigger occurs:

(a)	the Purchaser shall on the Long Stop Date pay the Lafarge Secured Price to the Lafarge Security Account and the Holcim Secured Price to the Holcim Security Account, and the Sellers and Purchaser shall execute the Security Documents and take such other steps as may be required to perfect the Security over the Security Accounts created by the Security Documents. For the purposes hereof, the Lafarge Secured Price and the Holcim Secured Price shall be the relevant portion of the Lafarge Estimated Price and the relevant portion of the Holcim Estimated Price, respectively, determined as set forth in clause above;

(b)	the Purchaser and the Sellers shall determine the Final Price as set forth in clauses 4.2 to 4.15 and (i) the Purchaser shall pay the final adjustment due by it pursuant to clauses 4.16 to 4.19 to the Lafarge Security Account and/or Holcim Security Account, as applicable, or (ii) the Purchaser shall be restituted the final adjustment owed to it pursuant to clauses 4.16 to 4.19 from the Lafarge Security Account and/or Holcim Security Account;

(c)	the Divestiture Trustee shall immediately after the Long Stop Date be granted by the Sellers the exclusive mandate to sell the Target Companies and/or the Holcim US Assets in respect of which the relevant Clearance has not been obtained to one or several third parties (including, where possible, the Purchaser if it has then received the relevant Clearances) at no minimum price in accordance with the divestiture trustee mandate(s) given by the Sellers and approved by (a) CADE, (b) the Canadian Competition Bureau, (c) the CPC, (d) the European Commission and (e) the US Federal Trade Commission, as required, which shall be based on the Standard Models for Trustee Mandate (to the extent applicable to a divestiture trustee) provided in the Best Practice Guidelines and a draft of which is set out in Schedule 26 (the Divestiture Trustee Mandate(s) and each a Divestiture Trustee Mandate); and

(d)	the Divestiture Trustee shall exercise its functions in accordance with the Divestiture Trustee Mandate(s), and all costs and expenses incurred by the Divestiture Trustee in relation to such exercise of its functions shall be borne by the Purchaser.

(e)	following a Disposal by the Divestiture Trustee pursuant to a Divestiture Trustee Mandate to a purchaser other than the Purchaser (or any member of the Purchaser Group) and receipt by Holcim of the Holcim Disposal Proceeds and/or by Lafarge of the Lafarge Disposal Proceeds (as the case may be) in respect of such Disposal:

(i)	Holcim may withdraw from the Holcim Security Account an amount equal to the amount by which the Holcim Secured Price Allocation in respect of the relevant Disposal exceeds the Holcim Disposal Proceeds in respect of such Disposal or, as the case may be, Holcim shall pay to the Purchaser an amount equal to the amount by which the Holcim Disposal Proceeds in respect of the relevant Disposal exceeds the Holcim Secured Price Allocation in respect of such Disposal; and

(ii)	Lafarge may withdraw from the Lafarge Security Account an amount equal to the amount by which the Lafarge Secured Price Allocation in respect of the relevant Disposal exceeds the Lafarge Disposal Proceeds in respect of such Disposal or, as the case may be, Lafarge shall pay to the Purchaser an amount equal to the amount by which the Lafarge Disposal Proceeds in respect of the relevant Disposal exceeds the Lafarge Secured Price Allocation in respect of such Disposal, in each case together with any Security Account Interest accrued in respect of such amounts and without the Purchaser’s consent;

7.15 The Security Documents shall provide as follows in respect of the amounts that the Sellers and the Purchaser covenant to pay under clause 7.14:

(a)	the amount secured under the Security Documents in favour of the Purchaser shall be the amount from time to time equal to:

(i)	the Secured Price; less

(ii)	the aggregate Secured Price Allocations for all Disposals in respect of which Holcim or Lafarge has made a withdrawal pursuant to clause 7.14(e);

(b)	Holcim and Lafarge shall each be entitled to access its Security Account in accordance with the terms of clause 7.14(e);

(c)	following a withdrawal by Holcim in accordance with clause 7.14(e)(i), the Security over the Holcim Security Account in respect of that amount shall be released, discharged and that amount shall be paid to the Purchaser, and following such a withdrawal by Holcim from the Holcim Security Account, in respect of the final Disposal of Holcim Target Companies (or the assets thereof) or the Holcim US Assets (as the case may be), the Security over the Holcim Security Account shall be released, discharged in full and that amount shall be paid to the Purchaser;

(d)	following a withdrawal by Lafarge in accordance with clause 7.14(e)(ii) the Security over the Lafarge Security Account in respect of that amount shall be released and discharged and that amount shall be paid to the Purchaser, and following such a withdrawal by Lafarge from the Lafarge Security Account, in respect of the final Disposal of Lafarge Target Companies (or the assets thereof), the Security over the Lafarge Security Account shall be released, discharged in full and that amount shall be paid to the Purchaser;

(e)	following a Disposal by the Divestiture Trustee pursuant to a Divestiture Trustee Mandate to the Purchaser (or any member of the Purchaser Group), the Security over (as applicable):

(i)	the Holcim Security Account in respect of the amount of the Holcim Secured Price Allocation relating to such Disposal; and/or

(ii)	the Lafarge Security Account in respect of the amount of the Lafarge Secured Price Allocation relating to such Disposal,

shall be immediately released to the Purchaser and discharged; and

(f)	any interest or profit generated on the Security Accounts (subject to any deduction of tax at source or any bank or other charges properly charged to the Security Accounts) (the Security Account Interest) shall accrue to and form part of the relevant Security Account and, save as expressly provided in clause 7.14(e), shall be for the account of Holcim (in the case of the Holcim Security Account) or for the account of Lafarge (in the case of the Lafarge Security Account).

US Delayed Closing Trigger

7.16 If after the US Delayed Closing Trigger but before the US Long Stop Date, both the US Unconditional Date and the US Clearance Date have occurred, Closing shall occur with regard to the Holcim US Assets and (if Closing with respect to the Holcim Sale Company based in Canada has not already occurred) the Holcim Sale Company based in Canada on the earlier of (a) subject to clause 7.18 , the soonest practicable Business Day (being not less than 5 Business Days) following such date or (b) the US Long Stop Date (such earlier date the US Delayed Closing Date):

(a)	the Purchaser shall pay the amount of the Holcim Estimated Price in respect of the Holcim US Assets and, if applicable, the Holcim Sale Company based in Canada in CAD and/or EUR to Holcim in accordance with clause 21; and

(b)	the Purchaser and Holcim shall determine the Final Price of the Holcim US Assets and, as applicable, the Holcim Sale Company based in Canada in accordance with clauses 4.2 to 4.15 and promptly thereafter (i) the Purchaser shall pay the final adjustment due by it pursuant to clauses 4.16 to 4.19 to Holcim, or (ii) the Purchaser shall be repaid the amount owed to it following the final adjustment pursuant to clauses 4.16 to 4.19, as the case may be, in accordance with clause 21.

7.17 If after the US Delayed Closing Trigger but before the US Long Stop Date, the US Unconditional Date has not occurred but the US Clearance Date has occurred, Closing shall occur only with regard to the Holcim Sale Company based in Canada and clause 7.16 shall apply mutatis mutandis only with respect to the Holcim Sale Company based in Canada.

7.18 The Purchaser and the Sellers can agree, in writing, to reduce the 5 Business Day period referred to in clauses 7.1, 7.1(b)(i) and 7.16 to a minimum of 1 Business Day (such agreement shall not be unreasonably withheld).

8. INTER-COMPANY TRADING AMOUNTS AND INTER-COMPANY NON-TRADING

AMOUNTS

Inter-Company Trading Amounts

8.1 In relation to Inter-Company Trading Amounts:

(a)	the Purchaser shall procure that any Inter-Company Trading Amounts which are owed by any Target Company is paid to the relevant member of its Seller Group in the ordinary course, and such payments shall be made in accordance with clause 21.1; and

(b)	each Seller shall procure that any Inter-Company Trading Amounts which are owed by any member of its Seller Group is paid to the relevant Target Company in the ordinary course, and such payments shall be made in accordance with clause 21.1.

Inter-Company Non-Trading Amounts

8.2 Not less than 3 Business Days before the Closing Date, each Seller shall notify the Purchaser of the Estimated Inter-Company Non-Trading Payables and the Estimated Inter-Company Non-Trading Receivables in respect of its Target Companies, as at the Closing Date, in each case specifying the relevant debtor, creditor and currency in respect of each Inter-Company Non-Trading Receivable and Inter-Company Non-Trading Payable.

8.3 On Closing:

(a)	the Purchaser shall procure that each relevant Target Company repays to the relevant member of its Seller Group the amount in the applicable currency of any Estimated Inter-Company Non-Trading Payables and shall acknowledge on behalf of each relevant Target Company the payment of the Estimated Inter-Company Non-Trading Receivables in accordance with clause 8.3(b); and

(b)	each Seller shall procure that each relevant member of its Seller Group repays to the relevant Target Company the amount in the applicable currency of any Estimated Inter-Company Non-Trading Receivables and shall acknowledge on behalf of each relevant member of its Seller Group the payment of the Estimated Inter-Company Non-Trading Payables in accordance with clause 8.3(a), in each case as notified in accordance with clause 8.2 and the Inter-Company Non-Trading Amounts shall be treated as discharged to the extent of that payment.

8.4 Any payment pursuant to clause 8.3 shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Inter-Company Non-Trading Amount and thereafter of the relevant principal amount.

Final repayment of Inter-Company Non-Trading Amounts

8.5 When the Closing Statements have been finally agreed or determined in accordance with clauses 4.6 to 4.14 (inclusive), the following payments shall be made in respect of any Inter-Company Non-Trading Payable:

(a)	if any Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable or any Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable, then the Purchaser shall procure that each relevant Target Company repays to the relevant member of the corresponding Seller Group the amount in the applicable currency equal to the difference and shall acknowledge on behalf of each relevant Target Company the payment of the amount paid to that Target Company in accordance with clause 8.5(b); and

(b)	if any Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable or any Inter-Company Non-Trading Receivable is greater than the Estimated Inter-Company Non-Trading Receivable, then the relevant Seller shall procure that each relevant member of its Seller Group repays to the relevant Target Company the amount in the applicable currency equal to the difference and shall acknowledge on behalf of each relevant member of its Seller Group the payment of the amount paid to that member of its Seller Group in accordance with clause 8.5(a).

Any amount payable under this clause 8.5 shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the Closing Date to (but including) the due date for payment calculated on a daily basis. The rate of interest shall be the rate applicable to the relevant Inter-Company Non-Trading Amount under the terms on which it was outstanding at Closing.

8.6 Any payments to be made pursuant to clause 8.5 shall be made within 5 Business Days after the date on which the relevant Closing Statement is agreed or determined in accordance with clauses 4.6 to 4.14 (inclusive).

9. SELLER WARRANTIES

9.1 Each Seller severally warrants to the Purchaser as at the date of the Binding Offer Letter and as at the Closing Date (except where a reference is made to a specific date, in which case the Warranty is made as of such date) that each of the Warranties is true, accurate and not misleading, save in respect of those Title Warranties set out in clauses 9.9 to 9.12 which shall be warranted as at the Closing Date only.

9.2 For the purposes of this clause 9, with respect to the warranties contained in clauses, 9.22 and 9.19 (Compliance with Laws), 9.24 and 9.25 (Litigation), 9.30 (Contracts), 9.31 (Environmental Matters), 9.33 to 9.35 (Real Property), 9.37 (Labour Matters), 9.38 to 9.40 (Insolvency), 9.41 (Information Technology), 9.42 (Pensions) and 9.43 (Insurance) the reference to a Target Company shall also be deemed to refer to the relevant Designated Seller(s) of the Holcim US Assets with respect, but limited, to the relevant Holcim US Assets and any relevant definition or other provision shall be construed accordingly.

Organisation

9.3 That Seller, each of its Designated Sellers and each of its Target Companies is a corporation duly incorporated or formed, as applicable, and validly existing under the Laws of its jurisdiction of incorporation or formation and in any jurisdiction where “validly existing” is not defined, not subject to any administrative, winding up or similar order and there are no Insolvency Proceedings concerning that Seller, any of its Designated Sellers or any of its Target Companies.

9.4 That Seller, each of its Designated Sellers and each of its Target Companies has all requisite corporate power and authority to own its assets and to carry on its business as and where it is now being conducted.

Authorisation; Enforceability

9.5 That Seller and each of its Designated Sellers have the corporate power and authority to execute this Agreement and the other Transaction Documents, to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Proposed Transactions.

9.6 The execution of this Agreement and the applicable Transaction Documents by that Seller and each of its Designated Sellers and the performance by each of them of its obligations hereunder and thereunder have been duly authorised by all necessary corporate action.

9.7 This Agreement has been, and upon their execution the applicable Transaction Documents will have been, duly executed and delivered by that Seller and its Designated Sellers and (assuming due authorisation, execution and delivery by the Purchaser and, where applicable, the Designated Purchasers) this Agreement constitutes, and upon their execution the applicable Transaction Documents will constitute, a legal, valid and binding obligation of that Seller and its Designated Sellers enforceable against them in accordance with their respective terms.

No Approvals or Conflicts

9.8 The execution, delivery and performance by that Seller and each of its Designated Sellers of this Agreement and the Transaction Documents to which it is a party and the consummation by that Seller and each of its Designated Sellers of the Proposed Transactions do not and will not: (i) in any material respect violate or conflict with or result in a material breach by that Seller or any of its Designated Sellers of its organisational documents; (ii) in any material respect violate or conflict with or result in a material breach of, or constitute a material default by that Seller or any of its Share Sellers (or create an event which, with notice or lapse of time or both, would constitute a material default) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which that Seller or any of its Share Sellers may be bound; (iii) in any material respect violate or result in a material breach of any Law applicable to that Seller or any of its Designated Sellers; or (iv) except for the Conditions and Clearances, require any order, consent, approval or authorisation of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Entity.

Equity Interests of the Target Companies

9.9 Part B and Part C of each of the Holcim Local Schedules and the Lafarge Local Schedules contain (or, as the case may be, refer to a document in the Data Room which contains) a true, complete and accurate statement of the: (i) jurisdiction of incorporation, formation or organisation, as applicable; and (ii) the number of authorised, issued and outstanding shares (and the holders of such shares) of each Holcim Target Company and Lafarge Target Company respectively.

9.10 Part D of each of the Holcim Local Schedules and the Lafarge Local Schedules contains (or, as the case may be, refer to a document in the Data Room which contains) a true, complete and accurate statement of the: (i) jurisdiction of incorporation, formation or organisation, as applicable; and (ii) the number of authorised, issued and outstanding shares owned by the relevant Target Company in each person in which a Non-Controlling Interest is held.

9.11 There are no other authorised, issued or outstanding equity interest of any of its Target Companies and no outstanding options, warrants rights or any other agreements relating to the sale, issuance or voting of any equity interest of any of its Target Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interest of any of its Target Companies.

9.12 All shares in each of its Target Companies and Non-Controlling Interests are owned free and clear of any Encumbrances and have been validly issued, fully paid and, where applicable, non-assessable and, save for any interest in another Target Company or any Non-Controlling Interest, none of its Target Companies owns any equity interest in any other person.

Accounts and Finance Arrangements

9.13 The Transaction Perimeter Financial Information:

(a)	has been prepared [***] and in accordance with the accounting policies, statements and practices stated in Note 1 to the Transaction Perimeter Financial Information on a consistent basis with the Interim Financial Statements; and

(b)	having regard to the purpose for which it was prepared and reviewed, and the fact that it has not been audited nor prepared in the context of a statutory closing process, does not [***] misstate (i) the assets and liabilities of the Target Companies to which they relate as at the Financial Information Date or (ii) the income or cash flow of the Target Companies to which it relates in respect of the period from 1 January 2014 until the Financial Information Date.

9.14 The Interim Financial Statements:

(a)	have been prepared [***] from the accounting records of each of the relevant Target Companies to which they relate in accordance with IFRS as they would have been prepared for the purpose of the financial reporting of the group consolidation of Holcim or, as the case may be, Lafarge; and

(b)	having regard to the purpose for which they were prepared, as stated in paragraph (a) above, the fact that they have not been audited and the standard normally applied in the preparation of group interim financial reporting information for internal purposes, give [***] view of (i) the assets and liabilities of the companies to which they relate as at the Financial Information Date and (ii) the income and cash flow of the companies to which they relate in respect of the period from 1 January 2014 until the Financial Information Date;

provided that:

(c)	the Sellers shall have no liability under this clause 9.14 if and to the extent that the relevant accounting item was accounted for in accordance with IFRS in the Transaction Perimeter Financial Information; and

(d)	no statement is made or implied in this clause 9.14 in relation to any entities other than the Target Companies or in relation to any business, assets or liabilities of a Target Company that will not be a business, asset or liability of a Target Company following completion of all the steps set out in the relevant Local Steps Plans.

9.15 In the period from the Financial Information Date up to the date of the Binding Offer Letter, so far as the Sellers are aware, the business and activities of each Target Company have been carried on materially in the ordinary and usual course.

9.16 The [***] of (i) the Target Companies, and (ii) the “Target Companies” as defined in the Put and Call Options Agreement in respect of the Philippines entered into between, inter alia, Lafarge Holdings (Philippines), Inc. and CRH on or about the date of the Binding Offer Letter, taken as a whole for the twelve-month period to 31 December 2014, calculated in accordance with the Accounting Principles, was in excess of [***]

9.17 The financial information provided in respect of Lafarge Ciments Kercim in document 10.2.2.1 in the Global exchange in the Data Room and document 3.2.2.1 in the L-France exchange in the Data Room was prepared [***];

9.18 The financial information provided in respect of the Trident Plant in document 1.2.2.2 in the 27—H US Trident exchange in the Data Room was prepared [***];

9.19 The financial information referred in paragraph (b) of the definition of Transaction Perimeter Financial Information (relating to the “Lafarge Continental Europe Divested Businesses”) updated as at Closing, but without including cash flow statements, income statements nor notes besides the basis of preparation, and to be provided to the Purchaser together with the Lafarge Closing Statement, will reflect the addition to the Transaction Perimeter of Lafarge Ciments Kercim, with the corresponding adjustments being made [***] and on a basis consistent with document 10.2.2.1 in the Global exchange in the Data Room and document 3.2.2.1 in the L-France exchange in the Data Room;

9.20 The financial information referred in paragraph (d) of the definition of Transaction Perimeter Financial Information updated as at Closing, but without including cash flow statements, income statements nor notes besides the basis of preparation, and to be provided to the Purchaser together with the Lafarge Closing Statement, will reflect the subtraction of the Cauldon and Cookstown cement plants from the Transaction Perimeter, with the corresponding adjustments being made [***] and on a basis consistent with section 12 of document 2.1.4 in the Global exchange in the Data Room; and

9.21 The financial information referred in paragraph (c) of the definition of Transaction Perimeter Financial Information (relating to the “Holcim Canadian Business Proposed for Divestment”) updated as at Closing, but without including cash flow statements, income statements nor notes besides the basis of preparation, and to be provided to the Purchaser together with the Holcim Closing Statement, will reflect the addition to the Transaction Perimeter of the Trident Plant and the subtraction of the Holcim US Terminals at Grandville and Elmira from the Transaction Perimeter, with the corresponding adjustments being made [***] and on a basis consistent with document 1.2.2.2 in the 27 - H US Trident exchange in the Data Room.

Compliance with Law; Governmental Authorisations, Licences, Permits, Authorisations and Consents

9.22 Except as would not result in the relevant Target Company(ies) incurring liability in aggregate, when taken together with any liability incurred as a result of the matters referred to in clause 9.31, in excess of [***]:

(a)	each Target Company is in compliance in all material respects and has not received any written notice alleging that it is not in compliance in all material respects with any Law (including for the avoidance of doubt any Anti-Bribery Law and all Laws relating to competition and anti-trust) applicable to the conduct of its business;

(b)	each Target Company has obtained all licences, permits, authorisations and consents required for the proper carrying on of its business and all licences, permits,

authorisations and consents are valid and subsisting (in each case other than in respect of Intellectual Property Rights); and

(c)	no Target Company is in material breach of any licences, permits, authorisations or consents and, so far as the Sellers are aware, no circumstances exist which may result in any of them being revoked or not renewed, in whole or in part (in each case other than in respect of Intellectual Property Rights).

9.23 Each Seller has in place in respect of its Target Companies compliance policies in respect of applicable Anti-Bribery Law. No written notice has been received and, to the knowledge of the Sellers, there is no threatened or pending investigation, inquiry, prosecution or proceeding, which has been notified in writing to the relevant Target Company, either involving any Target Company, any persons who at present are, or who at any time within the [***] were, a Senior Manager of any of the Target Companies (provided that such investigation, inquiry, prosecution or proceeding is in respect of their capacity as Senior Manager of the relevant Target Company), under any Anti-Bribery Law.

Litigation

9.24 There are no suits, actions, arbitrations, tribunals, disciplinary, enforcements, investigation or other proceedings (Proceedings) pending or, so far as the Seller is aware, threatened in writing against any of its Target Companies and, so far as the Seller is aware, no fact or circumstance exists which is likely to or could give rise to any Proceedings, in each case where the initiator of such Proceedings claims or is likely to claim an amount in excess of [***].

9.25 There is no outstanding or pending judgment, sentence, order, decree, arbitral award or decision of any court, tribunal, arbitrator, administrator, or any Governmental Entity (Administrative Proceedings) against any Target Company where the initiator of such Administrative Proceedings claims or is likely to claim an amount in excess of [***].

Tax Matters

9.26 All Tax Returns required to be filed [***] prior to the Closing Date by or on behalf of its Target Companies (either separately or as members of a group of corporations) have been timely filed or will be timely filed before the Closing Date (in each case, subject to permitted extensions applicable to such filing) and are true, complete and accurate in all material respects.

9.27 All Taxes due or owing prior to Closing by any of the Target Companies have been paid (or will be paid) within the prescribed period or any extension thereof other than Taxes that are being contested in good faith.

9.28 None of the Target Companies are involved in any material current dispute with or investigation by any Tax Authority or have in the [***] been the subject of any material dispute with or investigation by any Tax Authority.

Contracts

9.29 Each Material Contract to which one of its Target Companies is a party is in full force and effect, and is a valid and binding agreement of such Target Company which is a party thereto and is enforceable against such Target Company in accordance with its terms. So far as that Seller is aware, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by: (i) any of its Target Companies under any Material Contract to which it is a party; or (ii) any other party to any Material Contract to which one of its Target Companies is a party, in each case, except for defaults that would not reasonably be expected to be material.

9.30 Save for those contracts listed in Schedule 19, the Data Room contains copies of all Material Contracts which can be terminated by the counterparty and/or entitle the counterparty to a payment as a result of, or in connection with, the consummation of the Proposed Transactions.

Environmental Matters

9.31 Except as would not result in the relevant Target Company(ies) incurring liability in aggregate, when taken together with any liability incurred as a result of the matters referred to in clause 9.22, in excess of [***]:

(a)	each of its Target Companies is and has been for the period of [***] to the date of the Binding Offer Letter in compliance in all material respects with all Environmental Laws;

(b)	each of its Target Companies has obtained and maintained in full force and effect the Environmental Consents required under applicable Law in relation to the business of the Target Companies and its processes and activities and is and has been for the period of [***] to the date of the Binding Offer Letter in compliance in all material respects with all the terms and conditions attached to them; and

(c)	no Target Company (i) has received any written notice that remains outstanding of any civil, criminal or administrative action, claim, investigation or other proceedings or suit from any Governmental Entity or third party alleging that it is in material violation of any Environmental Law or Environmental Consents or (ii) is engaged in any litigation or arbitration proceedings or, the subject of any investigations by any Governmental Entity under Environmental Law or, so far as the Seller is aware, has been threatened in writing with any litigation or arbitration proceedings under Environmental Law.

9.32 The Target Companies will have European Union Allowances (EUAs) allocated to their respective cement plants within the European Union Emissions Trading Scheme (EUETS) at the Closing Date as follows:

(a)	if the Closing Date is before the retirement date for 2014 EUAs and after the receipt of 2015 EUAs, the Target Companies will have both 2014 and 2015 allocations for such cement plants that were operating under the EUETS during 2014;

(b)	if the Closing Date is after the retirement date for 2014 EUAs, the Target Companies will have 2015 allocations for such cement plants that were operating under the EUETS during 2014;

(c)	if the Closing Date is before the retirement date for 2015 EUAs and after the receipt of 2016 EUAs then the Target Companies will have both 2015 and 2016 allocations for such cement plants that were operating under the EUETS during 2015;

(d)	for the Quebec CAP system, the Joliette cement plant will have all unretired allocations; and

(e)	in the event of the introduction of a CAP system in Ontario, the Mississauga cement plant will have all unretired allocations.

Real Property

9.33 Its Target Companies have good and marketable title to the Material Real Estate that they own, free and clear of any Encumbrances, except for Permitted Encumbrances.

9.34 There are no leases, subleases, licenses, concessions, or other written agreements, granting to any third party the right of use or occupancy of any portion of the Material Real Estate owned by its Target Companies and no option or other right exists to purchase, lease or otherwise use or occupy any portion of the Real Estate owned by its Target Companies.

9.35 So far as that Seller is aware, no Target Company has received a written notice from any Governmental Entity or any third party that it is not in compliance with Laws in respect of any Material Real Estate that it owns, except as would not reasonably be expected to be material to its operations.

9.36 The Material Real Estate which is not owned by the Target Companies is used and/or occupied by them pursuant to a valid and enforceable title.

Labour Matters

9.37 Except where the failure to be in compliance would not result in the relevant Target Company incurring a liability in excess of [***], each of its Target Companies is in compliance in all material respects with all Laws and collective bargaining agreements applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours.

Insolvency

9.38 No order has been made or petition presented or resolution passed for the winding up or dissolution of any Target Company or for the appointment of a liquidator, receiver, receiver and manager or examiner to any Target Company.

9.39 No receiver or receiver and manager has been appointed by any person over any Target Company, or over the whole or substantially the whole of the business of any Target Company, nor, so far as the Sellers are aware, have any circumstances arisen which would allow for the appointment of a receiver or receiver and manager in respect of any Target Company, or the whole or substantially the whole of the business of any Target Company, nor has any Target Company requested the appointment of a receiver or receiver and manager.

9.40 No Target Company is insolvent or unable to pay its debts or likely to become insolvent or unable to pay its debts as they fall due.

Information Technology

9.41 There have not, since [***] prior to the date of the Binding Offer Letter, been any failures or breakdowns of any IT Systems which have caused either a disruption or interruption of a material nature to the business of any Target Company.

Pensions

9.42 Except as would not result in the relevant Target Company incurring a liability in excess of [***], in respect of each Benefit Plan: (i) it has been administered in accordance with its terms; (ii) it is in compliance, in all material respects, with the applicable provisions of all Laws; (iii) all reports, returns and similar documents with respect to each Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, so far as the Sellers are aware, all reports, returns and similar documents actually filed or distributed were true, complete and correct; and (iv) there are currently no investigations by any Governmental Entity, termination proceedings or other claims by any person (except routine claims for benefits payable under the Benefit Plans) or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and, so far as the Seller is aware, there are not any facts or circumstances that could give rise to any such liability in the event of any such investigation, claim or proceeding.

Insurance

9.43 In respect of the Policies that are disclosed in the Data Room: (i) all premiums have been paid in accordance with the terms of such Policies; (ii) such insurances are in full force and effect; (iii) there are no outstanding claims in excess of [***]; and (iv) so far as the Sellers are aware, no facts or matters have occurred that are likely to give rise to a claim in excess of [***].

Holcim US Assets

9.44 The Holcim US Assets described in Section 3.1(a), (c) and (d) of the US APA are in the possession or under the control of the relevant Holcim Designated Seller(s). The Holcim Designated Seller(s) has the right to transfer each of the Holcim US Assets free from any Encumbrance, other than Permitted Encumbrances, in accordance with the terms of the US APA.

10. INDEMNITIES

General

10.1 Without prejudice to the further limitations set out in this clause 10, for the avoidance of doubt the indemnities given in this clause 10 shall be subject to the limitations applicable in respect of Indemnity Claims as provided for in clause 11.

10.2 For the purposes of clauses 10.10 and 10.11, the reference to a Target Company shall also be deemed to refer to the relevant Designated Purchaser of the Holcim US Assets with respect, but limited, to the relevant Holcim US Assets and any relevant definition or other provision shall be construed accordingly.

Antitrust Indemnity

Antitrust Indemnity

10.3 Each Seller shall indemnify the Purchaser in respect of any Loss relating to an Infringement (the Antitrust Indemnity).

Limitations on liability

10.4 No Seller shall be liable for any claim by the Purchaser under clause 10.3 unless that Seller receives from the Purchaser written notice by the date set out and otherwise in accordance with clause 11.2(b).

Handling of Antitrust Damages

10.5 The Parties are in agreement that all investigations and proceedings relating to any Infringement which could give rise to the payment of Antitrust Damages shall be handled principally by the Sellers. The Purchaser undertakes to, and shall ensure that each relevant Target Company shall actively cooperate with the Sellers in all such investigations and proceedings on a continuous and unlimited basis with a view to mitigating and limiting the amount of any Antitrust Damages payable. In particular, and without limitation to the generality of the foregoing, the Purchaser shall fully cooperate, and shall ensure that each relevant Target Company fully cooperates, with the Sellers and provides the Sellers with all information needed in order to support its defence strategy. This includes in particular information needed by the Sellers in order to reply to requests for information by the competent antitrust authorities and/or competent courts.

10.6 The Purchaser shall promptly notify, and shall ensure that each relevant Target Company promptly notifies, the Sellers of any new information they become aware of relating to the relevant Infringement or the Antitrust Damages. The Purchaser shall in particular notify, and shall ensure that each relevant Target Company notifies the Sellers of any new claim by a third party for, or circumstances which give or may give rise to a claim by a third party for, Antitrust Damages, specifying in detail all underlying facts thereto (to the extent they are not already known to the Sellers) and the amount or estimated amount of the fines which may be imposed upon them or the damages and other costs payable or claimed or threatened to be payable or claimed.

10.7 No acknowledgement, admission, compromise or settlement or consent decree in relation to or in connection with any Infringement or the payment of any Antitrust Damages shall be made by or on behalf of any Target Company without prior written consent of the Sellers.

10.8 Provided that it is unavoidable that instead of the Sellers the Purchaser itself undertakes important procedural decisions, the Purchaser shall consult the Sellers ahead of these procedural decisions and shall provide the Sellers with the opportunity of a prior review of all submissions to the competent antitrust authorities and/or competent courts. For the avoidance of doubt, any procedural decision which might influence the amount of Antitrust Damages is deemed to be “important” within the meaning of this clause 10.8. The Sellers shall have the right to veto in writing any important procedural decision or submission to the competent antitrust authorities and/or competent courts, if such procedural decision or submission, in the Sellers’ view, might increase the Antitrust Damages.

10.9 For the avoidance of doubt and without prejudice to clause 11.11, no Seller shall be liable for any Antitrust Indemnity Claim to the extent that it would not have arisen but for the failure of the Purchaser to comply with any of its obligations under clauses 10.4 to 10.9.

Environmental indemnity

10.10 The Sellers shall indemnify the Purchaser against any Loss actually incurred by any relevant Target Company in connection with any Indemnified Issue (the Environmental Indemnity).

Other indemnities

10.11 The Sellers indemnify the Purchaser, in each case in relation to its Target Companies, from and against Loss in connection with:

(a)	[***]

(b)	[***].

11. LIMITATIONS ON LIABILITY

In the event of any conflict or inconsistency between the provisions of the Deed of Tax Covenant and this clause 11 the provisions of the Deed of Tax Covenant shall prevail. The exclusions, limitations and other provisions applicable to Tax Warranty Claims in the Deed of Tax Covenant shall apply from the date of this Agreement as if they were incorporated herein.

11.1 Loss. Only the Purchaser shall be entitled to Claim for any Loss arising in connection with this Agreement or the US APA which is suffered by the Purchaser or any of its Affiliates (including, for the avoidance of doubt, Target Companies which become Affiliates of the Purchaser) and, where the Loss is suffered by a Non-Wholly-Owned Target Company, only for the Target Percentage of any such Loss.

11.2 Time Limits. No Seller shall be liable for any Warranty Claim, Tax Deed Claim or Indemnity Claim unless that Seller receives from the Purchaser written notice ([***] of the Purchaser or any Designated Purchaser becoming aware of such Claim, provided that a failure to deliver such a notice [***] shall not prevent a Tax Deed Claim being made) containing specific details of the Claim to the extent reasonably available and including the Purchaser’s estimate of the amount of the Warranty Claim, Tax Deed Claim or Indemnity Claim to the extent it is reasonably possible for the Purchaser to so estimate:

(a)	prior to 30 June 2017, in the case of a Warranty Claim other than an Antitrust Warranty Claim, Tax Warranty Claim or Environmental Warranty Claim;

(b)	prior to the date that is 5 years after the Closing Date, in the case of an Environmental Claim or an Antitrust Claim (provided that, in relation to an Environmental Claim that relates to Contamination, a Trigger Event has occurred with respect to the Contamination in relation to which the Purchaser seeks to claim and notice of such Trigger Event has been given in accordance with this clause 11.2);

(c)	prior to 3 years, in the case of an Indemnity Claim other than an Antitrust Indemnity Claim or Environmental Indemnity Claim;

(d)	prior to the date that is 6 years after the Closing Date, in the case of a Tax Claim.

11.3 Thresholds for Claims. No Seller shall be liable for any single Warranty Claim or Tax Deed Claim:

(a)	unless the amount sought pursuant to that single Warranty Claim or Tax Deed Claim (as the case may be) in accordance with the terms of this Agreement [***]; or

(b)	unless the aggregate amount of the liability of that Seller for all Warranty Claims and Tax Deed Claims not excluded by paragraph [***]

11.4 Maximum limit for all Claims.

(a)	Subject to clause 11.4(b):

(i)	the aggregate amount of the liability of each Seller for all Tax Deed Claims, Warranty Claims other than Title Claims and for all Indemnity Claims other than Antitrust Indemnity Claims shall not exceed: [***] and

(ii)	the aggregate amount of the liability of each Seller for Antitrust Indemnity Claims shall not exceed: [***]

(b)	Notwithstanding any other provisions of this Agreement or the US APA, the aggregate amount of the liability of each Seller under or in connection with this Agreement and the US APA shall not exceed an amount equal to [***].

11.5 Warranty Claim to be withdrawn unless litigation commenced. Any Warranty Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn [***] after the notice is given pursuant to clause 11.2, unless legal proceedings (including for the avoidance of doubt, arbitration proceedings pursuant to clause 38 of this Agreement) in respect of it have been commenced by being both issued and served. No new Warranty Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Warranty Claim.

11.6 Matters disclosed. No Seller shall be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim:

(a)	is Fairly Disclosed in this Agreement or any other Transaction Document;

(b)	is Fairly Disclosed in Schedule 27, in relation to any Antitrust Warranty Claim, and the Parties hereby agree and acknowledge that the Purchaser shall only be entitled to make a Claim in respect of the matters to which the definition of “Infringement” relates pursuant to the Antitrust Indemnity and not under the Warranties; or

(c)	is Fairly Disclosed in the Data Room (as evidenced by the copies of the Data Room referred to in paragraphs (a)(a)(iii), (b)(b)(iii), (c)(c)(iii) and (d)(iii) of the definition of Data Room).

For the avoidance of doubt, this clause 11.6 shall not apply in respect of any Indemnity Claim, Tax Deed Claim or Title Claim and paragraphs (a) and (c) of this clause 11.6 shall not apply to any Antitrust Warranty Claim.

11.7 Matters provided for. No Seller shall be liable for any Warranty Claim or Indemnity Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Warranty Claim or Indemnity Claim is accounted for as a liability, provision or reserve in or otherwise taken into account in the calculation of Working Capital or Debt in the Closing Statements, provided that, in relation to those items which are generally (but not specifically) accounted for as a liability, provision or reserve in or otherwise taken into in account in the calculation of Working Capital or Debt in the Closing Statements (the General Items), the above limitation will apply in relation to the relevant specific items set out in the relevant Closing Statement which are expressed to relate to the relevant General Item.

11.8 Effective Nature of the Loss. The Purchaser and any member of the Purchaser Group shall only be entitled to make a Warranty Claim or Indemnity Claim for any Loss to the extent and only to the extent such Loss has effectively been sustained by the Purchaser or any member of the Purchaser Group (including the Target Companies), it being specified that:

(a)	any Tax assessment resulting in any reduction of Tax losses or Tax credits shall not constitute an effective Loss sustained by the Purchaser or any member of the Purchaser Group;

(b)	any deficiency assessed by the Tax Authorities the effect of which is to shift a Tax Liability from one fiscal year to another or to modify the jurisdiction in which a Tax Liability is due may give rise to a Warranty Claim or Indemnity Claim only insofar as (i) Purchaser or any member of the Purchaser Group is required to pay a penalty or interest charge in relation thereto, or (ii) Purchaser or any member of the Purchaser Group is subject to increased Tax thereon as a result of an increase in applicable or effective Tax rates;

(c)	any deficiency assessed with regard to a Tax which is recoverable (for example, but without limitation, input VAT) shall give rise to a Warranty Claim or Indemnity Claim only insofar as the Purchaser or any member of the Purchaser Group is required to pay a penalty or interest charge in relation thereto;

(d)	any payment due in respect of a Warranty Claim or Indemnity Claim shall be calculated by taking into account the effect of any Tax savings actually received by the Purchaser or any member of the Purchaser Group and/or any increase in the amount of Tax losses available to them for carry-forward or carry-back and resulting from the deductibility of the relevant loss for Tax purposes; and

(e)	any payment due in respect of a Warranty Claim or Indemnity Claim shall be based on the Loss suffered by the Purchaser or any member of the Purchaser Group and, consistent with paragraph (c)(ii) of the definition of Loss, shall be computed [***]

11.9 Contingent liabilities. If any Warranty Claim, Tax Deed Claim or Indemnity Claim is based upon a liability which is contingent only, no Seller shall be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment but the Purchaser has the right under clause 11.1 to give notice of that Warranty Claim, Tax Deed Claim or Indemnity Claim before such time, in which case such Warranty Claim, Tax Deed Claim or Indemnity Claim shall not be subject to clause 11.2.

11.10 No liability for Warranty Claims or Indemnity Claims arising from acts or omissions of Purchaser. No Seller shall be liable for any Warranty Claim or Indemnity Claim (other than an Environmental Indemnity Claim) to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act (including, without limitation, any decision to cease operating a plant, terminal or quarry), omission or transaction (including, without limitation, a voluntary disclaimer of any Relief) or any change in accounting or Tax methods (including consolidation methods) or policies (save for any such change that is required in order to comply with any applicable Law in force as at the Closing Date) carried out:

(a)	by the Purchaser or any member of the Purchaser Group (including any Target Company) (or its respective directors, employees or agents or successors in title); or

(b)	by any member of the relevant Seller Group or any of its Target Companies at the direction or request of the Purchaser or any member of the Purchaser Group.

11.11 Purchaser’s failure to comply with its obligations. No Seller shall be liable for any Warranty Claim or Indemnity Claim to the extent that it would not have arisen but for the failure of the Purchaser to comply with any of its obligations under this Agreement or the US APA.

11.12 Insured Claims. No Seller shall be liable in respect of any Warranty Claim or Indemnity Claim to the extent that the amount of such Warranty Claim or Indemnity Claim is recovered or recoverable (net of any Tax suffered on the proceeds) under a policy of insurance that covers a Target Company (or would have covered such Target Company if the policies of insurance effected by or for the benefit of such Target Company had been maintained after Closing on no less favourable terms than those existing at the date of the Binding Offer Letter).

11.13 Purchaser’s duty to mitigate. Without prejudice to (i) the common law duty of the Purchaser to mitigate any Loss which it may suffer as a result of any matter giving rise to a Claim, or (ii) the Sellers’ right to claim for breach of contract in respect of clause 5 of the Deed of Tax Covenant or clause 11.20 hereof, the Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any Loss or damage which it may suffer in consequence of any breach by a Seller of the terms of this Agreement or the US APA.

11.14 Recovery from third party after payment from Seller. Where a Seller has made a payment to the Purchaser in relation to any Warranty Claim, Tax Deed Claim or Indemnity Claim and the Purchaser or any member of the Purchaser Group (including any Target Company) receives or is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a payment or Relief which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or Loss which is the subject of a Warranty Claim, Tax Deed Claim or Indemnity Claim, the Purchaser or relevant member of the Purchaser Group shall: (i) promptly notify that Seller of the fact and provide such information as that Seller may reasonably require; (ii) take all reasonable steps or proceedings that the Seller may reasonably require to enforce such right; and (iii) pay to that Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (or, in the case of a Relief, the amount the Purchaser or member of the Purchaser Group will save by virtue of the Relief) (in each case net of Tax and less all reasonably incurred costs of recovery by the Purchaser in recovering that sum).

11.15 Net financial benefit. No Seller shall be liable to satisfy any Warranty Claim or Indemnity Claim to the extent of any corresponding saving by or net quantifiable financial benefit to the Purchaser or any member of the Purchaser Group arising from the matter(s) giving rise to such Warranty Claim or Indemnity Claim, including the amount (if any) by which any Tax for which the Purchaser or any member of the Purchaser Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter(s) giving rise to the Warranty Claim or Indemnity Claim.

11.16 No liability for legislation or changes in rates of Tax. No Seller shall be liable for any Warranty Claim, Tax Deed Claim or Indemnity Claim if and to the extent it is attributable to or the amount of such Warranty Claim, Tax Deed Claim or Indemnity Claim is increased as a result of any: (i) legislation not in force at the date of Closing; (ii) change of Law (or any change in interpretation), regulation, directive, requirement or administrative practice (including the published practice of any Tax Authority) after the date of Closing; or (iii) change in the rates of Tax in force at the date of Closing (including if such changes have a retroactive effect), provided in each case that the relevant change was not announced prior to the date of Closing.

11.17 No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss, and for this purpose recovery by a Designated Purchaser, including from a third party, shall be deemed to be a recovery by the Purchaser.

11.18 Waiver of right of set off. The Purchaser waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to a Seller pursuant to this Agreement or otherwise. The Sellers waive and relinquish any right of set off or counterclaim, deduction or retention which the Sellers might otherwise have in respect of any Claim against or out of any payments which either Seller may be obliged to make (or procure to be made) to the Purchaser pursuant to this Agreement or otherwise.

11.19 Seller to have opportunity to remedy breaches. If a breach of this Agreement or the US APA is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the relevant Seller written notice of the breach and the breach is not remedied within [***] after the date on which such notice is served on the relevant Seller. Without prejudice to its duty to mitigate any Loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide (at the expense of the relevant Seller) all reasonable assistance to the relevant Seller to remedy any such breach.

11.20 Conduct of Third Party Claims.

(a)	Subject to clause 11.20(b), if the Purchaser or any Designated Purchaser becomes aware of any claim or potential claim by a third party, including any Tax Authority or any other Governmental Entity (a Third Party Claim), that might result in a Warranty Claim, Tax Deed Claim or Indemnity Claim being made by the Purchaser, the Purchaser shall:

(i)	promptly (and in any event within [***] of it or a Designated Purchaser becoming aware of it, or when an action is required before a certain date subject to rights’ forfeiture, as soon as reasonably practicable before such date and in any case early enough to enable the relevant Seller to participate in the proceeding) give notice of the Third Party Claim to the relevant Seller and ensure that the relevant Seller and its Representatives are given all reasonable information and facilities to investigate it;

(ii)	not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the relevant Seller;

(iii)	keep the relevant Seller reasonably informed of the progress of, and any material developments in relation to, the Third Party Claim, consult in good faith with the relevant Seller with respect to the Third Party Claim, and consider in good faith any reasonable request of the relevant Seller to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim; and

(iv)	if requested by the relevant Seller and such disclosure by the Purchaser is permitted by any applicable Law, provide the relevant Seller (at such Seller’s expense) with copies of any material correspondence or other documents relating to the Third Party Claim (subject to legal professional privilege and any obligations of confidence that are binding on the Purchaser or any member of the Purchaser Group and each member of the Purchaser Group).

(b)	Without prejudice to clause 11.20(a), in the case of a Third Party Claim that might result in a Warranty Claim, Tax Deed Claim or Indemnity Claim being made by the Purchaser, from such date as both Sellers:

(i)	to the extent any liability actually arises under this Agreement as a result of a Third Party Claim, accept the right of the Purchaser or the relevant Target Company to be compensated by the Sellers in respect of the Third Party Claim pursuant to the terms of this Agreement (but at all times subject to the limitations on liability set out herein); or

(ii)	fail to provide written approval pursuant to clause 11.20(a)(ii) within [***] after written request from the Purchaser for such approval in respect of the Third Party Claim (in which case Sellers will be deemed to have agreed to compensate the Purchaser or the relevant Target Company in respect of the subject matter of the Third Party Claim pursuant to the terms of this Agreement (but at all times subject to the limitations on liability set out herein)), the Purchaser shall (subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the relevant Seller against all reasonable out of pocket costs and expenses incurred in respect of the Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(iii)	take such action as the relevant Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(iv)	allow the relevant Seller to conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(v)	provide such information and assistance as the relevant Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim, provided, however, that in the case of an Antitrust Warranty Claim, the Purchaser may, within [***] following the occurrence of any of paragraph (b)(i) or (b)(ii) above, elect not to apply the provisions of this paragraph (b), in which case the provisions of paragraph (a) (other than paragraph (a)(a)(ii)) shall apply and the Sellers shall remain free to oppose the right of the Purchaser or the relevant Target Company to be compensated by the Sellers in respect of the Third Party Claim pursuant to the terms of this Agreement.

(c)	The Sellers agree that, in respect of any Third Party Claim that might result in a Warranty Claim or Indemnity Claim being made by the Purchaser against both (but not one only) of them, they shall take any and all actions and decisions required by or under this clause 11.20 as if they were a single person.

11.21 Reduction in price for the Shares and Holcim US Assets. Each Seller is entering into the obligations under this Agreement on its own behalf and as agent on behalf of the Designated Sellers. Accordingly, any payment made by any Seller in respect of a Claim, a Tax Deed Claim or any other claim under this Agreement, under the Deed of Tax Covenant or under the US APA shall be treated for all purposes as a payment by the relevant Designated Seller and shall, to the maximum extent possible, be deemed to be a reduction in the price paid to that relevant Designated Seller in respect of the relevant Set of Shares or the Holcim US Assets (as applicable).

11.22 Due date for payment of Claims. Any payment due by a Seller to the Purchaser in respect of any Warranty Claim, Tax Deed Claim or Indemnity Claim shall be payable [***] after, as the case may be, including, for the avoidance of doubt, its acceptance on the amount due to the Purchaser in this respect:

(a)	the notification by the Seller to the Purchaser of its acceptance of the Warranty Claim, Tax Deed Claim or Indemnity Claim (as the case may be);

(b)	the date when the amount of the Seller’s liability shall have been finally determined pursuant to an amicable settlement between either: (i) the Purchaser and the Seller in the case of a Warranty Claim, Tax Deed Claim or Indemnity Claim (as the case may be) not based on a Third Party Claim; or (ii) the Purchaser or its relevant Affiliate and the relevant third party in the case of a Warranty Claim, Tax Deed Claim or Indemnity Claim (as the case may be) based on a Third Party Claim (provided clause 11.20 has been complied with);

(c)	the definitive and enforceable decision of the arbitral tribunal competent under clause 38 deciding that such payment was due pursuant to the terms of this Agreement; or

(d)	if earlier, the due date for the payment of any Tax to which any Tax Claim relates, provided that:

(i)	where the obligation to pay such Tax is contested by the relevant Seller, the Purchaser shall be obliged, if possible and upon request of the relevant Seller, to file for a postponement of the payment of Tax provided that, if the date on which Tax to which this paragraph applies must be paid to a Tax Authority is deferred following application to the appropriate authority, the date for payment by the relevant Seller shall be the earlier of [***] before the date on which the Tax must be paid to the relevant Tax Authority (notwithstanding any initial deferral but taking into account the impact on the payment date of any action requested by the Sellers) and such date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally determined when, in respect of such amount, an assessment has been imposed or a decision of court is given against which no appeal is possible or no appeal is made within the prescribed time limit or any binding agreement, whether by compromise or not, is reached with the competent Tax Authority; and

(ii)	where the relevant Seller has made any payment to the Purchaser in relation to such Tax Claim and the Purchaser or any Target Company has afterwards received a refund from any Tax Authority in respect of such contested Taxation, an amount equal to the Relevant Percentage (as defined in the Deed of Tax Covenant) of such refund shall be paid by the Purchaser to the relevant Seller within [***] of such receipt.

11.23 Purchaser and Sellers to bring any and all claims.

(a)	Notwithstanding anything to the contrary herein or in any Transaction Document with the exception of the remedies of injunction, specific performance, and other equitable relief where damages alone may not be adequate remedy:

(i)	the Purchaser undertakes that none of its Connected Persons (including any Designated Purchaser) shall make, bring or support any claim, counter-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any Transaction Document or any of the transactions contemplated by this Agreement or any Transaction Document against a Seller or any of its Connected Persons;

(ii)	each of the Sellers undertakes that none of its Connected Persons (including any Designated Seller) shall make, bring or support any claim, counter-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any Transaction Document or any of the transactions contemplated by this Agreement or any Transaction Document against the Purchaser or any of its Connected Persons; and

(iii)	any and all claims in any way relating to this Agreement or any Transaction Document or any of the transactions contemplated by this Agreement or any Transaction Document shall be made:

(A)	in the case of any claims by or on behalf of the Purchaser or any of its Affiliates, exclusively by the Purchaser against the Seller(s), and in particular no claim shall be made directly against any Designated Seller; and

(B)	in the case of any claims by or on behalf of a Seller or any of its Affiliates, exclusively by that Seller against the Purchaser, and in particular no claim shall be made directly against any Designated Purchaser, in each case in accordance with the dispute resolution provisions in this Agreement.

(b)	For the purposes of this clause, whichever of the Sellers or the Purchaser is bringing a claim (whether as agent or otherwise) in accordance with paragraph (a) is termed the Claimant Party and the other of them is termed the Defendant Party. The Parties agree that:

(i)	the Defendant Party shall not raise any defence or objection to any such claim on the basis that it is made in the name of the Claimant Party acting as agent and/or made against the Defendant Party acting as agent pursuant to the provisions of this clause and shall be deemed to have waived the right to raise and to be estopped from raising any such defence or objection;

(ii)	where a claim cannot, as a matter of Law, be made by the Claimant Party in its own name as agent for a relevant Affiliate pursuant to this clause, any such claim may and shall be assigned by the Affiliate to the Claimant Party (provided that the liability of the person claimed against shall be no greater and no less than such liability would have been if the assignment had not occurred);

(iii)	the Claimant Party covenants with the Defendant Party to pay to the Defendant Party an amount equivalent to any and all costs suffered or incurred by the Defendant Party or any of its Affiliates as a result of an Affiliate of the Claimant Party making any claim other than in accordance with this clause and the Claimant Party shall procure that any such claim made by an Affiliate of the Claimant Party is discontinued and withdrawn with immediate effect; and

(iv)	where a claim is made by the Claimant Party against the Defendant Party and the claim results in a payment being required to be made to the Claimant Party, the payment shall be made by the Defendant Party (as principal and/or, if applicable, as agent for its relevant Affiliate(s)) to the Claimant Party (as principal and/or, if applicable, as agent for its relevant Affiliate(s)).

Specific limitations on Environmental Claims

[***]	THE FOLLOWING 2 PAGES HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

12. PURCHASER WARRANTIES

12.1 The Purchaser warrants to each Seller as at the date of the Binding Offer Letter and the Closing Date that each of the warranties set out in this clause 12 is true, accurate and not misleading.

12.2 Incorporation. The Purchaser and each Designated Purchaser is validly incorporated, in existence and duly registered under the Laws of its jurisdiction and has full power to conduct its business.

12.3 Authorisations. The Purchaser and each Designated Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions and the Clearances) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

12.4 No breach. Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) (subject, where applicable, to fulfilment of the Conditions and Clearances) result in a breach of any Laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

12.5 No insolvency. Neither the Purchaser nor any Designated Purchaser is insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no Insolvency Proceedings in respect of the Purchaser or any Designated Purchaser and no events have occurred which would justify such Insolvency Proceedings being commenced. No steps have been taken to enforce any Encumbrance over any assets of the Purchaser or any Designated Purchaser and no event has occurred to give the right to enforce such Encumbrance.

12.6 Conditions and Clearances. The Purchaser is not aware of any fact, matter or circumstances that will, or is likely to, prevent or materially delay the fulfilment of any of the Conditions or the obtaining of any of the Clearances. The Purchaser is not aware of any Clearances other than the Antitrust Clearances, the Purchaser Competition Approvals, the [***], the clearance required under the Investment Canada Act, the clearance required from the Brazil National Department of Mineral Production and the clearance required from the Romanian Environmental Protection Agency.

12.7 Purchaser Financing Agreement. The Purchaser (or any member(s) of the Purchaser Group): (i) has as at the date of the Binding Offer Letter and will have at Closing committed loan facilities under the Purchaser Financing Agreement, and (ii) will at Closing have available cash, which together will at Closing unconditionally provide in immediately available funds the necessary cash resources to pay the Holcim Price and the Lafarge Price and meet its other obligations under this Agreement and the US APA. The Purchaser Financing Agreement involves no material pre-conditions and the Purchaser or any member of the Purchaser Group will be able to satisfy all conditions of drawdown to such agreements at or prior to Closing. The Purchaser has made available to the Sellers accurate and complete copies of the Purchaser Financing Agreement (redacted to exclude any sensitive information relating to fees or other financial terms).

12.8 Disclosure to Sellers. There are no contracts, agreements, arrangements or other understandings (whether reduced to writing or not), in relation to the Proposed Transactions, between:

(a)	the Purchaser or any of its Representatives on the one hand and providers of debt or equity finance (or any of their Representatives) on the other hand; or

(b)	the Purchaser or any of its Representatives or providers of debt finance (or any of their Representatives) on the one hand, and any third party on the other hand:

(i)	involving any payment of money or other benefits, or the giving of any indemnity or other assurance, in connection with the Proposed Transaction;

(ii)	otherwise concerning the Proposed Transactions; or

(iii)	which are conditional upon the Proposed Transactions,

in each case, other than those which have been disclosed in writing to the Sellers.

12.9 No default under Purchaser Financing Agreement. No default or draw stop event under the Purchaser Financing Agreement has occurred nor is the Purchaser aware of any event or circumstance which could reasonably be expected to constitute such a default or draw stop event which in each case would enable the relevant lenders to refuse to provide funds under the Purchaser Financing Agreement.

12.10 Purchaser awareness. Prior to its execution of this Agreement, the Purchaser has had the opportunity to conduct a due diligence review of the Target Companies and the Holcim US Assets and has had access to confidential documents, data and other materials pertaining thereto.

12.11 Anti-Bribery. Each member of the Purchaser Group has in place compliance policies in respect of applicable Anti-Bribery Law.

12.12 No further sale. The Purchaser warrants that as at the date of the Binding Offer Letter:

(a)	it has complied with the confidentiality agreement in respect of the Proposed Transactions entered into between the Purchaser and the Sellers dated 19 September 2014; and

(b)	it has no intention to sell, on or after the Closing Date, all or some of the Shares or all or some of the assets of the Target Companies or any of the Holcim US Assets.

13. TRANSFER TAXES AND TAX CONSOLIDATION EXIT AGREEMENTS

The provisions of this clause 13 shall come into effect at Closing.

Payment of Transfer Taxes

13.1 Subject to the provisions of clause 13.2, the Purchaser shall bear the cost of all Transfer Taxes in all jurisdictions where they are payable by the Purchaser or a Designated Purchaser in relation to the transfer of the Shares or otherwise arising as a result of this Agreement, any other Transaction Document or the Proposed Transactions, and shall be responsible for arranging the payment of any such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. Other than in the case of United Kingdom stamp duty, the Purchaser shall deliver to the Sellers, within 5 Business Days following the date any such Transfer Tax becomes due, reasonable evidence that such Transfer Tax has been duly and timely paid to the relevant Tax Authority. The Purchaser covenants with each Seller to pay to the relevant Seller an amount equivalent to any Loss suffered by such Seller or any member of its Seller Group as a result of the Purchaser failing to comply with its obligations under this clause 13.1.

13.2 Each of Holcim and Lafarge shall bear (or cause its Designated Sellers to bear) the cost of any Transfer Taxes that may be due in Switzerland in relation to the transfer of the Holcim Sale Companies Shares, Lafarge Sale Companies Shares or, in relation to Holcim, the Holcim US Assets respectively, and shall be responsible for arranging the payment of any such Swiss Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. The Sellers shall bear the costs of all Transfer Taxes in all jurisdictions where they relate to a clawback of any relief, exemption or concession previously granted to the Sellers or any Target Company or Target Sub-Group (to the extent that such clawback directly results from the Proposed Transaction), and shall be responsible for arranging the payment of any such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. The Sellers shall deliver to the Purchaser, within 5 Business Days following the date any such Transfer Tax becomes due, reasonable evidence that such Transfer Tax has been duly and timely paid to the relevant Tax Authority. Each Seller covenants with the Purchaser to pay to the Purchaser an amount equivalent to any Loss suffered by the Purchaser or any member of its Purchaser Group as a result of the relevant Seller failing to comply with its obligations under this clause 13.2.

Tax Consolidation Exit Agreements

13.3 Each of the Sellers and the Purchaser undertakes to comply and cause the Share Sellers, Share Purchasers, Target Companies and their Affiliates, as applicable, to comply with the provisions of the Tax Consolidation Exit Agreements.

14. INSURANCE

14.1 From the date of this Agreement until the Closing Date, each Seller shall procure that relevant members of its Seller Group and its Target Companies shall continue in force all policies of insurance maintained by them in respect of its Target Companies, their businesses (including in respect of the Material Real Estate of its Target Companies, except for such Material Real Estate that is leased and where there is an obligation on the landlord to insure) and, in the case of Holcim, the Holcim US Assets.

14.2 Upon Closing, all insurance cover arranged by each Seller (or its Seller Group) in relation to its Target Companies, their businesses (whether under policies maintained with third party insurers or other members of its Seller Group) and, in the case of Holcim, the Holcim US Assets shall cease (other than in relation to insured events taking place before Closing). Each Seller shall procure that after Closing, each Target Company continues to have access to and is entitled to notify or make claims under such policies after Closing in respect of events that arose before Closing. No member of the Purchaser Group shall make any claim under any such policies in relation to insured events arising after Closing. The Sellers shall use all reasonable endeavours after the Closing to procure that (i) the Sellers and any member of either Seller Group provide the Purchaser with such information and co-operate as the Target Companies require in order to deal with the management of claims made or notified under such policies and (ii) monies due under such policies to any Target Company in respect of claims (notified or made either before or after Closing in respect of events that arose before Closing) after taking into account any deductible under the policies and less any taxation suffered on the proceeds are paid to the relevant Target Company. If any such payment is received by a Seller or a member of the Sellers’ Group rather than the relevant Target Company, the Sellers shall procure that the Seller or member of the Sellers’ Group shall transmit such payment to the relevant Target Company (subject to the deductions referred to in this clause 14.2), as soon as reasonably practicable after receipt. Each Seller shall be entitled to make arrangements with its insurers to reflect this clause.

15. GUARANTEES AND OTHER THIRD PARTY ASSURANCES

15.1 The Purchaser:

(a)	shall use all reasonable endeavours to ensure that at Closing; and

(b)	in any case shall ensure that within 30 Business Days following Closing,

each Seller and each member of its Seller Group is released in full from all Third Party Assurances listed in paragraph 1 of Part G of each of the Local Schedules given by it in respect of obligations of its Target Companies. In addition, the Purchaser shall use all reasonable endeavours to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company, the relevant Seller and each member of its Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 15.1, the Purchaser covenants to pay the relevant Seller an amount equal to any and all Losses incurred by such Seller or any of its Affiliates arising after Closing under or by reason of that Third Party Assurance.

15.2 Each Seller shall ensure that at Closing each of its Target Companies is released in full from all Third Party Assurances listed in paragraph 2 of Part G of each of the Local Schedules given by it in respect of obligations of any member of its Seller Group. In addition, each Seller shall use all reasonable endeavours to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of its Seller Group, each of its Target Companies is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 15.2, each Seller covenants to pay the Purchaser an amount equal to any and all Losses incurred by the Purchaser or any of its Affiliates arising after Closing under or by reason of any such Third Party Assurance given by any of its Target Companies.

16. CHANGES OF NAME

16.1 The Purchaser shall procure that:

(a)	as soon as reasonably practicable after the Closing Date and in any event no later than [***] (to the extent practicable in accordance with applicable Law), the name of any Target Company which consists of or incorporates the word “Holcim” or “Lafarge” is changed to a name which does not include that word or any name which, in the reasonable opinion of Holcim or Lafarge (as applicable), is substantially or confusingly similar; and

(b)	as soon as reasonably practicable after the Closing Date and in any event no later than the end of the relevant Phase-Out Period, the Target Companies and the Designated Purchaser of the Holcim US Assets shall:

(i)	cease to use any Corporate Marks or any mark, name or logo which, in the reasonable opinion of Holcim or Lafarge (as applicable), is substantially or confusingly similar to any of them; and

(ii)	remove or cover any Corporate Mark on all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, trucks, packaging or other properties or materials of the Target Companies or comprising the Holcim US Assets.

For the purpose of this clause 16.1, Phase-Out Period shall mean:

(iii)	in respect of trucks and silos, a period of [***] after the Closing Date;

(iv)	in respect of signage, a period of [***] after the Closing Date;

(v)	in respect of stock, until depletion of the stock and, in any event, by no later than a period of [***] after the Closing Date; and

(vi)	in respect of any other matters, a period of [***] after the Closing Date.

16.2 The Purchaser:

(a)	agrees to notify the Sellers promptly of any infringement or improper use by any third party of any Corporate Mark of which the Purchaser becomes aware, and permit the relevant Seller to have sole discretion and control with regards to any proceedings related to such infringement or improper use, and the Purchaser shall in no circumstances make any admissions or settle any action in connection with such infringement or improper use;

(b)	agrees to ensure that any use of the Corporate Marks shall be subject to standards of quality and specifications that conform to those quality standards and operational specifications currently used by the relevant Seller and shall otherwise conform with all applicable Laws; and

(c)	covenants to pay to the relevant Seller (or, as applicable, to its Representatives, successors or assigns) an amount equal to any and all Losses arising out of or relating to the Purchaser’s use of the Corporate Marks where such use (i) is in breach of the obligations set out in paragraphs 16.1(a) and 16.1(b) above, or (ii) in the relevant Seller’s reasonable opinion is intentionally misleading.

17. INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

17.1 During the period of 5 years after the Closing Date each member of the Purchaser Group shall:

(a)	maintain the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Target Companies or the Holcim US Assets and to the period up to Closing (the Records); and

(b)	following receipt of a written request from a Seller, provide the relevant Seller (at that Seller’s cost) with reasonable access during normal working hours on Business Days to (and the right to take copies of) the Records to the extent that they relate to that Seller’s Target Companies or, in the case of Holcim, the Holcim US Assets, subject always to the provisions of clause 23 and applicable Law.

17.2 For a period of 6 years after the Closing Date or for such longer period as any Claim or Third Party Claim remains outstanding, each member of the Purchaser Group shall (at the relevant Seller’s expense) also give such assistance to each Seller and any member of its Seller Group as the relevant Seller may reasonably request in relation to any third party proceedings by or against any member of its Seller Group so far as they relate to its Target Companies or, in the case of Holcim, the Holcim US Assets, including proceedings relating to employees’ claims or Tax.

18. POST-CLOSING COVENANTS

18.1 Each Seller undertakes that it shall not, and shall procure that no member of its Seller Group shall, at any time for a period of [***] from the Closing Date, offer to employ or seek to entice away a Senior Manager from any of its Target Companies. The Purchaser undertakes that it shall not, and shall procure that no member of the Purchaser Group (including the Target Companies) shall, at any time for a period of [***] from the Closing Date, offer to employ or seek to entice away any Senior Manager from the Seller Groups.

18.2 Nothing in clause 18.1 shall prohibit the solicitation or the employment or engagement by a Party or any of its Affiliates of any Senior Manager (or any replacement for any Senior Manager):

(a)	required by Law;

(b)	resulting from any general public advertisement placed by or on behalf of a Party or any of its Affiliates that is not directed at such person;

(c)	following the expiration of a [***] period after the voluntary resignation by such person from the relevant Target Company or Seller Group member without solicitation that would otherwise be prohibited under clause 18.1; or

(d)	following the expiration of a [***] period after the termination of such person’s employment or engagement by the relevant Target Company or Seller Group member.

18.3 For a period of not less than 1 year from the Closing Date, the Purchaser will, and will cause the Target Companies and the Designated Purchasers to, provide each Transferred Employee salary or wages, opportunities for commissions, bonuses, incentive compensation (excluding actual equity securities of the Sellers or their Affiliates) and employee benefits on at least as favourable terms in the aggregate as those currently applicable to such Transferred Employee. The Sellers undertake to provide all information requested by the Purchaser in good time before Closing for the purposes of enabling the Purchaser to comply with its obligations under this clause 18.

18.4 To the extent that the employment relationship of a Transferred Employee does not transfer by operation of applicable Law, as of the Closing Date, the Purchaser will, or will cause a Target Company or Designated Purchaser to, offer each of such Transferred Employees an employment position that is suitable and appropriate for such employee’s level of qualification and substantially equivalent to his or her employment role and purpose as at the Closing Date.

18.5 To the extent applicable to the Transferred Employees, the Purchaser shall assume each collective bargaining agreement or similar agreement with employee representatives to which the relevant Target Company or Designated Seller is a party, and shall thereafter be solely responsible for all duties, obligations and liabilities related thereto arising after the Closing Date, but only to the extent applicable to the Transferred Employees.

18.6 For a period of not less than 1 year from the Closing Date, the Purchaser undertakes not to engage in, or permit, a plant closing nor any mass layoff, collective redundancy program or comparable plan or action with respect to any of the Target Companies or any of the “Affected Employees” (as defined in the US APA) who agree to employment with Purchaser (as defined in the US APA). This undertaking shall not apply to the closing of any plant, any mass lay off or collective redundancy program which any member of either Seller

Group or any Target Company had disclosed to a works council and/or publicly announced prior to the Closing Date.

18.7 The Purchaser undertakes to take, as soon as reasonably practicable and in any case within 30 Business Days following Closing, any and all actions required in any relevant jurisdiction, including but not limited to the updating of applicable records of Governmental Entities, to fully effect each of the director resignations referred to in clause 7.7(d). The Sellers shall provide to the Purchaser and the members of the Purchaser Group all reasonably required assistance in order for the Purchaser to be able to comply with its obligations under this clause 18.7.

18.8 Where by operation of applicable Law, as of the Closing Date, a Transferred Employee cannot be retained in a Benefit Plan of a Target Company or, in the case of employees whose employment is transferred to the Designated Purchaser of the Holcim US Assets in connection with or by reason of the US APA, is not eligible to participate in such Purchaser’s Benefit Plan (as defined in the US APA), the Purchaser will calculate any transfer payment required in relation to that Transferred Employee on an accrued benefit obligation basis determined by the actuarial adviser to the Benefit Plan or, if greater, the minimum amount required to comply with applicable Laws.

18.9 Lafarge undertakes that it will (i) at the first written request of the Purchaser, in a timely manner, exercise and enforce all and any rights of indemnification available to [***] under the [***] and the associated escrow agreement and (ii) account to the Purchaser upon receipt by [***], in an amount equal to any monies recovered by [***] as a result of such exercise and enforcement (or which would have been recovered by [***] if, at the time of being required by the Purchaser to exercise and enforce such rights, it continued to own the shares acquired pursuant to the [***]).

Anti-embarrassment

18.10 The purpose of clauses 18.10 to 18.12 (inclusive) is to ensure that, if a direct or indirect sale or transfer (including by way of a co-investment or of an initial public offering) of any of the Target Companies and/or a part of the business of any of them (other than any of the Target Companies referred to in Schedule 9) or of any of the Holcim US Assets to a person not being another member of the Purchaser Group other than a disposal pursuant to clause 7.14 (a Third Party Disposal) takes place at any time after the Closing but prior to the date that is 18 months following Closing (the No Disposal Period), Holcim and Lafarge shall be entitled to an increase in the Holcim Price and the Lafarge Price respectively under this Agreement.

18.11 The Purchaser undertakes to each of the Sellers that, if a Third Party Disposal occurs at any time during the No Disposal Period, the Purchaser shall pay the Additional Consideration to the relevant Seller(s), and such Additional Consideration shall increase the Holcim Price and/or the Lafarge Price, as the case may be, accordingly. For the purpose of this clause 18.11, Additional Consideration means, in relation to a Third Party Disposal, an amount equal to 50 per cent. of the amount by which the consideration due by the relevant buyer(s) in respect of the relevant Third Party Disposal or, in the case of a co-investment in a Target Company or part of the business thereof, the value of the relevant part of the Target Company or the part of the business underlying such co-investment (the Third Party Consideration) exceeds that part of the Holcim Price or the Lafarge Price, as the case may be, allocated to the relevant Target Company(ies), the relevant part of the business thereof or the relevant Holcim US Assets under this Agreement. For the purposes of such calculation, the part of the Holcim Price or Lafarge Price (as the case may be) allocated to the business of a

Target Company or to the Holcim US Assets shall be determined on the basis of the proportion of the 2014 EBITDA generated by such business or the Holcim US Assets relative to the aggregate 2014 EBITDA of the relevant Target Company or Designated Seller (as applicable). In the event that the Third Party Consideration takes, in whole or in part, a form other than cash, the above calculation shall be effected on the basis of the cash equivalent value of such Third Party Consideration as agreed among the Parties or, failing such agreement, as determined by an independent expert of international repute pursuant to the procedures set out in clauses 4.3 to 4.14 applied mutatis mutandis to such determination of cash equivalent value.

18.12 The Purchaser shall pay the Additional Consideration to the Sellers by no later than 5 Business Days after receipt by the relevant member of the Purchaser Group of the Third Party Consideration. For the avoidance of doubt, in the event that the Third Party Consideration is paid in more than one payment, the Purchaser’s obligation under this clause 18.12 shall apply in respect of each of such payment.

18.13 [***]

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[***], [***]

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19. US DELAYED CLOSING DATE

19.1 If the US Delayed Closing Trigger occurs, then in those circumstances:

(i)	the US Assets Closing will take place on the applicable US Delayed Closing Date; and

(ii)	the Closing of the Holcim Sale Company based in Canada will take place, on the Main Closing Date or the applicable US Delayed Closing Date as determined by clause 7.1(b), clause 7.16 and clause 7.17.

19.2 If the US Delayed Closing Trigger occurs, then in those circumstances:

(i)	the provisions of this Agreement (and, in particular, the provisions of clause 4 and clause 7.14) with respect to the determination of the Estimated Price, the Estimated Cash, the Estimated Debt, the Estimated Working Capital and the Estimated working Capital Adjustment, the Closing Date, the Final Price, the Lafarge Secured Price and the Holcim Secured Price shall apply and operate independently and separately with respect to the Main Closing Date and each applicable US Closing Date;

(ii)	the Holcim Estimated Price shall be divided in accordance with the allocations in Schedule 12 to reflect the fact that Closing of the Holcim US Assets and potentially also the Holcim Sale Company based in Canada will not occur on the Main Closing Date but rather on the applicable US Delayed Closing Date; and

(iii)	the Reference Working Capital shall also be divided in accordance with the allocations set out in the definition of Reference Working Capital to reflect the fact that Closing of the Holcim US Assets and potentially also the Holcim Sale Company based in Canada will not occur on the Main Closing Date but rather on the applicable US Delayed Closing Date.

20. NO RIGHTS OF RESCISSION OR TERMINATION

The Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

21. PAYMENTS

21.1 Notwithstanding anything to the contrary in this Agreement:

(a)	any payment to be made pursuant to this Agreement by the Purchaser can also be made by the relevant Designated Purchaser, as may be agreed by the Purchaser and the Sellers, in which case the Purchaser shall procure the completion by the relevant Designated Purchaser of any such payment;

(b)	any payment to be made pursuant to this Agreement by any of the Sellers can also be made by the relevant Designated Seller, as may be agreed by the Purchaser and the Sellers, in which case the relevant Seller shall procure the completion by the relevant Designated Seller of any such payment;

(c)	any payment to be made pursuant to this Agreement to any of the Sellers can also be made to the relevant Designated Seller, as may be agreed by the Purchaser and the Sellers; and

(d)	any payment to be made pursuant to this Agreement to the Purchaser can also be made to the relevant Designated Purchaser, as may be agreed by the Purchaser and the Sellers.

21.2 The Sellers shall procure that the Purchaser does not incur, when repaying any Inter-Company Trading Amount and Inter-Company Non-Trading Receivables pursuant to clause 8, any penalty, early repayment fee or other similar exceptional payment due as a result of payment occurring on Closing rather than on such amount’s normal due term.

21.3 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Holcim Bank Account (or, as applicable, the bank account of the relevant Holcim Designated Seller as notified by Holcim in writing at least 3 Business Days before the date on which the relevant payment is to occur) or, if applicable, the Holcim Security Account (in respect of any payments to be made to Holcim) or the Lafarge Bank Account (or, as applicable, the bank account of the relevant Lafarge Designated Seller as notified by Lafarge in writing at least 3 Business Days before the date on which the relevant payment is to occur) or, if applicable, the Lafarge Security Account (in respect of any payments to be made to Lafarge). Each Seller agrees to pay each member of its Group that part of each payment to which it is entitled. Any payment to be made pursuant to this Agreement by a Seller shall be made to the Purchaser’s Bank Account (or, as applicable, the bank account of the relevant Designated Purchaser as notified by the Purchaser in writing at least 3 Business Days before the date on which the relevant payment is to occur)]. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

21.4 Payment under this Agreement shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation. Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall adjust the Holcim Price or the Lafarge Price (as applicable) to the extent of such payment. Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall adjust the Holcim Price of the Lafarge Price (as applicable) to the extent of such payment.

21.5 All sums payable by a member of the Purchaser Group under this Agreement (including in respect of any Purchaser Obligation) or by a Seller under this Agreement (including in respect of any Seller Obligation) shall be paid free and clear of all deductions or withholdings whatsoever and, to the extent not paid on the due date for payment, shall accrue Default Interest from (but including) the due date to (but excluding) the date of actual payment.

21.6 If any deduction or withholding is required by Law from any such payment then, the Parties shall pay such additional amount as will, after such deduction or withholding has been made, leave the relevant other Parties with the full amount which would have been received by them had no such deduction or withholding been required to be made, it being provided however that no such gross-up obligation shall apply in relation to:

(a)	the Brazilian withholding tax that would have to be deducted by the Purchaser from the consideration for Brazilian shares sold by the members of the Seller Groups pursuant to this Agreement, on behalf of Taxes incumbent on any member of the Seller Group; or

(b)	the Canadian withholding tax that would have to be deducted by the Purchaser from the consideration for Canadian shares sold by the members of the Seller Groups pursuant to this Agreement, on behalf of Taxes incumbent on any member of the Seller Group.

21.7 For the avoidance of doubt if, notwithstanding such payment being treated by the parties as a reduction of the Price as provided in clause 11.21, any Tax Authority charges to Tax any sum paid to the Purchaser under this Agreement or under the Deed of Tax Covenant, the sum so payable shall not be increased by such amount as would ensure that, after payment of the Tax so charged, the Purchaser would receive and retain a sum equal to the amount that would otherwise be payable under this Agreement or the Deed of Tax Covenant.

21.8 The Parties shall take such reasonable steps as requested by another Party (the Requesting Party), at the cost of the Requesting Party, to minimise any deduction or withholding referenced in clause 21.6 above or Tax charged as referenced in clause 21.7 above.

21.9 Any sum payable by one party to another under or pursuant to this Agreement is exclusive of any applicable VAT. If any VAT is or becomes chargeable on any supply made by any party under or pursuant to this Agreement for which the party making the supply is required to account, the recipient of the supply shall, subject to the receipt of a valid VAT invoice, pay to the party making the supply (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

21.10 Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.

22. ANNOUNCEMENTS

On the date of the execution of this Agreement and on the Closing Date, in each case at a time agreed by the Parties, the Parties shall issue the relevant Press Release. Unless agreed otherwise, no Party nor any of its Affiliates shall make any other announcement or issue any circular in connection with the Proposed Transaction, the existence or subject matter of this Agreement or any other Transaction Document unless the announcement or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party who is (or whose Affiliate is) making the announcement or issuing the circular shall use all reasonable endeavours to consult with the other Parties in advance as to its form, content and timing.

23. CONFIDENTIALITY

23.1 For the purposes of this clause 23:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to either Seller, or their Seller Groups or, prior to Closing, any of the Target Companies or the Holcim US Assets;

(ii)	(in relation to the obligations of the Sellers) any information received or held by a Seller (or any of its Representatives) relating to the Purchaser or the Purchaser Group or, following Closing, any of its Target Companies or the Holcim US Assets; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates.

23.2 Each of the Sellers and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except: (i) as this clause 23 permits; or (ii) as the other Parties approve in writing.

23.3 Clause 23.2 shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by Law or properly required by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction whether or not the requirement has the force of law (provided that the disclosing Party shall first inform the other Parties of its intention to disclose such information and take into account the reasonable comments of the other Parties);

(b)	save in respect of Confidential Information held by the Sellers or the Seller Groups relating exclusively to the commercial strategy, pricing and performance projections (but not the accounts, historic performance, or financial impact in the context of Seller Group performance) of the Target Companies prior to Closing, disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives);

(d)	disclosure is to its debt providers in connection with the Proposed Transactions and such debt providers’ confidentiality obligations to such Party are of a substantially similar standard to clause 23; or

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

23.4 Each of the Sellers and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and the Proposed Transactions and only if the Representatives are informed of the confidential nature of the Confidential Information.

23.5 If this Agreement terminates, the Purchaser shall, as soon as reasonably practicable on request by a Seller:

(a)	return to that Seller all written documents and other materials relating to that Seller, any of its Target Companies, the Holcim US Assets or this Agreement (including any Confidential Information) which that Seller (or its Representatives) has provided to the Purchaser (or its Representatives);

(b)	destroy all information or other documents substantially derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device,

provided that the Purchaser shall be entitled to retain a single copy of each of the above solely for record keeping purposes which shall at all times be subject to obligations contained in this clause 23 notwithstanding the termination of this Agreement.

23.6 This clause 23 shall supersede and replace the provisions of the confidentiality agreement entered into between the Sellers and CRH, which shall no longer be of any force and effect, other than in respect of rights and obligations accruing under that confidentiality agreement prior to its termination.

24. ASSIGNMENT

24.1 Except as provided in this clause 24 or unless the Sellers and the Purchaser specifically agree in writing, no person shall, directly or indirectly, assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or under the Deed of Tax Covenant nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 24 shall be void.

24.2 At any time during the No Disposal Period, the benefit of the Warranties, Indemnities and the Deed of Tax Covenant may be assigned (in whole or in part) by the Purchaser to any person, provided that:

(a)	the Purchaser shall notify such assignment to each Seller by no later than the date that is 10 Business Days before the date of such assignment; and

(b)	the provisions of clause 11.23 shall, for the avoidance of doubt, still apply in respect of the enforcement of any Claims.

24.3 If an assignment is made in accordance with this clause 24, the liabilities of the members of the Seller Group to the Purchaser Group under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

25. FURTHER ASSURANCES

Each of the Sellers and the Purchaser shall (at their own cost), for a period of 6 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by Law or are agreed by the Parties (such agreement not to be unreasonably withheld or delayed) to be necessary to implement and give effect to this Agreement.

26. WRONG POCKETS

26.1 Capitalised terms used in this clause 26 but not defined in this Agreement shall have the meanings given to them in the Holcim IP Licence or the Lafarge IP Licence, as the case may be.

26.2 Subject to the Holcim IP Licence and the Lafarge IP Licence, if at any time until the date that is 9 months after Closing:

(a)	the Purchaser or any Target Company, or any of their respective Affiliates, holds an Excluded Asset or receives any amount in respect of that Excluded Asset, then the Purchaser shall, or the Purchaser shall procure that the relevant Target Company or Affiliate shall, as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or Excluded Asset to the appropriate Seller, or its relevant Affiliate, as the case may be;

(b)	the Purchaser or any of its Affiliates is required to make (and effectively makes) any payment in respect of an Excluded Asset, the relevant Seller shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to the Purchaser or its relevant Affiliate, as the case may be;

(c)	a Seller or any member of the Seller Group, holds an Included Asset or receives any amount in respect of that Included Asset, then that Seller shall, or that Seller shall procure that the relevant member of its Seller Group shall, as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or Included Asset to the appropriate Target Company; or

(d)	a Seller or any member of the Seller Group, is required to make (and effectively makes) any payment in respect of an Included Asset, the Purchaser shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to the relevant Seller or its relevant Affiliate, as the case may be.

27. HOLCIM SUPPLY AGREEMENTS AND OTHER HOLCIM SUPPLY ARRANGEMENTS

27.1 The Purchaser Group shall review the Holcim Supply Agreements within one (1) month of the Closing Date. To the extent that the Purchaser Group requests reasonable amendments to the Holcim Supply Agreements within one (1) month of the Closing Date, Holcim shall consider those requests in good faith, and any accepted amendments shall be incorporated into the Holcim Supply Agreements, as soon as reasonably practicable and in any event by no later than twenty (20) Business Days after such amendment to the Holcim Supply Agreements is accepted.

27.2 If Holcim or the Purchaser identifies, within twenty (20) Business Days after the Closing Date that either:

(a)	a member of the Holcim Group was supplying goods to a Holcim Target Company; or

(b)	a supply arrangement from the Holcim Group existed for goods relevant to the Holcim US Assets,

in each case, other than the type of goods that are supplied under a Holcim Supply Agreement, then if and to the extent that such arrangements were in place as at the date of the Binding Offer Letter, Holcim and the Purchaser shall, as soon as reasonably practicable, procure the entry into an agreement pursuant to which a member of the Holcim Group shall, for a period of up to [***] (or, solely in respect of supply [***] in Brazil, up to [***]) after the Closing Date, supply those goods to the applicable Holcim Target Company or to the Holcim US Assets, as applicable, on terms similar to the material terms on which those goods were supplied to that Holcim Target Company or in relation to the Holcim US Assets during the [***] prior to the date of the Binding Offer Letter, or on such other terms as may be agreed between the Purchaser and Holcim.

28. COSTS

Subject to clause 13.1 and except as otherwise provided in this Agreement (or any other Transaction Document), each of the Sellers and the Purchaser shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

29. NOTICES

29.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

29.2 The addresses and fax numbers of the Parties for the purpose of clause 29.1 are:

Holcim

Address:	Hagenholzstrasse 85, CH-8050 Zurich, Switzerland
Fax:	[***]
For the attention of:	[***] Group Chief Legal and Compliance Officer

With a copy to:

[***]	[***]
Freshfields Bruckhaus Deringer LLP	Freshfields Bruckhaus Deringer LLP
2 rue Paul Cézanne	2 rue Paul Cézanne
75008 Paris, France	75008 Paris, France
Email: [***]	Email: [***]
Fax: [***]	Fax: [***]

Lafarge

Address:	61, rue des Belles Feuilles, 75016 Paris, France
Fax:	[***]
For the attention of:	[***], Group General Counsel and Corporate
Secretary and [***], Group Deputy General Counsel

With a copy to:

[***] Cleary Gottlieb Steen and Hamilton LLP	[***] Cleary Gottlieb Steen and Hamilton LLP
12 rue de Tilsitt	12 rue de Tilsitt
75008 Paris, France	75008 Paris, France
Email: [***]	Email: [***]
Fax: [***]	Fax: [***]

Purchaser

Address:	Belgard Castle, Belgard Road, Clondalkin, Dublin 22,
Ireland
Fax:	[***]
With a copy via email to:	[***]
For the attention of:	[***]
With a copy to:

[***] Arthur Cox	[***] Arthur Cox
Earlsfort Centre	Earlsfort Centre
Earlsfort Terrace	Earlsfort Terrace
Dublin 2, Ireland	Dublin 2, Ireland
Email: [***]	Email: [***]
Fax: [***]	Fax: [***]

CRH

Address:	42 Fitzwilliam Square, Dublin 2, Ireland
Fax:	[***]
With a copy via email to:	[***]
For the attention of:	[***]
With a copy to:

[***] Arthur Cox	[***] Arthur Cox
Earlsfort Centre	Earlsfort Centre
Earlsfort Terrace	Earlsfort Terrace
Dublin 2, Ireland	Dublin 2, Ireland
Email: [***]	Email: [***]
Fax: [***]	Fax: [***]

German Local Purchaser

Address:	Theodorstraße 297, 40472 Düsseldorf, Germany

Fax:	[***]
With a copy via email to:	[***]
For the attention of:	[***]

With a copy to:

[***]

Theodorstraße 297

40472 Düsseldorf

Germany

Fax: [***]

29.3 A copy of any notice under this Agreement must be sent simultaneously by the Party giving such notice to each other Party to this Agreement. The notice shall be deemed to have been received for the purposes of clause 29.1 on the date on which the last recipient receives such notice (determined in accordance with clause 29.1).

30. CONFLICT WITH OTHER AGREEMENTS

30.1 If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any members of each Seller Group and any members of the Purchaser Group) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

30.2 Without prejudice to clause 30.1, the Purchaser undertakes that no claim shall be made by any member of the Purchaser Group under any of the Local Agreements.

31. WHOLE AGREEMENT

31.1 This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the Proposed Transactions and supersede and extinguish any prior agreement, understandings, undertakings, arrangements, representations and warranties (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a)	no Party in entering into this Agreement or the other Transaction Documents relies on or shall have any remedy in respect of, any prior drafts or prior agreements, understandings, undertakings, arrangements, representations and warranties (of any nature whatsoever, of any person whether party to this Agreement or not and whether written or oral) in relation to the Proposed Transactions;

(b)	no Party (or any of its Connected Persons) shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document and no Party (or any of its Connected Persons) shall have any claim or remedy in respect of innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement;

(c)	any terms or conditions implied by Law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(d)	the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document and any of the transactions contemplated herein or therein shall be for breach of this Agreement or the relevant Transaction Document; and

(e)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons) in relation to the Proposed Transactions, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation or wilful misconduct.

31.2 Each Party agrees to the terms of this clause 31 on its own behalf and on behalf of each of its Connected Persons.

No Other Representation or Warranty

31.3 Except for the Warranties, neither Seller nor any member of a Seller Group or any of the Target Companies makes any express or implied representation or warranty to the Purchaser or any member of the Purchaser Group. The Purchaser acknowledges and agrees that, except as provided under the Warranties, no other statement, promise or forecast made by or on behalf of a Seller or any member of a Seller Group or the Target Companies may form the basis of any claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, neither Seller nor any member of a Seller Group or any of the Target Companies makes any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser or any of its Connected Persons on or before the date of the Binding Offer Letter (including any documents in the Data Room). Nothing in this clause shall exclude any liability for (or remedy in respect of) any fraudulent misrepresentation or wilful misconduct by the Sellers or any members of the Sellers’ Groups.

No Recourse against Directors

31.4 Except in the case of fraud or wilful misconduct, the Purchaser shall not, and shall cause its Connected Persons not to, make any claim against any former or current manager, officer, director or employee of the Target Companies (including those resigning on the Closing Date) with respect to any decisions adopted by any of the Target Companies prior to the Closing Date or otherwise seek the liability of any such person in connection with their having held such position.

32. WAIVERS, RIGHTS AND REMEDIES

32.1 Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

32.2 The Parties acknowledge to other that each of them may be irreparably harmed by any breach by it or any of its Designated Sellers and/or Designated Purchasers (as applicable) of this Agreement, and that damages alone may not necessarily be an adequate remedy. The Parties acknowledge to each other that, without affecting any other rights or remedies, if a breach of this Agreement by it or any of its Designated Sellers and/or Designated Purchasers (as applicable) occurs or is threatened, the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, shall be available and no proof of special damages will be necessary to enforce this Agreement and, if any of such remedies is sought in relation to any threatened or actual breach of the terms of this Agreement, the Parties hereby irrevocably waive any rights they may have to oppose that remedy on the grounds that damages would be an adequate alternative.

33. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

34. VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of each of the Parties.

Notwithstanding anything contrary in this Agreement, no material amendment to this Agreement relating to the FTC Assets shall be valid unless appropriate consents from the US Federal Trade Commission have been obtained.

35. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable endeavours to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

36. NO THIRD PARTY ENFORCEMENT RIGHTS

No person other than each Seller and the Purchaser shall have any right to enforce any provision of this Agreement under any Law of any jurisdiction, whether under any statutory provision or otherwise.

37. NO PARTNERSHIP

This Agreement shall not operate as to create a partnership or joint venture of any kind between the Parties or constitute any Party as the agent to another Party.

38. GOVERNING LAW AND ARBITRATION

38.1 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

38.2 Any dispute arising in connection with this Agreement shall be submitted exclusively to a three-arbitrator arbitration administered in accordance with the Arbitration Rules of the International Chamber of Commerce. The seat of the arbitration shall be Amsterdam, the Netherlands and the proceedings shall be conducted in the English language.

38.3 The arbitral tribunal shall have the power to order the consolidation of any arbitration proceedings (prior to the commencement of the oral phase in the first filed of such proceedings) commenced under this Agreement or under any of the Transaction Documents in respect of disputes, controversies or claims which raise similar issues of law or fact having regard to good, swift and efficient administration of justice as determined by the arbitral tribunal. Until the arbitral tribunal has been constituted, the Purchaser and/or the Sellers may be joined as an additional party to an arbitration under this Agreement or under any of the Transaction Documents.

On behalf of HOLCIM LTD
[***]

By: [***]
Head Corp. Finance & Treasury and M&A

On behalf of HOLCIM LTD

[***]

By:	[***]
Attorney-in-fact

[Signature page to the amended and restated agreement for the sale and purchase agreement of the

Project Cities Shares and Holcim US Assets]

On behalf of LAFARGE S.A.

[***]

By [***]

Group General Counsel
& Corporate Secretary

[Signature page to the amended and restated agreement for the sale and purchase agreement of the

Project Cities Shares and Holcim US Assets]

On behalf of CRH PLC

[***]

By:	[***]
[***]

[Signature page to the amended and restated agreement for the sale and purchase agreement of the

Project Cities Shares and Holcim US Assets]

On behalf of CRH INTERNATIONAL

[***]

By:	[***]
[***]

[Signature page to the amended and restated agreement for the sale and purchase agreement of the

Project Cities Shares and Holcim US Assets]

On behalf of CRH FÜNFTE VERMÖGENSVERWALTUNGS GMBH

[***]

By: [***]
[***]

[Signature page to the amended and restated agreement for the sale and purchase agreement of the

Project Cities Shares and Holcim US Assets]